   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 25, 1997

                                                  REGISTRATION NO. 333-31435
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                           OSIRIS THERAPEUTICS, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                           8071                          34-1728301
 (State or other jurisdiction     (Primary Standard Industrial    (I.R.S. Employer Identification
      of incorporation or          Classification Code Number)                Number)
         organization)

                            ------------------------

                             2001 ALICEANNA STREET
                           BALTIMORE, MARYLAND 21231
                                 (410) 522-5005
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                 JAMES S. BURNS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           OSIRIS THERAPEUTICS, INC.
                             2001 ALICEANNA STREET
                           BALTIMORE, MARYLAND 21231
                                 (410) 522-5005
(Name, address, including zip code and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

          ALAN L. DYE, ESQ.                        GORDON M. BAVA, ESQ.
       GEORGE P. BARSNESS, ESQ.                   ALLEN Z. SUSSMAN, ESQ.
        HOGAN & HARTSON L.L.P.                MANATT, PHELPS & PHILLIPS, LLP
     555 THIRTEENTH STREET, N.W.               11355 WEST OLYMPIC BOULEVARD
      WASHINGTON, DC 20004-1109               LOS ANGELES, CALIFORNIA 90064
            (202) 637-5600                            (310) 312-4000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 5, 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PRELIMINARY PROSPECTUS                                                    , 1997
--------------------------------------------------------------------------------

                                2,500,000 Shares

                                     [LOGO]

                                  Common Stock
---------------------------------------------------------------

All of the 2,500,000 shares of Common Stock offered hereby are being sold by Osiris Therapeutics, Inc. ("Osiris" or the "Company").

Prior to this offering (the "Offering"), there has not been a public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. Application has been made to have the Common Stock quoted on The Nasdaq Stock Market's National Market under the symbol "OSRS."

Of the 2,500,000 shares offered hereby, 250,000 will be offered to a stockholder of the Company pursuant to a contractual pre-emptive right. See "Underwriting."

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                            Underwriting
                                                        Price to           Discounts and             Proceeds to
                                                          Public          Commissions(1)              Company(2)
----------------------------------------------------------------------------------------------------------------
Per Common Share                                    $                       $                       $
----------------------------------------------------------------------------------------------------------------
Total(3)                                            $                       $                       $
----------------------------------------------------------------------------------------------------------------

(1) FOR INFORMATION REGARDING INDEMNIFICATION OF THE UNDERWRITERS, SEE "UNDERWRITING."

(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $650,000.

(3) THE COMPANY HAS GRANTED THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO 375,000 ADDITIONAL SHARES OF COMMON STOCK SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. SEE "UNDERWRITING." IF SUCH OPTION IS EXERCISED IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS TO
    COMPANY WILL BE $         , $         AND $         , RESPECTIVELY.

The shares of Common Stock are being offered by the Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock
offered hereby will be available for delivery on or about            , 1997, at
the office of SBC Warburg Dillon Read Inc., New York, New York.

SBC WARBURG DILLON READ INC.                                   HAMBRECHT & QUIST

            [ARTWORK OR SCHEMATIC DEPICTING THE MESENGENIC PROCESS]

SCHEMATIC DIAGRAM DEPICTING THE EVENTS WHICH THE COMPANY BELIEVES ARE INVOLVED IN THE REGENERATION OF TISSUE. MESENCHYMAL STEM CELLS ("MSCS") FIRST UNDERGO MULTIPLE DIVISIONS (PROLIFERATION), AFTER WHICH THEY PROCEED DOWN A PARTICULAR TISSUE DEVELOPMENT PATHWAY (COMMITMENT), LEADING ULTIMATELY TO THE FORMATION OF SPECIALIZED CELLS (DIFFERENTIATION) AND THE FABRICATION OF UNIQUE EXTRACELLULAR MATRIX COMPONENTS (MATURATION) CHARACTERISTIC OF HEALTHY, MATURE CONNECTIVE TISSUE.

     [ARTWORK OR SCHEMATIC DEPICTING PROPOSED REGENERATIVE TISSUE THERAPY]

SCHEMATIC DIAGRAM DEPICTING THE PROCESS WHICH THE COMPANY BELIEVES WOULD BE INVOLVED IN CLINICAL REGENERATIVE TISSUE THERAPY. A SMALL SAMPLE OF BONE MARROW WOULD BE HARVESTED FROM THE PATIENT, AFTER WHICH MSCS WOULD BE ISOLATED, PURIFIED AND CULTURE-EXPANDED (MULTIPLIED) UNDER CONTROLLED MANUFACTURING CONDITIONS AND THEN EITHER REINFUSED DIRECTLY INTO THE PATIENT AS SUPPORTIVE TREATMENT FOLLOWING CANCER CHEMOTHERAPY OR FORMULATED AS AN IMPLANT TO REGENERATE CONNECTIVE TISSUE. THE COMPANY HAS NOT YET COMPLETED THE DEVELOPMENT OF, OR RECEIVED FDA APPROVAL OF, ANY OF ITS POTENTIAL MSC-BASED PRODUCTS.

[ARTWORK OR SCHEMATIC DEPICTING MESENCHYMAL STEM CELL (MSC) PLATFORM TECHNOLOGY]

SCHEMATIC DIAGRAM DEPICTING THE MULTIPLE PRODUCT APPLICATIONS THAT MAY BE DEVELOPED FROM THE COMPANY'S MSC PLATFORM TECHNOLOGY. THE COMPANY HAS NOT YET COMPLETED THE DEVELOPMENT OF, OR RECEIVED FDA APPROVAL OF, ANY OF ITS POTENTIAL MSC-BASED PRODUCTS.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED HEREIN, THE INFORMATION IN THIS PROSPECTUS: (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION; (II) GIVES EFFECT TO A 1-FOR-1.7 REVERSE STOCK SPLIT; AND
(III) GIVES EFFECT TO THE CONVERSION OF ALL OUTSTANDING SHARES OF PREFERRED STOCK INTO 5,510,002 SHARES OF COMMON STOCK UPON THE CLOSING OF THIS OFFERING. SEE "GLOSSARY OF SCIENTIFIC TERMS" FOR DEFINITIONS OF CERTAIN TERMS USED HEREIN.

                                  THE COMPANY

    Osiris Therapeutics, Inc. ("Osiris" or the "Company") is engaged in the research and development of therapeutic products for the regeneration of human connective tissues (E.G., bone marrow stroma, bone, cartilage, muscle, tendon, ligament and fat) through the use of mesenchymal stem cells ("MSCs") which the Company believes to be the progenitor cells responsible for the formation of such tissues. The Company believes that its proprietary MSC technology will provide a broad platform for developing and commercializing cell therapy products and biopharmaceuticals for the regeneration of connective tissues damaged through injury, aging or degenerative disease.

    Connective tissue disorders, including orthopaedic injuries and degenerative diseases, rank first among all disorders in terms of frequency of visits to physicians and second in terms of frequency of hospitalizations. In the field of cancer treatment, damage to bone marrow typically occurs following high-dose chemotherapy or radiation, which often destroys the patient's hematopoietic (I.E., blood-forming) system and bone marrow stroma. The Company believes that its tissue regeneration technology, if developed successfully, could improve the treatment of connective tissue disorders by restoring the natural functioning of the tissue, improving the quality of the repair and providing a better long-term and cost-effective result compared to current therapies.

    In the early embryo, the middle layer of cells (known as the mesoderm) and certain portions of the outer cell layers give rise to groups of cells that differentiate into bone marrow stroma, bone, cartilage, muscle, tendon, ligament, fat and other connective tissues. Based upon laboratory and preclinical research to date, the Company believes that the process of tissue regeneration follows a sequence of events similar to that of embryonic tissue formation and that throughout life, individuals maintain a reserve of mesenchymal progenitor cells that are capable of differentiating into new connective tissues. The Company refers to the progenitor cells that initiate tissue formation as mesenchymal stem cells and the formation of these tissues as "mesengenesis."

    The Company believes that the field of tissue regeneration is moving toward a new class of treatments involving cell therapy. The Company intends to commercialize products that result in site-directed tissue regeneration based on the use of MSCs. Such products would originate from a small sample of bone marrow cells collected by needle aspiration from a patient using a local anesthetic. The bone marrow aspirate would be transferred to the Company's processing facilities and the MSCs would be isolated and culture-expanded. The culture-expanded cells would then be returned to the patient for infusion or implantation. The MSCs would be combined in some instances with a biodegradable matrix or other delivery device capable of stabilizing the cells at the implant site.

    Osiris is focusing its initial product development efforts on the regeneration of bone marrow stroma following high-dose cancer chemotherapy and on the regeneration of bone in long bone and spinal defects. In addition, the Company is collaborating with Novartis Pharma AG, one of the world's largest pharmaceutical companies, and its U.S. affiliate, Novartis Pharmaceuticals Corporation (collectively, "Novartis"), for the research and development of MSC products for treating degenerative diseases such as osteoporosis and osteoarthritis, for regenerating damaged cartilage and for certain potential gene therapy applications using MSCs as target delivery cells.

    The Company intends to selectively pursue strategic research, development and marketing collaborations with pharmaceutical and medical device companies in order to accelerate the introduction of MSC products. In June 1997, the Company entered into a multi-year collaboration with Novartis under which Novartis Pharma AG purchased 692,059 shares of the Company's Common Stock (representing 7.9% of the Company's outstanding Common Stock) for $10,000,250, and Novartis Pharmaceuticals Corporation made an up-front payment to the Company of $3,000,000. In connection with the collaboration as currently contemplated, the Company also may receive from Novartis Pharmaceuticals Corporation up to $143,000,000, consisting of up to $50,000,000 of research and development support and up to $93,000,000 of milestone payments. There can be no assurance, however, that the Company will become entitled to the full amount of the research and development funding or that any or all of the products currently contemplated for development will achieve the specified milestones entitling the Company to any or all of the milestone payments. In consideration for its funding, Novartis has received the exclusive, worldwide license to use and sell certain MSC products to be developed during the collaboration. In addition, Novartis has agreed to pay the Company royalties based upon the net sales, if any, of such products. The Company has retained the right to manufacture for sale in North America any MSC products in the osteoporosis, osteoarthritis and cartilage injury fields. See "Business--Collaborative Research and Licensing Agreements--Novartis Agreement."

    The Company and its academic collaborators have isolated, purified and culture-expanded MSCs from both humans and animals. Culture-expanded MSCs have been transplanted to the site of an injured animal tissue to regenerate that tissue in a number of preclinical models, thereby establishing the scientific proof-of-principle and preclinical safety and efficacy of such technique. In addition, an initial human clinical safety study of cancer patients in remission using autologous (I.E., derived from a patient's own cells) MSCs has been completed successfully. A second human clinical safety study in advanced breast cancer patients, under an approved Investigational New Drug ("IND") application, is currently underway at the University Hospitals of Cleveland, Ireland Cancer Center.

    The Company owns or has an exclusive license to five patents granted in the United States relating to: (i) isolated human mesenchymal stem cells and therapeutic compositions containing such cells; (ii) producing bone or cartilage through the use of human mesenchymal stem cells; (iii) repairing connective tissue damage through the use of human mesenchymal stem cells; (iv) isolated human mesenchymal stem cells transfected with genetic material for potential use in gene therapy; and (v) certain antibodies against human osteogenic cells and the use thereof. The Company also owns or has licenses to over 40 United States and foreign patent applications directed to MSC technology. The Company intends to continue to use its scientific expertise to pursue additional patent filings for new compositions, methods and uses of human mesenchymal stem cells and related know-how to enhance the Company's leadership in MSC technology.

    The Company was incorporated in Delaware on December 23, 1992. The Company is currently in the development stage; its operations consist primarily of research and development activities, and it has not completed the development of or begun to record revenues from any of its potential products. The Company's principal executive offices are located at 2001 Aliceanna Street, Baltimore, Maryland, and its telephone number is (410) 522-5005.

                                  THE OFFERING

Common Stock offered.........................  2,500,000 shares
Common Stock to be outstanding after this
  Offering...................................  11,263,166 shares (1)
Use of proceeds..............................  Research and development, preclinical and human clinical trials, capital expenditures,
                                               working capital and general corporate
                                               purposes.
Proposed Nasdaq National Market symbol.......  OSRS

------------------------

(1) Based on the number of outstanding shares of Common Stock as of September 30, 1997, after giving effect to the conversion of all outstanding shares of Preferred Stock into 5,510,002 shares of Common Stock upon the completion of this Offering. Does not include: (i) 901,739 shares of Common Stock reserved for issuance under the Company's Amended and Restated 1994 Incentive Stock Plan and 1993 Stock Option Plan (the "Stock Plans"), pursuant to which plans options to purchase a total of 462,904 shares are outstanding at a weighted average exercise price of $1.80 per share; and (ii) 659,051 shares of Common Stock issuable upon exercise of outstanding warrants to purchase Common and Preferred Stock at a weighted average exercise price of $5.11 per share.

                      SUMMARY FINANCIAL AND PRO FORMA DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                    NINE MONTHS ENDED
                                        FROM                                            FROM
                                    INCEPTION TO       YEAR ENDED DECEMBER 31,      INCEPTION TO      SEPTEMBER 30,
                                    DECEMBER 31,   -------------------------------  DECEMBER 31,   --------------------
                                        1993         1994       1995       1996         1996         1996       1997
                                    -------------  ---------  ---------  ---------  -------------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Collaborative research and grant
    income........................    $      --    $      33  $      --  $   1,067    $   1,100    $     565  $   5,756
  Interest income.................           30          230        169        522          951          280        488
                                    -------------  ---------  ---------  ---------  -------------  ---------  ---------
      Total revenues..............           30          263        169      1,589        2,051          845      6,244
                                    -------------  ---------  ---------  ---------  -------------  ---------  ---------
Expenses:
  Research and development........          338        2,341      4,533      7,364       14,576        4,586      7,341
  General and administrative......          822        1,266      1,477      1,861        5,426        1,316      1,257
  Interest expense................            8           10         97        576          691          408        570
                                    -------------  ---------  ---------  ---------  -------------  ---------  ---------
      Total expenses..............        1,168        3,617      6,107      9,801       20,693        6,310      9,168
                                    -------------  ---------  ---------  ---------  -------------  ---------  ---------
Net loss..........................    $  (1,138)   $  (3,354) $  (5,938) $  (8,212)   $ (18,642)   $  (5,465) $  (2,924)
                                    -------------  ---------  ---------  ---------  -------------  ---------  ---------
                                    -------------  ---------  ---------  ---------  -------------  ---------  ---------
Net loss per common share and
  common share equivalents........    $    (.56)   $   (1.32) $   (2.14) $   (2.93)                $   (1.95) $    (.95)
Weighted average common shares and
  common share equivalents
  outstanding.....................        2,032        2,537      2,776      2,806                     2,804      3,081

                                        FROM
                                    INCEPTION TO,
                                    SEPTEMBER 30,
                                        1997
                                    -------------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Collaborative research and grant
    income........................    $   6,856
  Interest income.................        1,440
                                    -------------
      Total revenues..............        8,296
                                    -------------
Expenses:
  Research and development........       21,917
  General and administrative......        6,683
  Interest expense................        1,261
                                    -------------
      Total expenses..............       29,861
                                    -------------
Net loss..........................    $ (21,565)
                                    -------------
                                    -------------
Net loss per common share and
  common share equivalents........
Weighted average common shares and
  common share equivalents
  outstanding.....................

                                                                         DECEMBER 31,          SEPTEMBER 30, 1997
                                                                     --------------------  --------------------------
                                                                       1995       1996      ACTUAL    AS ADJUSTED (1)
                                                                     ---------  ---------  ---------  ---------------
BALANCE SHEET DATA:
Cash, cash equivalents and securities available-for-sale...........  $   6,663  $   9,350  $  18,192     $  45,442
Working capital....................................................      5,664      7,711     12,631        39,881
Total assets.......................................................      9,425     18,778     28,765        56,015
Long-term debt and capital lease obligations, less current
  portion..........................................................      1,277      6,660      5,854         5,854
Deficit accumulated during the development stage...................    (10,430)   (18,642)   (21,565)      (21,565)
Total stockholders' equity.........................................      6,995      9,887     16,550        43,800

------------------------

(1) Gives effect to: (i) the sale of 2,500,000 shares of Common Stock in the Offering assuming an initial public offering price of $12.00 per share (the mid-point of the range of the estimated initial public offering prices per share) and the application of the net proceeds as described in "Use of Proceeds" and (ii) the conversion of all outstanding shares of Preferred Stock into 5,510,002 shares of Common Stock upon the completion of this Offering.

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS REGARDING THE COMPANY'S STRATEGIES, PLANS, OBJECTIVES AND INTENTIONS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED OR DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS.

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

UNPROVEN TECHNOLOGY; EARLY STAGE OF DEVELOPMENT

    Osiris Therapeutics, Inc. is engaged in the research and development of therapeutic products for the regeneration of human connective tissues (E.G., bone marrow stroma, bone, cartilage, muscle, tendon, ligament and fat) through the use of mesenchymal stem cells ("MSCs"), which the Company believes to be the progenitor cells responsible for the formation of such tissues. The Company's product candidates are designed to deliver MSCs to tissue defect sites requiring regeneration of connective tissue. The effectiveness of the Company's technology is untested in human clinical trials and is not well-known in or accepted generally by the clinical medical community. The physiology of connective tissue regeneration is highly complex and the biological processes involved are not fully understood. Although research and preclinical data gathered by the Company and its scientific founders and collaborators support the Company's approach, there can be no assurance that MSCs give rise to all human connective tissues, or that the Company's technology will be able to control consistently the ability of MSCs to mature and differentiate into connective tissues following isolation and expansion. Furthermore, there can be no assurance that MSCs or the Company's product candidates can be implanted successfully at tissue defect sites, that, once implanted, they will generate connective tissue at all, or that such tissue will be of therapeutic benefit. Results attained in preclinical studies and early human clinical trials of the Company's product candidates may not be indicative of results that will be obtained in later human clinical trials. The failure of the Company to establish the efficacy of its technology or the ability to implant successfully its product candidates at tissue defect sites would have a material adverse effect on the Company. See "Business-- Mesenchymal Stem Cell Technology," "--Cell Therapy Using Mesenchymal Stem Cells," "--Gene Therapy" and "--Biopharmaceuticals."

UNCERTAINTY OF PRODUCT DEVELOPMENT

    The Company has not completed the development of any products and does not expect to have products to sell commercially for at least two years, if ever. The Company's potential therapeutic products are in early stages of research and development and will require substantial additional research and development time and expense, as well as preclinical and clinical testing, prior to commercialization, which may never occur. The Company's potential products for regeneration of bone marrow stroma are currently in clinical and preclinical studies, and the Company's product candidates for bone regeneration are currently in preclinical trials. The Company's proposed cartilage and tendon regeneration products are currently undergoing animal studies, and the Company's biopharmaceutical, gene therapy, cardiac muscle and other soft tissue and degenerative disorder product candidates are all in early research stages. There can be no assurance that any of the Company's product candidates will be developed successfully, perform in the manner anticipated or be commercially viable. Development of the Company's products will depend on acquiring or developing biodegradable matrix materials and delivery devices for use in its products. There can be no assurance that such matrix materials and delivery devices can be developed or obtained from third parties. There can also be no assurance that the Company's proposed therapeutic products, if developed, will prove to be safe and efficacious in human clinical trials, will receive the necessary regulatory approvals, will be accepted by the clinical medical community, will be commercially producible at prices acceptable to the medical and insurance communities or will be of superior therapeutic benefit compared to existing competitive products. Finally, there can be no assurance that competitors will not hold proprietary rights which preclude the Company from marketing its products, or that competitors do not or will not offer superior products. The likelihood of the Company's future success must be considered in light of these and other difficulties, expenses and delays frequently encountered in connection with the development and commercialization of therapeutic products. See "Business--Product Development Programs" and "--Government Regulation."

HISTORY OF OPERATING LOSSES; ANTICIPATION OF FUTURE LOSSES

    The Company has incurred a net loss in each year since its inception, including net losses of approximately $8,212,000 during 1996 and $2,924,000 during the nine months ended September 30, 1997. These losses have resulted in an accumulated deficit of $21,565,000 at September 30, 1997. The Company expects to incur substantial additional losses over at least the next several years, which will likely increase as the Company expands its research and development efforts. The Company has not generated any revenues from product sales to date. Most of the Company's revenues have been generated from payments under collaborative research agreements and research grants. The Company's ability to generate significant revenue and become profitable in the future will depend in large part on its receipt of additional research grants and its ability to enter into additional collaborative agreements, obtain regulatory approvals on a timely basis where necessary and, with its collaborators, successfully develop and commercialize the Company's potential products. There can be no assurance that the Company will ever generate significant revenues or become profitable even if it is able to commercialize any of its products. The failure of the Company to generate significant additional revenues and achieve profitability could impair the Company's ability to sustain its operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

DEPENDENCE UPON COLLABORATIVE PARTNERS

    A principal element of the Company's strategy is to enter into collaborative arrangements with established multinational pharmaceutical and medical device companies which will finance or otherwise assist in the development, marketing and manufacture of products incorporating the Company's technology. The Company expects to derive its revenues for the foreseeable future principally from research and development fees, license fees, milestone payments and royalties from collaborative partners such as Novartis. The Company's prospects, therefore, will depend in large part upon its ability to attract and retain collaborative partners and to develop technologies and products that meet the requirements of prospective collaborative partners. In addition, the Company's collaborative partners will generally have the right to abandon research projects and terminate applicable agreements, including funding obligations, prior to or upon the expiration of the agreed-upon research terms. There can be no assurance that the Company will be successful in establishing future collaborative arrangements on acceptable terms or at all, that current or future collaborative partners will not terminate funding before completion of projects, that the Company's existing or future collaborative arrangements will result in successful product commercialization or that the Company will derive any revenues from such arrangements. To the extent that the Company is not able to maintain existing or establish new collaborative arrangements, it would require substantial additional capital to undertake research, development and commercialization activities on its own. See "Risk Factors--Need for Substantial Additional Funds."

    In varying degrees for each of its products, the Company will likely rely on its collaborative partners to research, develop, conduct human clinical trials on, obtain regulatory approvals for, manufacture, market and/or commercialize its products. Such partners' diligence and dedication of resources in conducting these activities will depend on, among other things, their own competitive, marketing and strategic considerations, including the relative advantages of competitive products. The failure of the Company's collaborative partners to conduct their collaborative activities successfully and diligently would have a material adverse effect on the Company. In addition, the Company anticipates that most collaborative partners will receive exclusive or co-exclusive rights to market products incorporating the Company's technology in a particular field of use or a particular territory. The grant of such rights will limit the Company's alternatives in commercializing certain of its products. Furthermore, while the Company may enter into multiple concurrent collaborative arrangements to pursue the development of therapeutic products in different disease areas, there can be no assurance that the Company will be able to manage multiple collaborative arrangements or be able to develop simultaneous products successfully. See "Risk Factors--Lack of Manufacturing, Marketing or Sales Capabilities," "Business--Collaborative Research and Licensing Agreements" and "Business--Government Regulation."

NEED FOR SUBSTANTIAL ADDITIONAL FUNDS

    The development and operation of the Company's business will require substantial additional capital resources. The Company believes that its existing capital resources and the net proceeds from this Offering will be sufficient to fund its projected operating and capital expenditures through the next two years, although there can be no assurance that the Company will not require, or choose to raise, additional funds prior to the end of such period. In addition, the Company's future capital requirements may vary materially based on many factors, such as the progress of research and development programs, results of human clinical trials, agreements with corporate collaborators, changes in existing collaborative arrangements and establishment of future collaborative arrangements, the costs of prosecuting and enforcing patent claims and other intellectual property rights, competing technological and market developments, the costs of establishing manufacturing and marketing capacity, the cost of acquiring additional technologies or businesses and other competitive and regulatory factors. While the Company may be able to obtain additional funds through research contracts, strategic collaborations, additional equity offerings or other sources, there can be no assurance that such funds will be available to the Company when required or on terms acceptable to the Company, if at all. Future equity financings may result in significant dilution to existing stockholders. In the event the Company is unable to raise additional funds, the Company may be required to delay, reduce or eliminate certain of its research and development programs or relinquish marketing, distribution, development, manufacturing or other rights to the Company's products under development. Any of such actions could have a material adverse effect on the Company. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

LIMITED CLINICAL TRIAL EXPERIENCE

    Although physician-sponsored human clinical studies involving MSC technology have been conducted to date, neither the Company nor its collaborators have sponsored directly any human clinical trials with respect to any of the Company's product candidates. The clinical testing process is governed by stringent regulation and is highly complex and time-consuming. While certain of the Company's personnel have been involved in clinical testing in connection with prior employment, there can be no assurance that the Company has or will possess the necessary expertise to establish, conduct and organize the results of human clinical trials in a manner compliant with regulatory requirements or sufficient to establish the safety and efficacy of any product candidates. In addition, the Company may not be able to procure the financing, study subjects and other resources necessary to commence and sustain proper clinical testing through the successful development of any product candidates. Further, there can be no assurance that the Company's corporate collaborators will conduct human trials successfully. Finally, there can be no assurance that the U.S. Food and Drug Administration (the "FDA") or other regulatory authorities will agree with the Company's interpretation of testing results or that such results will be favorable to the development, commercialization, clinical acceptance or reimbursement for any of the Company's potential products. The failure of the Company or its collaborators to conduct human clinical trials successfully or of the Company to capitalize on the results of human clinical trials for its product candidates would have a material adverse effect on the Company.

LACK OF MANUFACTURING, MARKETING OR SALES CAPABILITIES

    The Company has not established manufacturing, marketing or sales capabilities. In the event the Company decides to establish such capabilities, it will require substantial additional funds and personnel and, in the case of manufacturing resources, compliance with extensive regulations applicable to such manufacturing facilities. The decision to develop such capabilities will be based in part upon the availability of alternatives to in-house manufacturing, marketing and sales activities, such as licensing arrangements, partnerships and other collaborations with third parties. There can be no assurance that the Company will be able to develop successfully its own manufacturing, marketing and sales capabilities or alternatives thereto. In addition, for certain applications of its MSC technology, the Company intends to enter into collaborative development, manufacturing and marketing agreements, which would grant limited exclusive or co-exclusive manufacturing or marketing rights. There can be no assurance that the Company will be able to consummate collaborative partner agreements on terms satisfactory to the Company, if at all, or that the Company's collaborative partners will be successful in manufacturing or marketing its products. The failure of the Company to develop its own manufacturing, marketing and sales capabilities or to develop alternative third-party arrangements could have a material adverse effect on the Company.

UNCERTAINTY OF REGULATORY APPROVAL; EXTENSIVE GOVERNMENT REGULATION

    The Company's research and development activities, preclinical studies, human clinical trials and anticipated manufacturing and marketing of its potential products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and abroad. In the United States, the Company's product candidates are potentially subject to regulation as cellular tissue-based or biological products under the Public Health Service Act, as medical devices under the Federal Food, Drug and Cosmetic Act, or as combination biological products/medical devices. Different regulatory requirements may apply to the Company's product candidates depending on how they are categorized by the FDA under these laws. The FDA is in the process of developing its requirements with respect to cellular and tissue-based products and recently proposed a framework for their regulation. Depending on whether this proposal is finalized and the nature of the product candidates, the FDA may require extensive multi-center human clinical trials prior to market approval. Any such additional regulatory or approval requirement could significantly delay the introduction of the Company's product candidates to the market and have a material adverse effect on the Company. Until the FDA issues definitive regulations covering the Company's product candidates, the regulatory requirements for approval of such product candidates will continue to be subject to significant uncertainty.

    The Company has not yet submitted any of its potential products to the FDA or any other regulatory authority for approval. Before marketing, the products developed by the Company will likely undergo an extensive regulatory approval process. This process, which includes preclinical studies and human clinical trials to establish safety and efficacy, takes many years and requires substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent FDA approval. In addition, the Company may experience delays or rejections based upon changes in FDA policy and regulations during the period of product development or the approval process. Similar delays may be encountered in foreign countries. There can be no assurance that, even after the expenditure of substantial time and financial resources, regulatory approval will be obtained for any products developed by the Company. The failure of the Company to obtain regulatory approval of any of its principal product candidates would have a material adverse effect on the Company. Moreover, if regulatory approval of a product is obtained, such approval may be subject to limitations on the indicated uses for which the product may be marketed. Further, an approved product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections by the FDA, and discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including a withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution, any of which could have a material adverse effect on the Company. In addition to the FDA, approval of regulatory authorities of foreign countries where the Company's products may be marketed will be required, which may impose requirements more stringent than those of the FDA. Further, additional government regulation may be established which could prevent or delay regulatory approval of the Company's product candidates. See "Business--Government Regulation."

UNCERTAIN AVAILABILITY OF HEALTH CARE REIMBURSEMENT

    The Company's ability to successfully commercialize its product candidates will depend in part on the extent to which the costs of such products and related treatments will be reimbursed by government health administrative authorities, private health insurers and other organizations, both in the United States and other countries. Significant uncertainty exists as to the reimbursement of newly approved health care products, and there can be no assurance that adequate third-party insurance coverage will be available for the Company to establish and maintain price levels sufficient to realize an appropriate return on its investment in developing new therapies. Payors are increasingly attempting to contain health care costs by limiting both coverage and reimbursement for newly approved therapeutic products and, in some cases, by refusing coverage entirely for development-stage products for certain disease indications which have not yet received full marketing approval of the FDA. Failure by payors to cover adequately and reimburse usage of the Company's products could have a material adverse effect on the Company's ability to generate revenues.

INTENSE COMPETITION

    The Company is engaged in fields which are characterized by extensive worldwide research efforts and intense competition by pharmaceutical companies, medical device companies, specialized biotechnology companies and academic institutions. The Company's future success will depend in large part on its ability to maintain a competitive position within its areas of research and development. The use of MSCs to regenerate bone marrow stroma, bone, cartilage and soft tissues (E.G., tendon, ligament, muscle and fat) will compete with existing therapies such as allograft bone, tendon, ligament and cartilage tissue, synthetic bone tissue substitutes and metal/polymer prostheses. Most of the Company's numerous competitors have substantially greater financial, research and development, clinical, regulatory, production, marketing and sales resources than the Company and are better equipped than the Company to develop, market and manufacture competitive products. Several competitors have developed, or have initiated active product development programs for the development of, osteogenic tissue growth factors, cell transplantation and allograft tissues, as well as synthetic soft and hard tissues. There can be no assurance that existing or future therapies developed by others will not render the Company's potential products obsolete or noncompetitive. See "Business--Competition."

RAPID TECHNOLOGICAL CHANGE

    The Company conducts its research and development activities in an environment of rapidly evolving biotechnology. The Company's MSC technology is in its early stages of development. The Company's competitors and other entities are pursuing related avenues of research and therapy which are likely to affect the commercial viability of the Company's MSC technology and the course of the Company's future research and development activities. There can be no assurance that the Company will be able to remain abreast of the evolving knowledge, research and technologies having significant implications for its own research and development activities, and failure to do so could adversely affect the Company's ability to develop and market commercially useful products.

UNCERTAINTY AND DIFFICULTY IN OBTAINING AND ENFORCING PATENTS AND PROPRIETARY
  RIGHTS

    The Company's success will depend in large part on its ability to obtain patents on its products, obtain licenses to use third-party technologies, protect its trade secrets and operate without infringing the proprietary rights of others. The Company owns or has an exclusive license to five patents granted in the United States relating to: (i) isolated human mesenchymal stem cells and therapeutic compositions containing such cells; (ii) producing bone or cartilage through the use of human mesenchymal stem cells; (iii) repairing connective tissue damage through the use of human mesenchymal stem cells; (iv) isolated human mesenchymal stem cells transfected with genetic material for potential use in gene therapy; and (v) certain antibodies against human osteogenic cells and the use thereof. The Company also owns or has licenses to over 40 United States and foreign patent applications directed to MSC technology. The Company intends to continue to use its scientific expertise to pursue and patent new developments with respect to uses, compositions and factors related to mesenchymal stem cells to enhance the Company's leadership in the MSC field. The protection afforded by the granted United States patents with respect to isolated human mesenchymal stem cells and transfected human mesenchymal stem cells, respectively, will not be obtained outside the United States. Legal standards regarding the scope of claims and validity of biotechnology patents are uncertain and evolving. There can be no assurance that the Company's pending patent applications will be approved, that any issued or pending patent will provide the Company with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patent owned by the Company. The cost of litigation to uphold the validity and prevent infringement of a patent is substantial. Furthermore, there can be no assurance that others will not independently develop substantially equivalent technologies not covered by patents to which the Company owns rights or obtain access to the Company's know-how. In addition, the laws of certain countries may not adequately protect the Company's intellectual property. Competitors of the Company may possess or obtain patents on products or processes that are necessary or useful to the development, use or manufacture of the Company's products. The Company is aware of a granted United States patent owned by a subsidiary of Novartis which covers the use of EX VIVO gene therapy in humans. If a license is not obtained under such patent, the Company or any of its future collaborators may not be able to exploit in the United States EX VIVO gene therapy with the Company's mesenchymal stem cell technology. There can be no assurance that such a license will be available on commercially acceptable terms, if at all. The Company is aware of a start-up company, working in the area of mesenchymal stem cells, that has asserted that the United States Patent Office has allowed claims directed to the start-up companys' mesenchymal stem cell technology. There can be no assurance that the Company's proposed technology will not infringe patents or proprietary rights owned by others, with the result that others may bring infringement claims against the Company and require the Company to license such proprietary rights, which may not be available on commercially reasonable terms, if at all. No assurance can be given that any such litigation, if instituted, will not have a material adverse effect on the Company, including the imposition of monetary penalties, diversion of management resources and injunction against continued manufacture, use or sale of certain products or processes. Certain of the Company's technology has resulted and will result from research funded by agencies of the United States government. As a result of such funding the United States government has certain rights in the technology developed with the funding. These rights include a non-exclusive, paid-up, worldwide license under such inventions for any governmental purpose. In addition, under certain conditions, the government has the right to require the Company to grant third parties licenses to such technology. Any of the foregoing events could have a material adverse effect on the Company.

    The Company also relies upon nonpatented proprietary know-how. There can be no assurance that the Company can adequately protect its rights in such nonpatented proprietary technology, or that others will not independently develop substantially equivalent proprietary information or techniques or gain access to the Company's proprietary know-how. While it is the Company's policy to enter into confidentiality agreements with its officers, employees, consultants, contractors, manufacturers, outside scientific collaborators and other parties, there can be no assurance that such agreements will be honored or found to be enforceable or that adequate remedies for the breach of such agreements will be available. Furthermore, there can be no assurance that former employers of the Company's present and future employees will not assert claims that such employees improperly disclosed confidential or proprietary information to the Company. Any such claims, with or without merit, can be time consuming and expensive to defend, cause product development delays or require the Company to enter into licensing agreements, which may not be available on favorable terms, if at all. See "Business--Collaborative Research and Licensing Agreements" and "--Patents and Intellectual Property."

POTENTIAL PRODUCT LIABILITY AND UNCERTAIN AVAILABILITY OF INSURANCE

    The testing and use of human cell therapeutics and biopharmaceuticals entail an inherent risk of adverse effects or medical complications to patients and, as a result, product liability claims may be asserted against the Company. A product liability claim or product recall could have a material adverse effect on the Company. The Company currently has product liability insurance in the aggregate amount of $2,000,000 per occurrence per year for the physician-sponsored clinical trial currently underway at the University Hospitals of Cleveland, Ireland Cancer Center ("University Hospitals" or "UHC"). There can be no assurance, however, that product liability insurance will continue to be available to the Company in the future on acceptable terms, if at all, or that the coverage will be adequate to protect the Company against product liability claims. The Company has obtained indemnification from Novartis relating to liabilities arising from the manufacture, sale or use of products by Novartis in its collaboration with the Company. The Company also will attempt to obtain indemnification from its collaborative partners against product liability claims for products that are developed and commercialized by such partners. However, there can be no assurance that such partners will honor any such indemnification obligations to the Company or that such indemnification will be adequate to offset any liability of the Company. In the event of a successful claim against the Company, insufficient insurance or indemnification rights could result in liability to the Company which could have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

    Because of the specialized nature of the Company's technology and its contribution to the development of future products, the Company is highly dependent upon existing personnel and on its ability to attract and retain qualified executive officers and scientific personnel for research, clinical studies and development activities conducted or sponsored by the Company. As a development stage company, the Company currently is seeking to recruit additional qualified scientific and technical personnel. There is intense competition for qualified personnel in the Company's fields of research and development, and there can be no assurance that the Company will be able to continue to attract and retain the personnel necessary for the development and commercialization of its product candidates. See "Management." The loss of, or the failure to recruit, scientific, technical and managerial personnel could have a material adverse effect on the Company. In addition, the Company relies on its scientific advisory board and consultants to formulate research and development strategy, all of whom have other professional commitments which limit their availability to the Company.

CONTROL BY EXECUTIVE OFFICERS AND DIRECTORS

    Upon completion of this Offering, the Company's executive officers and directors and their affiliates will beneficially own up to 20.6% of the Company's Common Stock (20.0% if the Underwriters' over-allotment option is exercised in full). Accordingly, the Company's executive officers and directors and their affiliates will be able to influence the election of directors and corporate actions requiring stockholder approval. See "Principal Stockholders" and "Certain Transactions." In addition, the Company is obligated under certain circumstances to nominate a representative of Novartis for election to the Board of Directors.

HANDLING OF HAZARDOUS MATERIALS

    The Company's research and development activities involve the controlled use of hazardous materials, chemicals, human blood and tissue, biological waste and various radioactive compounds. The risk of accidental contamination or injury from these materials cannot be completely eliminated. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. In the event of any contamination or injury from these materials, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. Furthermore, the failure to comply with current or future regulations could result in the imposition of substantial fines against the Company, suspension of production or operations, alteration of its manufacturing processes or cessation of operations. There can be no assurance that the Company will not be required to incur significant costs to comply with any such laws and regulations in the future, or that such laws or regulations will not have a material adverse effect on the Company. Any failure by the Company to control the use, disposal, removal or storage of, to adequately restrict the discharge of, or to assist in the cleanup of hazardous, infectious or toxic chemicals or substances could subject the Company to significant liabilities, including joint and several liability under certain statutes. The imposition of such liabilities could have a material adverse effect on the Company.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

    The Company's Restated Certificate of Incorporation, as amended, and Bylaws, as amended, as well as Delaware corporate law, contain certain provisions that could have the effect of delaying, deferring or preventing a change in control of the Company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Certain of such provisions allow the Company to issue, without stockholder approval, Preferred Stock having rights senior to those of the Common Stock. Other provisions impose various procedural and other requirements that could make it difficult for stockholders to effect certain corporate actions. See "Description of Capital Stock-- Delaware Law and Certain Charter, Bylaw and Other Provisions" and "--Preferred Stock."

IMMEDIATE AND SUBSTANTIAL DILUTION

    The existing stockholders of the Company acquired their shares of Common Stock at an average cost substantially below the offering price set forth on the cover page of this Prospectus. Accordingly, investors in this Offering will suffer an immediate and substantial dilution in the pro forma net tangible book value of the Common Stock of $8.12 assuming an initial public offering price of $12.00 per share (the mid-point of the range of estimated initial offering prices per share). To the extent that outstanding options or warrants are exercised, there will be further dilution to new investors. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

    Sales of substantial amounts of Common Stock in the public market following this Offering could adversely affect the prevailing market price of the Common Stock and the Company's ability to raise capital in the future. Upon completion of this Offering, the Company will have a total of 11,263,166 shares of Common Stock outstanding, of which the 2,500,000 shares offered hereby will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act") by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 8,763,166 shares of Common Stock outstanding are "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act (the "Restricted Shares"). Of the Restricted Shares, 7,773,860 shares will become eligible for sale in the public market 90 days after completion of the Offering, subject in some cases to certain volume restrictions and other conditions imposed under Rules 144 and
701. The remaining 989,306 shares will be eligible for sale upon the expiration of their respective holding periods as set forth in Rule 144. Notwithstanding these rights, however, 8,552,171 of the Restricted Shares are subject to lock-up agreements and may not be sold for up to 180 days following the date of this Prospectus. See "Underwriting" and "Shares Eligible for Future Sale."

    Following the date of this Prospectus, the Company intends to register on one or more registration statements on Form S-8 shares of Common Stock issuable under the Stock Plans. Of the 1,176,471 shares issuable under the Stock Plans, 462,904 shares are subject to outstanding options as of September 30, 1997, 346,696 of which shares are subject to the above-referenced lock-up agreements. Subject to the lock-up agreements, shares issued upon the exercise of such options will upon issuance to employees pursuant to the Stock Plans immediately be eligible for sale in the public market. In addition, the Company has issued warrants to purchase 659,051 shares of Common and Preferred Stock which are currently exercisable, of which 532,026 shares are subject to the lock-up agreements referenced above. See "Management--Stock Option and Employee Benefit Plans," "Certain Transactions" and "Shares Eligible for Future Sale."

    The holders of approximately 2,701,465 shares of Common Stock, including shares acquired upon exercise of certain outstanding warrants, are entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Company's Common Stock. See "Description of Capital Stock--Registration Rights Agreements" and "Shares Eligible for Future Sale." In addition, if the Company is required to include in a registration statement shares held by such persons pursuant to "piggyback" registration rights, such sales could have a material adverse effect on the Company's ability to raise capital.

NO DIVIDENDS

    The Company has not paid cash dividends on its Common Stock and does not expect to do so in the foreseeable future. See "Dividend Policy."

POSSIBLE LOSS OF NET OPERATING LOSS CARRYFORWARDS

    As of September 30, 1997, for federal income tax purposes, the Company had generated net operating loss carryforwards of approximately $21,000,000, which are scheduled to expire on various dates beginning from the year 2008 through 2011 if not utilized. However, there may be limitations on the annual utilization of these net operating loss carryforwards as a result of certain changes in the Company's ownership, including prior ownership changes, this Offering and future issuances of securities of the Company. See Note 6 of Notes to Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NO PUBLIC MARKET; POSSIBLE STOCK PRICE VOLATILITY

    Prior to this Offering there has been no public market for the Common Stock and an active public market for the Common Stock may not develop or be sustained. The initial public offering price will be determined through negotiation between the Company and the Representatives of the Underwriters based on several factors that may not be indicative of future market prices. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The trading price of the Common Stock and the price at which the Company may sell securities in the future could be subject to wide fluctuations in response to a wide variety of factors, including but not limited to announcements of clinical results, research activities, technological innovations or new products of the Company or its competitors, changes in government regulation, developments concerning proprietary rights, variations in the Company's operating results, announcements by the Company of regulatory developments, litigation, disputes concerning patents or proprietary rights, public concern regarding the safety, efficacy or other implications of the Company's products or methodologies, general market conditions or the Company's liquidity or ability to raise additional funds. In addition, the stock markets have experienced extreme fluctuations in price and volume. This volatility has significantly affected the market prices for securities of emerging biotechnology companies for reasons frequently unrelated to or disproportionate to the operating performances of such companies. These market fluctuations as well as general fluctuations in the stock markets may adversely affect the market price of the Common Stock.

                                USE OF PROCEEDS

    The net proceeds to the Company from this Offering are estimated to be $27,250,000 ($31,435,000 if the Underwriters exercise their over-allotment option in full), at an assumed initial public offering price of $12.00 per share (the mid-point of the range of the estimated initial public offering prices per share) and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

    The Company intends to use approximately $15,100,000 of the net proceeds to fund product development activities, including preclinical and human clinical trials; approximately $5,850,000 for research activities; approximately $4,800,000 for MSC process development activities; and approximately $1,500,000 for capital expenditures, including the construction of a pilot manufacturing facility and possible expansion of the Company's research and development facilities during 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The remaining net proceeds will be used for working capital and other general corporate purposes, including scheduled repayments of obligations under equipment leases. The Company also expects from time to time to evaluate the acquisition of products, technologies and businesses that complement the Company's business, for which a portion of the net proceeds also may be used. The Company does not have any agreements, arrangements or understandings with respect to any such acquisitions and no portion of the net proceeds has been allocated for any specific acquisition. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. It is the present policy of the Company's Board of Directors to retain earnings, if any, to finance the development of the Company's business. The payment of dividends is within the discretion of the Company's Board of Directors, and will depend upon, among other things, the Company's earnings, financial condition and capital requirements, general business conditions and any restrictions in credit agreements.

                                    DILUTION

    The Company's pro forma net tangible book value at September 30, 1997 was $16,490,122, or $1.88 per share. Pro forma net tangible book value per share represents the Company's tangible net worth (net tangible assets less total liabilities) divided by the number of shares of Common Stock outstanding as of September 30, 1997, after giving effect to: (i) the 1-for-1.7 reverse stock split; and (ii) the conversion of all outstanding shares of Preferred Stock into Common Stock.

    After giving effect to the sale of 2,500,000 shares of Common Stock in this Offering at an assumed initial public offering price of $12.00 per share (the mid-point of the range of the estimated initial public offering prices per share) and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company as of September 30, 1997 would have been $43,740,122, or $3.88 per share. This represents an immediate increase in pro forma net tangible book value of $2.00 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $8.12 per share to purchasers of Common Stock in this Offering. The following table illustrates this dilution:

Assumed initial public offering price per share..............................             $   12.00
      Pro forma net tangible book value per share as of September 30, 1997...  $    1.88
      Increase per share attributable to new investors.......................       2.00
                                                                               ---------
Pro forma net tangible book value per share after this Offering..............                  3.88
                                                                                          ---------
Dilution per share to new investors..........................................             $    8.12
                                                                                          ---------
                                                                                          ---------

    The following table summarizes, as of September 30, 1997, on a pro forma basis and after giving effect to the 1-for-1.7 reverse stock split and the Offering, the differences between the existing stockholders and the new investors with respect to the number of shares of Common Stock purchased, the total consideration paid and the average price per share paid (based upon an assumed initial public offering price of $12.00 per share):

                                                         SHARES PURCHASED          TOTAL CONSIDERATION
                                                     -------------------------  --------------------------  AVERAGE PRICE
                                                        NUMBER       PERCENT       AMOUNT        PERCENT      PER SHARE
                                                     ------------  -----------  -------------  -----------  -------------
Existing stockholders..............................     8,763,166          78%  $  41,668,494          58%    $    4.75
New investors......................................     2,500,000          22      30,000,000          42     $   12.00
                                                     ------------         ---   -------------         ---
    Total..........................................    11,263,166         100%  $  71,668,494         100%
                                                     ------------         ---   -------------         ---
                                                     ------------         ---   -------------         ---

    The foregoing tables assume no exercise of outstanding options or warrants. At September 30, 1997, 901,739 shares of Common Stock were reserved for issuance under the Stock Plans, pursuant to which options to purchase a total of 462,904 shares are outstanding at a weighted average exercise price of $1.80 per share, and 659,051 shares of Common Stock are issuable upon exercise of outstanding warrants to purchase Common and Preferred Stock at a weighted average exercise price of $5.11 per share. In the event such options and warrants are exercised, investors may experience further dilution. See "Management--Stock Option and Employee Benefit Plans," "Description of Capital Stock--Warrants" and Notes 8 and 14 of Notes to Consolidated Financial Statements.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of September 30, 1997: (i) on an actual basis adjusted for a 1-for-1.7 reverse stock split; (ii) on a pro forma basis to give effect to the conversion into 5,510,002 shares of Common Stock of all outstanding shares of Preferred Stock upon completion of this Offering; and (iii) on a pro forma as adjusted basis to give effect to the sale by the Company of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share (the mid-point of the range of the estimated initial public offering prices per share) and the application of the net proceeds therefrom as described under "Use of Proceeds." This table is qualified in its entirety by, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                                       SEPTEMBER 30, 1997
                                                                              ------------------------------------
                                                                                                        PRO FORMA
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                              ----------  -----------  -----------
                                                                                         (IN THOUSANDS)
Debt:
  Note payable..............................................................  $      652   $     652    $     652
  Obligations under capital leases..........................................       6,325       6,325        6,325
                                                                              ----------  -----------  -----------
        Total debt..........................................................       6,977       6,977        6,977
                                                                              ----------  -----------  -----------
Stockholders' equity:
  Preferred Stock, $.001 par value, 20,000,000 shares authorized; 9,268,963 shares issued and outstanding, actual; no shares issued and outstanding,
    pro forma as adjusted (1)...............................................      28,460      --           --
  Common Stock, $.001 par value; 30,000,000 shares authorized; 3,253,164 shares issued and outstanding, actual; 8,763,166 shares issued and outstanding, pro forma; 11,263,166 shares issued and outstanding, pro
    forma as adjusted (1)...................................................           3           9           11
Additional paid-in capital..................................................      10,040      38,494       65,742
Deferred compensation and loans to officers for the purchase of stock.......        (388)       (388)        (388)
Deficit accumulated during the development stage............................     (21,565)    (21,565)     (21,565)
                                                                              ----------  -----------  -----------
    Total stockholders' equity..............................................      16,550      16,550       43,800
                                                                              ----------  -----------  -----------
        Total capitalization................................................  $   23,527   $  23,527    $  50,777
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------

------------------------

(1) Does not include: (i) 901,739 shares of Common Stock reserved for issuance under the Stock Plans, pursuant to which options to purchase a total of 462,904 shares are outstanding at a weighted average exercise price of $1.80 per share and (ii) 659,051 shares of Common Stock issuable upon exercise of outstanding warrants to purchase Common and Preferred Stock at a weighted average exercise price of $5.11 per share. See "Management--Stock Option and Employee Benefit Plans," "Description of Capital Stock--Warrants" and Notes 8 and 14 of Notes to Consolidated Financial Statements.

                            SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    The following table sets forth selected financial data of the Company. The selected financial data as of December 31, 1995 and 1996 and for each of the years ended December 31, 1994, 1995 and 1996 and for the period from inception to December 31, 1996 have been derived from the Company's audited consolidated financial statements included elsewhere in the Prospectus. The selected financial data as of December 31, 1993 and 1994 and for the period from the Company's inception to December 31, 1993 have been derived from the Company's audited consolidated financial statements not included in the Prospectus. The selected financial data as of September 30, 1997, for each of the nine-month periods ended September 30, 1996 and 1997 and for the period from inception to September 30, 1997 have been derived from the Company's unaudited consolidated financial statements included elsewhere in the Prospectus. The Company's unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the consolidated financial position and consolidated results of operations for this period. The data set forth below are qualified by reference to, and should be read in conjunction with, the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                     NINE MONTHS
                                      FROM                                            FROM       ENDED SEPTEMBER 30,       FROM
                                  INCEPTION TO       YEAR ENDED DECEMBER 31,      INCEPTION TO                         INCEPTION TO
                                  DECEMBER 31,   -------------------------------  DECEMBER 31,   --------------------  SEPTEMBER 30,
                                      1993         1994       1995       1996         1996         1996       1997         1997
                                  -------------  ---------  ---------  ---------  -------------  ---------  ---------  -------------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Collaborative research and
    grant income(1).............    $  --        $      33  $  --      $   1,067    $   1,100    $     565  $   5,756    $   6,856
  Interest income...............           30          230        169        522          951          280        488        1,440
                                  -------------  ---------  ---------  ---------  -------------  ---------  ---------  -------------
        Total revenues..........           30          263        169      1,589        2,051          845      6,244        8,296
                                  -------------  ---------  ---------  ---------  -------------  ---------  ---------  -------------
Expenses:
  Research and development......          338        2,341      4,533      7,364       14,576        4,586      7,341       21,917
  General and administrative....          822        1,266      1,477      1,861        5,426        1,316      1,257        6,683
  Interest expense..............            8           10         97        576          691          408        570        1,261
                                  -------------  ---------  ---------  ---------  -------------  ---------  ---------  -------------
        Total expenses..........        1,168        3,617      6,107      9,801       20,693        6,310      9,168       29,861
                                  -------------  ---------  ---------  ---------  -------------  ---------  ---------  -------------
Net loss........................    $  (1,138)   $  (3,354) $  (5,938) $  (8,212)   $ (18,642)   $  (5,465) $  (2,924)   $ (21,565)
                                  -------------  ---------  ---------  ---------  -------------  ---------  ---------  -------------
                                  -------------  ---------  ---------  ---------  -------------  ---------  ---------  -------------
Net loss per common share and
  common share equivalents......    $    (.56)   $   (1.32) $   (2.14) $   (2.93)                $   (1.95) $    (.95)
Weighted average common shares
  and common share equivalents
  outstanding...................        2,032        2,537      2,776      2,806                     2,804      3,081

                                                                                                                    SEPTEMBER 30,
                                                                                       DECEMBER 31,                     1997
                                                                        ------------------------------------------  -------------
                                                                          1993       1994       1995       1996       ACTUAL(2)
                                                                        ---------  ---------  ---------  ---------  -------------
BALANCE SHEET DATA:
Cash, cash equivalents and securities available-for-sale..............  $   4,052  $   4,797  $   6,663  $   9,350    $  18,192
Working capital.......................................................      4,292      4,035      5,664      7,711       12,631
Total assets..........................................................      4,679      5,988      9,425     18,778       28,765
Long-term debt and capital lease obligations, less current portion....     --            184      1,277      6,660        5,854
Deficit accumulated during the development stage......................     (1,138)    (4,492)   (10,430)   (18,642)     (21,565)
Total stockholders' equity............................................      4,432      5,019      6,995      9,887       16,550

------------------------------
(1) Includes (i) $1,025,000 of revenue recognized pursuant to the Company's research agreement with the U.S. Defense Advance Research Projects Agency ("DARPA") for the year ended December 31, 1996, and for the period from inception to December 31, 1996, (ii) $975,000 of revenue recognized pursuant to the Company's research agreement with DARPA and $4,581,000 of revenue recognized pursuant to the Company's research and licensing agreement with Novartis for the nine months ended September 30, 1997, and (iii) $2,000,000 of revenue recognized pursuant to the Company's research agreement with DARPA and $4,581,000 of revenue recognized pursuant to the Company's research and licensing agreement with Novartis for the period from inception through September 30, 1997.

(2) Includes the issuance and sale by the Company of 692,059 shares of Common Stock to Novartis in June 1997 for an aggregate purchase price of $10,000,250.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE INFORMATION CONTAINED IN THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE RELATED NOTES THERETO AND THE OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE HEREIN.

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS REGARDING THE COMPANY'S STRATEGIES, PLANS, OBJECTIVES AND INTENTIONS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED OR DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS.

OVERVIEW

    Since its inception, the Company has been in the development stage and has engaged in research and product development, both on its own and in conjunction with various collaborative partners. The Company expects that its revenue sources for at least the next several years will continue to be limited to grant revenues and research funding, milestone payments and licensing fees from corporate collaborators. In certain circumstances, such as under the Company's Research Collaboration and License Agreement with Novartis Pharmaceuticals Corporation, a collaborator may conduct and fund product development and regulatory approval activities for certain of the Company's product candidates. The timing and amount of revenues, if any, will be subject to significant fluctuations, based in part on the success of the Company's research activities, the timing of the achievement of certain milestones and the extent to which associated costs are reimbursed under grant or other arrangements. Research and development expenses may fluctuate as various expenditures arise during the several stages of the Company's research and clinical development programs and are expected to increase as product development programs and applications progress. As a result of these factors, the Company's results of operations have fluctuated and are expected to continue to fluctuate significantly from year to year and from quarter to quarter and therefore may not be comparable to or indicative of the results of operations for other periods.

    The Company's material agreements that may provide future revenues include its agreements with Novartis and the U.S. Defense Advanced Research Projects Agency ("DARPA"). In June 1997, the Company entered into a multi-year collaboration with Novartis, under which Novartis provided an initial up-front payment of $3,000,000 to the Company and purchased 692,059 shares of the Company's Common Stock (representing 7.9% of the Company's outstanding Common Stock) for $10,000,250. In addition, Novartis agreed to fund, during the five-year term of the collaboration, up to $50,000,000 of MSC research by the Company and to fund all costs for clinical development, regulatory approvals, manufacturing and marketing of the MSC products developed from the collaboration. The Company could also receive milestone payments of up to $93,000,000, contingent upon the achievement of specified regulatory milestones in connection with the development of products pursuant to the Novartis collaboration. There can be no assurance that the Company will become entitled to the full amount of the research and development funding or any or all of the milestone payments. As consideration for its funding, Novartis received exclusive worldwide rights to use and sell certain MSC products in the osteoporosis, osteoarthritis, cartilage injury and gene therapy fields developed during the collaboration. Novartis agreed to pay the Company royalties based upon the net sales, if any, of such products. See "Business--Collaborative Research and Licensing Agreements--Novartis Agreement."

    In June 1996, DARPA awarded a sole-source, multi-year research contract to the Company for research into the use of MSCs as a strategic platform for detection and treatment of biological and chemical agents. The DARPA agreement provided $6 million in funding to the Company, consisting of $2 million per year for three years (supplemented by cost-sharing contributions from the Company in the form of equipment and indirect costs), which the Company will use to conduct two projects focusing on

(i) a novel delivery system for vaccines using MSCs, and (ii) a novel detection system for toxic or biological agents using MSCs. The Company retained all commercial rights to inventions resulting from its research under the DARPA agreement. In May 1997, the Company received approval for the second year of funding under the contract, having successfully completed the first year's milestones. See "Business-- Collaborative Research and Licensing Agreements--Defense Advanced Research Projects Agency Agreement."

    Over the past several years, the Company's net loss has increased, consistent with the growth in the scope and size of the Company's research and development activities. In the near term, the Company plans to expand its personnel in the areas of product development, research, clinical and regulatory affairs and administration and if such expansion occurs, the Company's operating expenses will continue to increase as a result. The Company has been unprofitable since its inception and does not anticipate having net income in the foreseeable future. Through September 30, 1997, the Company had an accumulated deficit of $21,565,000. There can be no assurance that the Company will be able to achieve profitability on a sustained basis, if at all.

RESULTS OF OPERATIONS

    NINE MONTHS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

    REVENUES. Total revenues were $6,244,000 in the nine months ended September 30, 1997 compared to $845,000 in the same period in 1996. The increase is principally associated with payments received under the Novartis Agreement entered into in June 1997 ($4,581,250) and the research contract with the DARPA awarded in the second quarter of 1996 ($974,711). Interest income was $488,000 in the first nine months of 1997 compared to $280,000 in the first nine months of 1996.

    EXPENSES. Total expenses were $9,168,000 in the nine months ended September 30, 1997 and $6,310,000 in the nine months ended September 30, 1996. The increase in costs and expenses is primarily the result of an increase in research and development expense to $7,341,000 in the 1997 period from $4,587,000 in 1996. The increase in research and development expense reflects an increase in research, preclinical studies, clinical development and product development activities. These principally include additional expenses associated with staffing increases, related laboratory supplies, equipment rental and costs associated with the Company's laboratory facilities. These expenses were incurred in the Company's internal and externally funded research programs. General and administrative expenses were $1,257,000 in the nine months ended September 30, 1997 and $1,316,000 in the same period in 1996. The decrease in general and administrative expenses in the first 9 months of 1997 reflects a slight decrease in finance, legal and other administrative expenses, which are expected to increase in support of the Company's increasing product development and research activities. Interest expense was $570,000 in the nine-month period in 1997 and $408,000 in the same period in 1996, reflecting varying amounts outstanding under capital leases during the periods.

    NET LOSS. The Company's net loss was $2,924,000 in the nine months ended September 30, 1997 and $5,465,000 in the same period in 1996. The Company expects to report substantial net losses for the foreseeable future.

    FISCAL 1996, 1995 AND 1994

    REVENUES. Total revenues were $1,589,000 in 1996, $169,000 in 1995 and $263,000 in 1994. Collaborative research and grant revenues increased to $1,067,000 in 1996 from $0 in 1995, which had decreased from $33,000 in 1994, reflecting the timing of the receipt of payments under the research contract with DARPA and grant awards and related research activities to the extent that associated costs are reimbursed under the grants. Research and grant revenues accounted for 67%, 0% and 13% of total revenues for the years ended December 31, 1996, 1995 and 1994, respectively, and are recorded on a milestone achievement and cost-reimbursement basis. The amount and timing of revenue recognition under the DARPA contract is dependent upon the achievement of specific research milestones defined in the contract. Accordingly, revenue recognition may fluctuate based upon achievement of these specific milestones as compared to cost-reimbursed revenue recognition under other governmental grants. Interest income was $522,000 in 1996, $169,000 in 1995 and $230,000 in 1994. The increase in interest income in 1996 is due primarily to corresponding increases in the levels of cash, cash equivalents and short-term investments for such periods.

    EXPENSES. Total expenses were $9,801,000 in 1996, $6,107,000 in 1995 and $3,617,000 in 1994. The increase in costs and expenses is primarily the result of an increase in research and development expense to $7,364,000 in 1996 from $4,533,000 in 1995 and $2,341,000 in 1994. The increase in research and development expense reflects an increase in research, preclinical studies, clinical development and product development activities. These principally include additional expenses associated with staffing increases, related laboratory supplies, equipment rental and costs associated with the Company's laboratory facilities. These expenses were incurred in the Company's internal and externally funded research programs. General and administrative expenses were $1,861,000 in 1996, $1,477,000 in 1995 and $1,266,000 in 1994. The increase in general and administrative expenses in 1996 and 1995 reflects an increase in finance, legal and other administrative expenses which are expected to continue to increase in support of the Company's increasing product development and research activities. Interest expense was $576,000 in 1996, $97,000 in 1995 and $10,000 in 1994, reflecting varying amounts outstanding under capital leases during the periods.

    NET LOSS. The Company's net loss was $8,212,000 in 1996, $5,938,000 in 1995 and $3,354,000 in 1994. The Company expects to report substantial net losses for the foreseeable future.

TAXATION

    The Company has not generated any net income to date and therefore has not paid any federal or state income taxes since inception. At December 31, 1996, the Company had deferred tax assets totaling $7,345,000, consisting primarily of net operating loss carryforwards and research tax credits that begin to expire from 2008 through 2011, if not utilized. A full valuation allowance for deferred tax assets has been provided. Utilization of federal income tax carryforwards is subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended. The completion of this Offering and prior ownership changes are likely to limit the Company's ability to utilize federal income tax carryforwards under Section 382. The annual limitation could result in expiration of net operating losses and research and development credits before their complete utilization.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has financed its operations since inception primarily through private placements of securities. Net proceeds from such issuances since inception through September 30, 1997 have totaled approximately $37,278,000. To a lesser degree, the Company has financed its operations through grant funding, payments received under research agreements and collaborations, interest earned on cash, cash equivalents and short-term investments and funding under equipment leasing agreements. Through September 30, 1997, the Company has received $5,000,000 of research and development funding from Novartis, of which $3,418,769 has been deferred in accordance with the Company's revenue recognition policy. These financing sources have historically allowed the Company to maintain adequate levels of cash and other liquid investments.

    The Company's combined cash, cash equivalents and securities available-for-sale totaled $18,192,000 at September 30, 1997. The primary uses of cash, cash equivalents and securities available-for-sale during fiscal 1997 to date include $2,052,000 in property and equipment additions and $747,000 in principal payments on capital lease obligations and bank borrowings. In addition to the Novartis purchase of Common Stock in June 1997 for $10,000,250, during fiscal 1996 the Company received $10,852,000 in net proceeds from sales of Common Stock, Series D and Series E Convertible Preferred Stock. The Company plans to continue its policy of investing excess funds in short-term, investment-grade, interest-bearing instruments.

    In June 1997, the Company completed construction of a pilot manufacturing facility in its Baltimore, Maryland headquarters. The Company plans to invest a total of $1,500,000 during 1997 to construct and equip the pilot manufacturing facility. These expenditures will be funded out of existing cash balances maintained by the Company and potentially a portion of the proceeds from this Offering. In addition, the Company anticipates that it will spend approximately $750,000 in other capital expenditures during 1997 for its research and development activities and is currently conducting a feasibility study for expansion of its research and development facility to accommodate an increase in staffing for Novartis funded research and Company funded product and process development. The proposed expansion would include the exercise of an expansion option in the Company's current lease agreement for an additional 50,000 square feet. Pursuant to the lease agreement, the State of Maryland has a best efforts commitment to finance or guarantee financing for up to $7,000,000 in tenant improvements for this planned expansion. In addition, the Company has the option to purchase the building under certain circumstances. To date, the Company has not entered into any firm commitment for this expansion.

    The Company's future cash requirements will depend on many factors, including continued scientific progress in the Company's research and development programs, the scope and results of human clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patents, competing technological and market developments and the costs of product commercialization. The Company does not expect to generate a positive cash flow from operations for several years, if at all, due to the expected increase in spending for research and development programs and the expected cost of commercializing product candidates.

    Total facility related future minimum lease payments as of December 31, 1996 were approximately $7,317,000, of which approximately $580,000 is due in fiscal 1997. Total equipment related future minimum lease payments as of December 31, 1996 were approximately $2,598,000, of which approximately $986,000 is due in fiscal 1997. In October 1994, the Company entered into a sponsored Research Agreement and extensions to consulting agreements with the founding scientists with Case Western Reserve University that commits a total amount of $1,440,000 in research funding over a three-year period commencing in January 1995. Approximately $120,000 will be paid in fiscal 1997. In addition, in July 1997 the Company entered into a sponsored Research Agreement with the Centro di Biotecnologie Avanzate that commits a total amount of $1,000,000 in research funding over a three-year period commencing in July 1997.

    The Company anticipates that the net proceeds of this Offering, together with the Company's available cash, cash equivalents and securities available-for-sale, and expected interest income thereon, will be sufficient to finance its research and development and other working capital requirements for at least two years. The Company expects that its primary sources of capital for the foreseeable future will be through collaborative arrangements and the public or private sale of its equity securities. There can be no assurance that such collaborative arrangements, or any public or private financing transactions, will be available on acceptable terms, if at all, or can be sustained in the future. If adequate funds are not available, the Company may be required to delay, reduce the scope of, or eliminate one or more of its research and development programs, which could have a material adverse effect on the Company. See "Risk Factors--Dependence Upon Collaborative Partners" and "--Need for Substantial Additional Funds" and Notes to Consolidated Financial Statements.

RECENT ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" ("SFAS 128"), which specifies the computation, presentation and disclosure requirements for earnings per share. SFAS 128 is effective for financial statements ending after December 15, 1997. The Company does not anticipate that the adoption of SFAS 128 will have a material effect on its financial statements.

                                    BUSINESS

GENERAL

    Osiris Therapeutics, Inc. ("Osiris" or the "Company") is engaged in the research and development of therapeutic products for the regeneration of human connective tissues (E.G., bone marrow stroma, bone, cartilage, muscle, tendon, ligament and fat) through the use of mesenchymal stem cells ("MSCs") which the Company believes to be the progenitor cells responsible for the formation of such tissues. The Company believes that its proprietary MSC technology will provide a broad platform for developing and commercializing cell therapy products and biopharmaceuticals for the regeneration of connective tissues damaged through injury, aging or degenerative disease.

    Connective tissue disorders, including orthopaedic injuries and degenerative diseases, rank first among all disorders in terms of frequency of visits to physicians and second in terms of frequency of hospitalizations. In the field of cancer treatment, damage to bone marrow typically occurs following high-dose chemotherapy or radiation, which often destroys the patient's hematopoietic (I.E., blood-forming) system and bone marrow stroma.

    The Company and its academic collaborators have isolated, purified and expanded MSCs from both humans and animals and transplanted the culture-expanded MSCs to the site of injured animal tissue to regenerate that tissue in a number of preclinical models, thereby establishing the scientific proof-of-principle and preclinical safety and efficacy of such techniques. In addition, an initial physician-sponsored human clinical safety study of cancer patients in remission using autologous (I.E., derived from a patient's own cells) MSCs has been completed successfully. A second physician-sponsored human clinical safety study in advanced breast cancer patients, under an approved IND, is underway currently at the University Hospitals of Cleveland, Ireland Cancer Center ("UHC").

    The Company believes that its tissue regeneration technology, if developed successfully, could improve the treatment of connective tissue disorders by restoring the natural functioning of the tissue, improving the quality of the repair, and by providing a better long-term and cost-effective result compared to current therapies. For example, (i) regenerating bone marrow stroma following high-dose cancer chemotherapy could reduce the need for costly platelet and growth factor infusions, decrease the length, number and costs of hospital stays and improve patient tolerance to higher or more frequent doses of cancer chemotherapy; (ii) regenerating bone in spinal fusion and segmental defect procedures could eliminate the need for harvesting normal bone tissue from the patient or donors; and (iii) regenerating cartilage in defects that could otherwise result in joint osteoarthritis could obviate the need for treating the end-stage disease with a joint implant.

    Osiris is focusing its initial product development efforts on the regeneration of bone marrow stroma following high-dose cancer chemotherapy and on the regeneration of bone in long bone and spinal defects. In addition, the Company is collaborating with Novartis in the research and development of MSC products for treating degenerative diseases such as osteoporosis and osteoarthritis, for regenerating cartilage damaged by injury, and for certain gene therapy applications using MSCs as delivery cells.

    The Company intends to selectively pursue the establishment of strategic research, development and marketing collaborations with pharmaceutical and medical device companies to accelerate the introduction of MSC products. In June 1997, the Company entered into a multi-year collaboration with Novartis of Basel, Switzerland, one of the world's largest pharmaceutical companies, which was formed in December 1996 through the merger of Sandoz AG and Ciba-Geigy AG. Under the Novartis collaboration, Novartis paid to the Company an initial up-front payment of $3,000,000 and purchased 692,059 shares of the Company's Common Stock (representing 7.9% of the Company's outstanding Common Stock) for $10,000,250. In addition, Novartis has agreed to fund, during the five-year term of the collaboration, up to $50,000,000 of MSC research by the Company and to fund all costs for clinical development, regulatory approvals, manufacturing and marketing of the MSC products developed from the collaboration. The

Company also could receive milestone payments of up to $93,000,000, contingent upon the achievement of specified regulatory milestones in connection with the development of products pursuant to the Novartis collaboration. There can be no assurance, however, that the Company will become entitled to the full $50,000,000 of research and development funding or that any or all of the products currently contemplated for development pursuant to the Novartis Agreement will achieve the specified milestones entitling the Company to any or all of the $93,000,000 of milestone payments. In consideration for its funding, Novartis has received an exclusive, worldwide license to use and sell MSC products to be developed during the collaboration. Novartis has agreed to pay the Company royalties based upon the net sales, if any, of such products. The Company has retained the right to manufacture for sale in North America any MSC products in the osteoporosis, osteoarthritis and cartilage injury fields.

    The Company owns or has an exclusive license to five patents granted in the United States relating to: (i) isolated human mesenchymal stem cells and therapeutic compositions containing such cells; (ii) producing bone or cartilage through the use of human mesenchymal stem cells; (iii) repairing connective tissue damage through the use of human mesenchymal stem cells; (iv) isolated human mesenchymal stem cells transfected with genetic material for potential use in gene therapy; and (v) certain antibodies against human osteogenic cells and the use thereof. The Company also owns or has licenses to over forty United States and foreign patent applications directed to MSC technology. The Company intends to continue to use its scientific expertise to pursue addtional patent filings for new compositions, methods and uses of human mesenchymal stem cells and related know-how to enhance the Company's leadership in MSC technology.

PLATFORM TECHNOLOGY

    The Company is developing its MSC technology as a broad, proprietary platform capable of being applied to multiple products and disease indications. The Company believes that tissue regeneration through MSC cell therapy may be able to address multiple types of connective tissues with a common class of therapies and prove effective for multiple types of damage to the same tissue, such as damage arising from injury, aging or degenerative diseases (including osteoporosis, osteoarthritis and age-related bone fractures). Advances in the Company's research and development of MSC technology, including the results of preclinical studies and clinical trials in various tissue disorders, may provide support for future submissions to the FDA in other indications. Furthermore, success in treating multiple tissue disorders may also provide the Company with a valuable database for exploring new opportunities in cardiac tissue regeneration, skin regeneration and reconstructive surgery. In the area of biopharmaceuticals, the Company believes its MSC research may provide new drug targets for the treatment of connective tissue disorders and cancer. The Company believes that successful development of its MSC technology as a platform with multiple applications would provide Osiris with a leading position in this emerging market.

BUSINESS STRATEGY

    The Company's goal is to sustain its leadership in MSC technology and to achieve leadership in the emerging tissue regeneration therapy market. The Company's strategy involves the following elements:

    PURSUE PRODUCT COMMERCIALIZATION. The Company intends to actively pursue opportunities to commercialize its MSC technology. One of the Company's initial objectives is to complete the formulation and commence human clinical trials of MSC products for the regeneration of bone marrow stroma and bone and, in conjunction with Novartis, products for the treatment of osteoporosis and osteoarthritis and the regeneration of articular cartilage. In addition, the Company has initiated validation procedures for its newly constructed pilot plant for the production of autologous MSCs for human clinical trials and plans to seek FDA certification for the facility in early 1998.

    ESTABLISH STRATEGIC CORPORATE COLLABORATIONS. The Company intends to selectively pursue the establishment of corporate collaborations to accelerate the introduction of MSC products. The Company has entered into a collaboration with Novartis in the areas of osteoporosis, osteoarthritis, cartilage regeneration and selected aspects of MSC gene therapy. The Company intends to pursue additional corporate collaborations for specific areas of its MSC technology. This strategy would allow the Company to build and sustain leadership in MSC technology, while utilizing the clinical expertise, distribution infrastructure and financial resources of multiple strategic partners. The Company intends to develop potential products to a late preclinical or early clinical stage and then to collaborate with pharmaceutical or medical device companies for the later stages of clinical development and commercialization. The Company will, however, also consider developing certain products on its own.

    ENHANCE MSC RESEARCH LEADERSHIP. MSC technology was pioneered by the Company and its scientific founders. The Company intends to continue focusing its core research and development programs on the characterization and mechanism of action for the growth, differentiation and maturation of MSCs, both IN VITRO and IN VIVO. Increasing the Company's understanding of the role of mesenchymal stem cells in tissue formation and interactions with surrounding tissue will be important in tailoring MSC products to specific disorders. The Company also intends to continue expanding its network of academic research and clinical collaborators and advisors, both in support of its core MSC technology and in related technologies. Through this network, located throughout the U.S. and Europe, the Company intends to identify additional indications for MSC products and to extend the research on existing applications.

    SUSTAIN AND PROTECT INTELLECTUAL PROPERTY ADVANTAGE. The Company intends to sustain and protect its intellectual property advantage in MSC technology by:
(i) accelerating the rate of new patent filings for its MSC technology; (ii) licensing related technology from members of its academic and clinical network;
(iii) disseminating the Company's MSC technology to selected academic researchers in exchange for licenses to new applications of such technology; and
(iv) vigorously protecting the Company's patents and know-how.

    OPTIMIZE STRATEGIC AND FINANCIAL FLEXIBILITY. The Company intends to optimize its strategic and financial flexibility by, among other things, obtaining multi-year research, development and milestone funding from the Company's corporate collaborators. The Company intends, where possible, to have corporate collaborators fund a substantial portion of the expenses for product development programs, most or all of the costs involved in multi-site human clinical trials and all of the costs of regulatory submissions. In addition, the Company plans to continue seeking non-equity grant support to fund new research initiatives for its MSC technology. To date, the Company has been awarded U.S. Government contracts and grants worth approximately $9,000,000 for MSC research. These funds allow the Company to explore multiple MSC opportunities simultaneously while reducing financial and operating risks.

MESENCHYMAL STEM CELL TECHNOLOGY

    MESENGENESIS

    In the early embryo, the middle layer of cells (known as the mesoderm) and certain portions of the outer cell layers give rise to groups of cells that differentiate into bone marrow stroma, bone, cartilage, muscle, tendon, ligament, fat and other connective tissues. Based upon laboratory and preclinical research to date, the Company believes that the process of tissue regeneration follows a sequence of events similar to that of embryonic tissue formation and that throughout life, individuals maintain a reserve of mesenchymal progenitor cells that are capable of differentiating into new connective tissues. The Company refers to the progenitor cells that initiate tissue formation as mesenchymal stem cells and the formation of these tissues as mesengenesis.

    The schematic on the inside cover of this Prospectus illustrates the sequence of events which the Company believes are involved in the formation of connective tissues. MSCs proliferate (I.E., undergo multiple divisions) to generate increased numbers of MSCs. Many of these expanded MSCs then undergo a commitment step and enter a particular lineage pathway (E.G., bone-forming, cartilage-forming or tendon-forming), leading ultimately to the formation of differentiated, tissue-specific cells.

    Once committed to a specific pathway, the cells undergo distinctive conformational changes during the process of lineage progression. Eventually, the cells in each pathway undergo a differentiation process in which they no longer divide, but rather fabricate unique components (E.G., extracellular matrix, membrane receptors, bioactive factors) in a sequence of synthesis and assembly steps comparable to that originally observed when the embryo first develops specialized mesodermal tissues. The modulation of these synthesis and assembly steps is often referred to as maturation, as the newly formed tissue takes on its final form.

    CELL THERAPY USING MESENCHYMAL STEM CELLS

    The Company believes that the field of tissue regeneration is moving toward a new class of treatments involving cell therapy. The Company intends to commercialize products that result in site-directed tissue regeneration based on the use of MSCs. Such products would originate from a small sample of bone marrow cells collected by needle aspiration from a patient using a local anesthetic. The bone marrow aspirate would be transferred to the Company's processing facilities and the MSCs would be isolated and culture-expanded. The culture-expanded cells would then be returned to the patient for infusion or implantation. The MSCs would be combined in some instances with a biodegradable matrix or other delivery device capable of stabilizing the cells at the implant site.

    Results of preclinical studies indicate that, by increasing the quantity of MSCs at the defect site, the natural progression of mesengenesis will result in the regeneration of tissue and the repair of tissue defects. As a result, the Company intends to commercialize custom, autologous MSC infusions for treating the destructive effects of cancer chemotherapy and radiation therapy and custom, autologous MSC implants for orthopaedic tissue regeneration. The schematic on the inside cover of this Prospectus illustrates the process which the Company intends to utilize for clinical tissue regeneration.

    GENE THERAPY

    Gene therapy is a novel approach to the treatment of disease in which genes are inserted into a patient's cells to induce these cells to produce therapeutic proteins or to replace defective or missing genes. The Company believes that MSCs may be useful clinically for gene therapy applications, including the IN VIVO production of therapeutic drugs through their expression in connective tissues. The Company has shown that therapeutic genes can be transferred into MSCs in a highly efficient and reliable manner and can serve as a delivery vehicle for gene therapy applications. MSCs could be useful particularly as delivery cells for gene therapy based on the evidence that MSCs can: (i) efficiently incorporate the gene into MSCs, which can then be expanded in culture to produce a sufficient quantity of genetically-engineered cells for therapeutic treatment; (ii) replicate as stem cells IN VIVO to provide additional quantities of gene-modified cells; and (iii) retain gene expression during cellular differentiation into the desired connective tissue.

    The Company's business opportunity will depend, in part, upon the successful development of individual gene therapy applications currently under development by third parties such as Novartis. The Company's collaboration with Novartis is limited to three specific genes, together with a right of first refusal to additional genes specified on or before December 31, 1997. The Company currently retains the ability to license rights to develop therapies for additional gene targets outside of the scope of the Novartis collaboration.

    BIOPHARMACEUTICALS

    The Company believes that specific hematopoietic and mesengenic factors exist that control and modulate mesengenesis. The isolation of these factors could lead to biopharmaceuticals for regulating MSC proliferation and stimulating their differentiation into new mesenchymal tissues. These biopharmaceuticals could be used alone or in conjunction with the Company's MSC cell therapy applications. The development of these factors is complementary to the development of the Company's MSC technology because such factors could, among other things, enhance the production of MSCs during the culture-expansion phase of MSC manufacturing. To date, the Company has identified eight novel target molecules for possible biopharmaceutical development and has discovered the presence on MSCs of four target molecules previously identified by other groups, which are thought to play a direct role in MSC proliferation and differentiation.

PRODUCT DEVELOPMENT PROGRAMS

    The MSC platform technology is being developed by the Company and with collaborative partners who provide funding, research and development and commercialization expertise for multiple MSC product applications. The Company's product development programs and the commercialization rights and development status of such programs are summarized below:

                                          COMMERCIALIZATION
PRODUCT DEVELOPMENT PROGRAMS                   RIGHTS        DEVELOPMENT STATUS (1)
----------------------------------------                     -----------------------
CELL THERAPY
    Treatment following cancer                  Company      Phase I Clinical
      chemotherapy                                           Trials, Preclinical
                                                             Trials

    Bone Regeneration:
      Spinal fusion                             Company      Preclinical Trials
      Bone defects/Non-unions                   Company      Preclinical Trials

    Cartilage Regeneration                     Novartis(2)   Animal Studies

    Degenerative Disorders:
      Osteoporosis                             Novartis(2)   Animal Studies
      Osteoarthritis                           Novartis(2)   Research

    Tendon Regeneration                         Company      Animal Studies

    Cardiac Muscle and Other Soft Tissue        Company      Research

GENE THERAPY
    Vaccine delivery                            Company      Research/Development
    Three therapeutic genes                    Novartis      Research
    Other therapeutic genes                     Company      Research

BIOPHARMACEUTICALS
    Mesengenic Factors                          Company      Research
    Hematopoietic Factors                       Company      Research

--------------------------

(1) Development Status refers to the following stages ranging from early research through human clinical trials leading to market approval by the FDA or other regulatory agencies.

    (a) "Clinical Trials" refer to physician-sponsored human safety and efficacy studies.

    (b) "Preclinical Trials" refer to various animal studies which determine a product's initial safety and efficacy in preparation for filing of IND applications.

    (c) "Animal Studies" refer to various animal models which are used to demonstrate clinical proof-of-principle for a therapeutic approach or procedure. The same animal studies may serve as the basis for an IND application.

    (d) "Development" refers to laboratory studies leading to a product prototype which may be subsequently used in animal or preclinical studies.

    (e) "Research" refers to exploratory studies or to basic studies which may lead ultimately to a product development effort.

(2) The Company has retained the right to manufacture for sale in North America MSC products in the osteoporosis, osteoarthritis and cartilage injury fields.

CELL THERAPY

    STROMA REGENERATION

    Autologous bone marrow transplants and peripheral blood progenitor cell transplants are used increasingly as supportive therapy for cancer patients who have undergone high-dose chemotherapy, particularly for lymphoma, leukemia, breast cancer and several other types of solid tumors. These transplants are required because certain cancer drugs, radiation treatments and high-dose chemotherapy regimens destroy hematopoietic and mesenchymal cells, which limits the patient's ability to recover. Mesenchymal stem cells give rise to marrow stromal cells, which produce the spongy stromal matrix that comprises the bone marrow microenvironment. These marrow stromal cells contribute directly to blood cell formation by producing the extracellular matrix in which blood cell development takes place and by providing cytokines and other molecules that direct or stimulate the production of mature blood cells.

    MSCS FOR CANCER THERAPY. The Company's research is seeking to determine whether MSC therapy is able to regenerate the bone marrow microenvironment and restore normal marrow function. The benefits of MSC therapy may include decreases in: (i) costly platelet and growth factor infusions following transplantation; (ii) length and costs of hospital stay and the number of readmissions; and (iii) fatalities associated with the use and readministration of high-dose chemotherapy procedures. In addition, MSC cell therapy may also be used to restore the marrow microenvironment in certain diseases characterized by stromal failure, such as multiple myeloma, spontaneous cytopenias and aplastic anemia.

    DEVELOPMENT STATUS. The Company has completed four preclinical studies of stromal cell regeneration at the Fred Hutchinson Cancer Research Center in Seattle, Washington. These studies have shown that infusion of therapeutic doses of MSCs is safe and does not result in adverse side effects. Preliminary data from these studies also suggest a reduction in the time for hematopoietic cell recovery, with fewer platelet infusions and without the use of growth factor infusions during recovery. In addition, these preclinical studies indicate that intravenously infused MSCs localize to the bone marrow, a critical proof-of-concept for use in cancer therapy.

    In a physician-sponsored clinical trial conducted at UHC, MSCs were isolated and culture-expanded from a small starting sample of autologous bone marrow collected from 15 volunteer cancer patients either at the time of bone marrow harvest or during routine diagnostic bone marrow evaluation. As reported in the December 1995 issue of BONE MARROW TRANSPLANTATION, reinfusions of 1,000,000, 10,000,000 and 50,000,000 autologous MSCs into groups of five patients at each cell level in this dose-escalation safety study were well tolerated and did not produce any significant adverse effects.

    The Company has also provided a grant-in-aid to researchers at UHC to help support a Phase I safety study using autologous MSCs infused into advanced breast cancer patients following high-dose chemotherapy. The goal of this clinical trial, which was initiated in October 1996, is to demonstrate the safety of MSCs in a therapeutic setting in breast cancer patients receiving co-administration of autologous hematopoietic progenitor cell infusions. The therapeutic goal of this and future clinical studies is to improve the marrow microenvironment, to facilitate engraftment of peripheral blood progenitor cells and to enhance recovery of blood counts after ablative therapy.

    The Company is evaluating the preclinical and clinical results to date and formulating plans for a Phase I/II human clinical trial of MSC technology for stroma regeneration. The Company plans to commence such Phase I/II human clinical trials for stroma regeneration in 1998.

    MARKET OPPORTUNITY. Nearly 30,000 bone marrow transplants are performed annually worldwide involving hematopoietic reconstitution following chemotherapy or radiation of solid tumors and other bone marrow disorders. With improved clinical outcomes for solid tumor treatment and increased third-party coverage, the Company believes that the opportunity for the use of hematopoietic and mesenchymal stem cell therapy could more than triple to over 100,000 transplants annually by 2001. In the breast cancer setting specifically, there are approximately 190,000 new cases in the U.S. per year, of which 25-30% involve metastatic spread, which may benefit from intensified chemotherapy and MSC stromal regeneration therapy. In addition, the Company believes that oncologists will increasingly use high-dose chemotherapy with bone marrow transplants for ovarian, testicular and other solid tumors, as well as for leukemia and lymphoma.

    The Company estimates that as many as 300,000 patients could benefit from combination high-dose chemotherapy and stem cell reinfusion protocols using both hematopoietic progenitor and mesenchymal stem cell therapy. However, there can be no assurances that any safe and efficacious MSC product for stroma regeneration will be developed or receive regulatory approval. Successful development of the Company's MSC product for stroma regeneration will require additional research and development, including clinical testing, and will be subject to the Company's ability to finance such activities. See "Risk Factors--Uncertainty of Product Development" and "--Need for Substantial Additional Funds."

    BONE REGENERATION

    Many bone fracture patients suffer difficult or prolonged healing situations, such as non-unions, delayed unions, malunions and age-related fractures. While internal fixation, external fixation and bone growth stimulation devices comprise the principal products which currently assist in the repair of complex fractures, many of these high-risk fractures require bone grafts or other extensive surgical intervention. Currently, bone graft procedures using either a patient's own bone ("autograft") or donor-derived bone ("allograft") are performed in connection with the surgical procedures to repair non-unions, delayed unions, spinal fusions and tumor resections of long bone. The Company believes that allograft bone transplants now account for over one-half of the bone graft market, having replaced the exclusive use of bone autografts obtained by surgical excision of patients' normal tissue. Despite the reduction of operative risks, chronic pain and deformity associated with autografts, bone allografts often do not integrate fully with surrounding normal tissue, are not completely penetrated by host blood vessels and may not be tolerated immunologically in some patients.

    Segmental bone defects often arise when sections of long bones are removed surgically as a result of metastatic bone cancer, osteosarcoma (I.E., primary bone cancer) or multiple myeloma (I.E., bone marrow cancer). If malignant, both the involved and adjacent tissues are typically resected, generally leaving a large segmental bone defect which will not regenerate and which cannot generally be reconstructed.

    Spinal fusions are performed to treat degenerative diseases, deformities and spinal conditions created by traumatic injuries. Degenerative diseases typically occur in mature adults and result in immobility, pinched nerves and associated pain for the patient. Deformities, unless treated at a young age, prevent proper growth of the spine and can be life threatening if allowed to progress. Currently, spinal implants are used to facilitate the fusion of two or more vertebrae in the spine.

    MSCS FOR BONE REGENERATION. MSCs are advantageous because they can directly form the cells and matrix of mature bone tissue (I.E., osteogenic). By adding an optimal number of MSCs to the repair site in an appropriate formulation, the Company believes that it will be able to accelerate the proliferation of MSCs, the differentiation of MSCs into bone-forming cells and the vascularization of bone tissue. The MSC product will likely consist of autologous MSCs formulated with FDA-approved biodegradable matrix materials. The Company believes that MSC cell therapy will result in: (i) an improvement in the rate and quality of bone regeneration; (ii) elimination of painful autograft procedures; (iii) a delay, reduction or elimination of costly second-site tissue harvests; (iv) a cost reduction and decrease in the amount of time spent by physicians performing autograft procedures; and (v) a higher rate of healing in multi-level spinal fusions.

    DEVELOPMENT STATUS. Results from the Company's research studies have established that culture-expanded MSCs can rapidly fill a porous matrix with bone. These results suggest that MSCs could be useful in an autologous grafting technique for spinal fusion, reconstruction of long bone after tumor excision, joint reconstruction, prosthesis fixation and repair of age-related fractures.

    The Company is continuing to build on its research experience with further studies in preclinical models involving the regeneration of bone following surgical resection and spinal fusion. The Company has shown that MSCs have been able to regenerate bone in large femoral defects in small animal models, and the Company is collaborating with Tufts University to demonstrate this effect in larger animal models. In addition, the Company is sponsoring a collaborative study at the Cleveland Clinic Foundation, and will commence projects at other academic institutions, to study spinal fusion in large animal models. Initial results in both indications show that MSCs can regenerate new bone directly into large bone defects. In addition, the Company has demonstrated in immune-deficient animal models that human MSCs can regenerate a large bone defect, a critical proof-of-principle for the use of human MSCs in regenerating bone.

    The Company is testing a number of formulations of MSCs and matrix materials for bone regeneration in preclinical models, evaluating the preclinical results to date and formulating plans for a Phase I/II human clinical trial of MSC technology for bone regeneration. The Company plans to initiate human clinical trials of the MSC technology in bone regeneration in 1999.

    MARKET OPPORTUNITY. The Company believes that there is a significant commercial opportunity for MSC technology to regenerate bone in orthopaedic procedures. The number of procedures for which the Company believes MSC bone regeneration products could be used exceeds 1.1 million in the United States. These procedures include non-healing fractures (170,000), spinal fusions (202,000), maxillofacial reconstructions (219,000), prosthetic fixations (541,000) and gap fillings (31,000).

    In addition, the Company estimates that there are approximately 1.3 million age-related fractures each year in the U.S. Of these, approximately one-third are hip fractures, one-third are vertebral fractures and the remaining are wrist and upper arm fractures. The Company believes that age-related fractures represent a substantial market for bone regeneration products utilizing MSC cell therapy. However, there can be no assurances that any safe and efficacious MSC product for bone regeneration will be developed or receive regulatory approval. Successful development of the Company's MSC products for bone regeneration will require additional research and development, including clinical testing, and will be subject to the Company's ability to finance such activities. See "Risk Factors--Uncertainty of Product Development" and "--Need for Substantial Additional Funds."

    CARTILAGE REGENERATION

    Joint cartilage is designed to absorb the repeated shock of compressive and mechanical stress on the surface of articulating joints. Articular cartilage damage generally occurs as a result of a sports injury, traumatic injury or osteoarthritic degeneration. Despite various attempts to regenerate cartilage using collagen implants and cartilage tissue transplants, there is currently no reliable or proven treatment to regenerate damaged cartilage.

    MSC THERAPY FOR CARTILAGE REGENERATION. The Company's research and development is directed toward developing products for articular cartilage regeneration using autologous human MSCs, which can form both cartilage and bone. The Company believes that MSCs will be able to differentiate into cartilage-forming and bone-forming cells and regenerate tissue in full-thickness osteochondral (I.E., articular cartilage and underlying bone) defects with the appropriate formulation for stabilizing the implant in the cartilage defect during the regeneration process. Unlike MSC therapy, current chondrocyte therapies cannot repair osteochondral defects, nor are they indicated for the treatment of osteoarthritic lesions. The Company believes that an MSC product for cartilage regeneration could: (i) decrease the long-term risk of developing osteoarthritis; (ii) increase the repair rate for certain surgical procedures; and (iii) potentially restore naturally functioning cartilage. In addition, the Company has entered into a corporate collaboration with Novartis to develop MSC cell therapy products for the regeneration of surface and full-thickness cartilage defects. See "Business--Collaborative Research and Licensing Agreements--Novartis Agreement."

    DEVELOPMENT STATUS. The Company and its collaborators have conducted preclinical studies using transplanted MSCs that have resulted in the regeneration of articular cartilage which appeared to be equivalent to normal joint cartilage as determined by microscopy and immuno-histochemistry. Preclinical studies to date have been conducted principally in small animal models. In addition, the Company has made substantial advances in understanding the structure of natural cartilage extracellular matrix. Collectively, these results have helped the Company establish formulations, surgical techniques and demonstration of feasibility to permit pivotal preclinical studies commencing in 1998.

    MARKET OPPORTUNITY. The Company believes that a substantial market opportunity exists for MSC products for cartilage regeneration. In 1995, there were approximately 570,000 recreational and sports-associated cartilage injuries in the United States. Nearly half of these injuries were treated surgically, including meniscectomies to repair knee cartilage between joint articulating surfaces. However, there can be no assurances that any safe and efficacious MSC product for cartilage regeneration will be developed or receive regulatory approval. Successful development of the Company's MSC products for cartilage regeneration will require additional research and development, including clinical testing, and will be subject to the Company's ability to maintain and operate successfully under its collaborative agreement with Novartis. See "Risk Factors--Uncertainty of Product Development."

    DEGENERATIVE DISORDERS

    OSTEOPOROSIS. Osteoporosis is a progressive disease characterized by loss of bone mass and subsequent risk of brittle bone fractures, resulting mainly from the decrease in naturally occurring estrogen levels in postmenopausal women. Hormone replacement therapy and antiresorption products that decrease the rate of bone loss are currently the most effective methods for preventing or treating osteoporosis. However, the Company believes that approximately 10-20% of postmenopausal women do not tolerate these products or may not respond to conventional osteoporosis treatments. The Company believes that MSCs may be useful in treating patients by directly regenerating bone lost during osteoporosis. The goal is to reverse osteoporosis by forming bone directly from MSCs (I.E., osteogenesis).

    OSTEOARTHRITIS. Osteoarthritis is the final, end-stage of cartilage and joint failure. Hip and knee osteoarthritis are the two most common forms of joint cartilage degeneration. Osteoarthritis can be a primary degenerative process or result from childhood joint disorders. More frequently, osteoarthritis develops following adult joint injury, infection, metabolic disorder or abnormal bone formation. Many acute injuries of articular joint cartilage treated by current methods result in osteoarthritic lesions within a 5-10 year period. The Company believes that MSCs may be useful in regenerating osteoarthritic lesions of joint cartilage by forming new cartilage and the underlying bone at the defect site. The goal of the Company's research program in osteoarthritis is to stabilize or reverse the arthritic process using cartilage-forming MSCs (I.E., chondrogenesis).

    DEVELOPMENT STATUS. The Company is sponsoring research studies involving infusions of MSCs in animal models of osteoporosis. Preliminary results suggest an osteogenic effect of MSCs. In osteoarthritis, research is focusing on the formulation of MSCs for introduction into the arthritic joint. MSC osteoarthritis products are likely to develop from formulations used for acute cartilage defects. In collaboration with Novartis, the Company is conducting further research on systemic infusions or local implants of MSCs with the goal of reversing bone loss in osteoporosis and reforming joint cartilage in osteoarthritis.

    MARKET OPPORTUNITY. According to the National Osteoporosis Foundation, osteoporosis affects as many as 24 million postmenopausal women in the U.S., and the Company believes that more than twice that number are affected throughout Europe and Asia. Osteoporosis accounts for approximately 1.3 million bone fractures per year in the U.S. with as many as two to three times that number throughout other developed countries. Osteoarthritis is one of the most common chronic connective tissue disorders, affecting nearly 16 million patients in the United States. Each year, 1.1 million patients are admitted to U.S. hospitals for osteoarthritis treatment. In addition, there are more than 500,000 total hip and knee replacements and as many as 250,000 non-weight bearing joint replacements performed in the U.S. each year, principally the result of degenerative arthritis.

    However, there can be no assurance that any safe and efficacious MSC product for degenerative disorders will be developed or receive regulatory approval. Successful development of the Company's MSC products for degenerative disorders will require additional research and development, including clinical testing, and will be subject to the Company's ability to maintain and operate successfully under its collaborative agreement with Novartis. See "Risk Factors--Uncertainty of Product Development."

    TENDON REGENERATION

    No products currently exist to regenerate torn tendons and ligaments. Various materials have been tested by others, but these materials generally produce inadequate results, such as poor compatibility, tissue rejection, ligament breakage or irritating debris. Even autologous grafts are not without problems, including graft weakness, extensive time to revascularize, progressive joint laxity and muscle weakness above the graft site.

    DEVELOPMENT STATUS. The Company believes that MSC products for tendon regeneration can speed the healing rate of torn tissue and potentially provide a treatment for large gap tendon ruptures. The Company has demonstrated that MSCs are able to regenerate a torn tendon in a critical size tendon defect in small animal models. Results from the Company's tendon regeneration studies demonstrate that MSCs can regenerate severed tendons to approximately two-thirds the strength of normal tissue within as little as four weeks. The Company plans to continue these studies utilizing a proprietary MSC tendon fixation device for which the Company has a pending patent application. The tendon fixation device would serve to stabilize the tendon defect and provide a support for the MSC products. In March 1997, the Company was awarded a $750,000 Phase II Small Business Innovation Research ("SBIR") grant to develop further the potential of MSCs for tendon regeneration.

    MSC PRODUCTS FOR TENDON REGENERATION. There are currently over 150,000 surgical procedures annually involving the repair of tendons and rotator cuffs. However, there can be no assurance that any safe and efficacious MSC product for tendon regeneration will be developed or receive regulatory approval. Successful development of the Company's MSC products for tendon regeneration will require additional research and development, including clinical testing, and will be subject to the Company's ability to finance such activities. See "Risk Factors--Uncertainty of Product Development" and "--Need for Substantial Additional Funds."

    CARDIAC MUSCLE AND OTHER SOFT TISSUE

    The Company believes that a substantial opportunity exists for the regeneration of cardiac (heart) muscle damaged by ischemic (I.E., tissue death) heart disease from congestive heart failure ("CHF") or by other cardiac diseases. Heart disease is a leading cause of death and disability in the United States, with more than 1,000,000 CHF patients who will die within two years following their diagnosis. The market for MSC regeneration of cardiac muscle is estimated by the Company at 300,000 patients in the United States, and over 1,000,000 patients worldwide. The Company believes that cardiac tissue regeneration represents an important application for its MSC technology because:
(i) prior studies have shown that MSCs are capable of differentiating into muscle cells; (ii) recent research by other groups have demonstrated the potential for implanted tissue to integrate into cardiac muscle; and (iii) a significant economic benefit exists for treating heart muscle otherwise incapable of regenerating itself. In October 1997, the Company was awarded a grant in the amount of $2,000,000 from the U.S. Department of Commerce, National Institute for Standards and Technology ("NIST") to pursue research into cardiac muscle regeneration using MSC technology.

    The Company also intends to pursue research and development of fat tissue regeneration with a view toward MSC products for plastic and reconstructive surgery using a patient's own fat-generating MSCs.

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The Company believes that improved contours and implant retention would result from soft tissue implants or injections that combine MSCs with an appropriate collagen matrix. The Company believes that approximately 100,000 craniofacial and breast augmentation patients could be candidates for plastic or reconstructive treatment involving MSC products each year in the United States. The Company intends to seek research grants and corporate collaborators to co-develop MSC products for both cardiac muscle and fat tissue regeneration. However, there can be no assurance that the Company will be awarded any grants, that the funding will be adequate, that corporate collaborations can be developed, or that research results will be suitable to commercialize any MSC products for cardiac muscle regeneration or plastic and reconstructive surgery. See "Risk Factors--Uncertainty of Product Development" and "--Need for Additional Substantial Funds."

GENE THERAPY

    Gene therapy is a therapeutic approach with the potential to alter the course of certain genetic diseases and to deliver useful drugs within the body. Gene therapies are generally designed to introduce a missing normal gene into otherwise defective human tissue, or to introduce a novel biopharmaceutical into the body via a gene not present. The therapeutic gene of interest is inserted into a suitable vector that can be used to transport and integrate the gene into the DNA of the target cell. The gene then produces the newly coded protein within the target cell. The Company believes that MSCs may be useful clinically for gene therapy to correct inborn or acquired tissue disorders or for the IN VIVO production of therapeutic drugs through their expression in tissues derived from genetically modified MSCs.

    MSCS FOR GENE THERAPY. The Company believes that the ability to incorporate into MSCs a desired DNA sequence through a vector represents a significant enabling technology for gene therapy. The ability to use a self-renewing stem cell that can be culture-expanded and provides continuing gene expression IN VIVO has eluded gene therapy companies. The Company has demonstrated that MSCs can be isolated and culture-expanded directly IN VITRO, maintain their stem cell state and express inserted genes at high frequency IN VIVO. Furthermore, mesenchymal tissues are replaced at a slower rate than hematopoietic cells, permitting potentially longer term gene expression.

    DEVELOPMENT STATUS. The Company has demonstrated that MSCs can be transduced at high efficiency and that MSCs containing the added DNA (I.E., transduced cells) can be further expanded to high levels of purity in culture. The Company was issued a U.S. patent covering transduced MSCs for use in gene therapy. The Company intends to focus further research activities on improving the efficiency of its core gene transduction technology. In addition, research will be directed toward the expression of other genes IN VIVO. The Company has entered into a collaboration with Novartis to pursue these studies in three target genes. See "Business--Collaborative and Licensing Agreements--Novartis Agreement."

    MSC PRODUCTS FOR GENE THERAPY. There are no gene therapy products on the market, although a number are undergoing human clinical trials. Significant research is being conducted currently in the field of gene therapy and therapies may be developed for the treatment of inflammatory and autoimmune diseases, neurodegenerative diseases, cardio-pulmonary diseases and other diseases resulting from a missing or defective gene. However, there can be no assurance that the Company will be able to develop safe and efficacious applications of MSC products for gene therapy. Successful development of the Company's MSC products for gene therapy will require substantial additional research and development, including clinical testing, and will be subject to the Company's ability to operate successfully under its collaborative agreement with Novartis, enter into additional collaborations and finance such activities on its own where necessary. See "Risk Factors--Uncertainty of Product Development" and "--Need for Substantial Additional Funds."

BIOPHARMACEUTICALS

    MESENGENIC FACTORS

    The Company is conducting research into mesengenic growth and differentiation factors, focusing on molecules that regulate MSC growth and stimulatory factors for lineage commitment. Osiris has commenced research to identify the growth factors and stimulatory factors that are required for the self-renewal, proliferation and differentiation of MSCs. To date, the Company has identified a number of mesengenic factors which are unique or novel to MSCs. If successful in identifying and purifying these factors, the Company intends to pursue further development of these factors as biopharmaceuticals which affect the proliferation and differentiation of MSCs. These factors could be used alone or in conjunction with cell therapy products containing MSCs. The Company intends to pursue commercialization of mesengenic biopharmaceuticals through one or more corporate collaborators.

    HEMATOPOIETIC FACTORS

    Mesenchymal stem cells and hematopoietic stem cells are distinct and unique progenitors, each of which can give rise to complex, multicellular pathways that ultimately produce cells and tissues which have completely different structures and functions. Both stem cells appear to be in close cell-to-cell contact and are believed to be the source of yet unidentified growth factors, principally those made by MSCs, which are partly responsible for regulating the formation of mature blood cells. The interaction of the two stem cells in the bone marrow represents a major new field of cell transplant medicine and immune system biology. The Company believes that the interaction between MSCs and HSCs in bone marrow could lead to a new class of biopharmaceuticals that are based on the expression of unique cross-signaling molecules between MSCs and HSCs.

    The Company is using its knowledge of mesenchymal and hematopoietic stem cells to detect molecules that regulate HSC proliferation and differentiation into mature blood cells. The Company has initiated research on mesengenic factors that affect the signaling pathways associated with hematopoietic stem cells in order to develop novel biopharmaceuticals for the treatment of cancer, blood and immune disorders. The Company intends to pursue commercialization of hematopoietic biopharmaceuticals through one or more corporate collaborators.

    However, there can be no assurance that any safe and efficacious mesenchymal or hematopoietic biopharmaceuticals will be developed by the Company or receive regulatory approval. Successful development of the Company's mesenchymal and hematopoietic biopharmaceuticals will require substantial additional research and development, including clinical testing, and will be subject to the Company's ability to enter into and operate successfully under future collaborative agreements and finance such activities on its own, where necessary. See "Risk Factors--Uncertainty of Product Development" and "--Need for Substantial Additional Funds."

COLLABORATIVE RESEARCH AND LICENSING AGREEMENTS

    Where consistent with its business strategy, the Company intends to enter into collaborations or to license product and marketing rights to selected strategic collaborators to capitalize on the research, production, development, regulatory and marketing capabilities of these organizations. The Company's principal collaborative research, license and technology agreements are set forth below.

    NOVARTIS AGREEMENT

    In June 1997, the Company entered into a Research and Licensing Agreement with Novartis Pharmaceuticals Corporation (the "Novartis Agreement") for the development of MSC products for osteoporosis, osteoarthritis, cartilage injury and selected gene therapy applications. Pursuant to the Novartis Agreement, the Company is entitled, subject to certain conditions, to receive up to $50,000,000

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
during the five-year period of the agreement for research and development funding of the Company's osteoporosis, osteoarthritis, cartilage and certain portions of its gene therapy research programs. The Company also could receive milestone payments of up to $93,000,000, contingent upon the achievement of specified regulatory milestones in connection with the development of products pursuant to the Novartis Agreement. There can be no assurance, however, that the Company will become entitled to the full $50,000,000 of research and development funding or that any of the products currently contemplated for development pursuant to the Novartis Agreement will achieve the specified milestones entitling the Company to any of the milestone payments. In connection with entering into the Novartis Agreement, Novartis Pharmaceuticals Corporation also paid the Company an initial up-front payment of $3,000,000 and Novartis Pharma AG purchased 692,059 shares of Common Stock (representing 7.9% of the Company's outstanding Common Stock) for $10,000,250.

    In return, Novartis Pharmaceuticals Corporation received exclusive worldwide rights to use and sell certain MSC products in the osteoporosis, osteoarthritis, cartilage injury and gene therapy fields developed during the collaboration. Novartis Pharmaceuticals Corporation is required to pay the Company royalties based upon net sales, if any, for such products. The Company has retained exclusive rights to manufacture MSC products for sale in North America in the osteoporosis, osteoarthritis and cartilage injury fields at cost plus a percentage profit, subject to certain conditions.

    Under the Novartis Agreement, in addition to the up-front payment, the equity investment and the research and milestone payments noted above, Novartis Pharmaceuticals Corporation is responsible for funding the cost of all clinical development, regulatory submissions, marketing and sales and manufacturing (excluding North America) of MSC products, if any, developed pursuant to the collaboration. As a result, the Company is dependent upon Novartis Pharmaceuticals Corporation to seek regulatory approvals for, to conduct trials for and to determine the ultimate commercialization of the MSC products subject to the collaboration.

    DEFENSE ADVANCED RESEARCH PROJECTS AGENCY AGREEMENT

    In June 1996, the U.S. Defense Advanced Research Projects Agency ("DARPA"), awarded a sole-source, multi-year research contract to the Company for research into the use of human MSCs as a strategic platform for detection and treatment of biological and chemical agents. The $6,000,000 in funding provided under the DARPA Agreement, consisting of $2,000,000 per year for three years (supplemented by cost-sharing contributions from the Company in the form of equipment and indirect costs), is being used to conduct two projects focusing on: (i) a novel delivery system for vaccines using MSCs; and (ii) a novel detection system for toxic or biological agents using MSCs. The Company retains all commercial rights to inventions which result from its research under the DARPA agreement. In May 1997, the Company received approval for the second year of funding under the contract, having successfully completed the first year's milestones.

    NATIONAL INSTITUTE OF STANDARDS AND TECHNOLOGY COOPERATIVE AGREEMENT

    In October 1997, NIST awarded the Company a single recipient cooperative agreement (the "NIST Agreement") for research into the use of human MSCs to regenerate cardiac muscle tissue. The $2,000,000 in funding provided under the NIST Agreement, consisting of $666,666 per year for three years (supplemented by cost-sharing contributions from the Company in the form of direct and indirect costs), is being used to conduct research focusing on the differentiation of MSCs into cardiac tissue in the body and restoration of function to damaged heart tissue. The Company retains all commercial rights to inventions which result from its research under the NIST Agreement.

    SMALL BUSINESS INNOVATION RESEARCH GRANTS

    In March 1997, the Company was awarded a $750,000 Phase II SBIR grant for a two-year continuation of research into tendon regeneration. The Company intends to match the funding received under this grant in order to accelerate its product development efforts in tendon regeneration. Under the SBIR program, the Company retains the rights to commercialize technology developed with the SBIR funding, subject to certain limitations. Previously, the Company was awarded two Phase I research grants under the SBIR Program for research on the use of MSC therapy in tendon regeneration and facial joint repair.

    ACADEMIC COLLABORATIONS

    CASE WESTERN RESERVE UNIVERSITY. In February 1995, the Company entered into a three-year, $1,440,000 agreement with Case Western Reserve University ("CWRU") for research in the laboratories of the Company's scientific founders. The CWRU research agreement is focused on research in four areas of the Company's long-term product interest, namely: (i) the regeneration of bone which has been depleted by osteoporosis; (ii) the regeneration of joint cartilage which has degenerated through osteoarthritis; (iii) the regeneration of meniscal knee cartilage to prevent subsequent osteoarthritis; and (iv) the identification and synthesis of a bioactive factor(s) which support the IN VIVO proliferation of MSCs. Rights to discoveries and patentable inventions resulting from the CWRU research agreement are licensed exclusively to the Company. Under the Technology Transfer and License Agreement with CWRU (the "CWRU License Agreement"), the Company purchased the rights to its first three issued patents and, subject to rights retained by the U.S. Government and research rights retained by CWRU, the Company has an exclusive, worldwide license to all additional MSC patents relating thereto developed by Drs. Caplan and Haynesworth or persons working under their direction at CWRU. The License Agreement provides for royalty-free ownership under the first three patents and requires the Company to pay royalties on revenues related to technology covered by subsequent CWRU patents, with royalty payments commencing on the third anniversary of the date on which such products are first sold.

    THE JOHNS HOPKINS UNIVERSITY. In December 1994, Gryphon Pharmaceuticals, Inc. ("Gryphon") entered into a Research and License Agreement with The Johns Hopkins University (the "JHU Agreement") under which Gryphon agreed to sponsor for up to five years the hematopoietic stem cell research of Drs. Curt I. Civin and Donald Small. Research under the JHU Agreement is focused specifically on identifying unique cell signaling molecules that regulate the self-renewal, commitment and differentiation of hematopoietic stem cells and their progenitor cells. Dr. Civin is the original discoverer of the CD34 antibody that is used commercially to separate hematopoietic stem cells and their progenitor cells from mature blood cells and platelets during bone marrow transplantation.

    Gryphon is a majority-owned subsidiary of the Company and was formed to research, develop and ultimately commercialize HSC growth factors, differentiation molecules and the biopharmaceuticals based on the Civin/Small technology. Gryphon will provide $2,200,000 in research funding to the Civin/Small laboratories over five years. Under a Share and Warrant Purchase Agreement dated December 23, 1994, the Company agreed to provide Gryphon $1,200,000 over a three-year period ending July 1, 1997, as well as a $1,000,000 loan over the following two-year period, for use towards this research funding. In exchange for this research funding, Gryphon will receive worldwide exclusive commercial rights to hematopoietic stem and progenitor cell discoveries under the JHU Agreement. Gryphon has granted the Company an exclusive license to mesenchymal stem cell discoveries under a separate License Agreement dated December 23, 1994.

    Gryphon is expected to conduct the majority of its research and development activities through its own staff and facilities and those of The Johns Hopkins School of Medicine. Gryphon intends to pursue, as part of its primary commercialization strategy, research and development agreements with biotechnology companies and with major international pharmaceutical companies to substantially broaden and accelerate development of its hematopoietic stem cell technology. It is anticipated that Gryphon will require substantial additional funds to conduct its planned operations prior to the time, if ever, that Gryphon realizes revenues from such agreements, product sales or royalties on product sales. There can be no assurance that Gryphon will be able to obtain additional funds through such means or any other means. If additional funds are raised by issuing equity securities, the Company's ownership interest in Gryphon will be diluted and the Company may no longer own a majority of Gryphon's outstanding voting stock.

    CENTRO DI BIOTECNOLOGIE AVANZATE, GENOA, ITALY. In July 1997, the Company entered into a three-year, $1,000,000 agreement with the Centro di Biotecnologie Avanzate for research in the laboratories of Dr. Ranieri Cancedda (the "CBA Agreement"). The CBA Agreement is focused on research in three areas of the Company's long-term product interest, namely: (i) regeneration of bone marrow stroma and other elements of bone marrow following chemotherapy; (ii) regeneration of bone which has been depleted by cancer chemotherapy or osteoporosis; and (iii) regeneration of damaged skeletal and connective tissue in orthopaedic applications. Rights to discoveries and patentable inventions resulting from the CBA Agreement will be licensed exclusively to the Company.

    FRED HUTCHINSON CANCER RESEARCH CENTER. The Company is sponsoring preclinical studies for stromal cell reconstitution at the Fred Hutchinson Cancer Research Center in Seattle, Washington. The goal of these studies is to determine the ability of MSCs to enhance hematopoietic reconstitution and marrow engraftment following cancer chemotherapy or radiation ablation therapy. See "Business--Stroma Regeneration--Development Status" for details on the content and results of this research collaboration.

    IRELAND CANCER CENTER AT UNIVERSITY HOSPITALS OF CLEVELAND. Osiris has provided a grant-in-aid in support of an investigator-sponsored clinical trial using human MSCs derived from the bone marrow of patients receiving ablative chemotherapy treatment for advanced breast cancer. The trial is primarily a safety study to identify any toxicities associated with infusion of MSCs and to determine whether the combination of MSCs and peripheral blood stem/progenitor cells accelerates engraftment and blood-formation relative to historical controls.

    TUFTS UNIVERSITY AND THE CLEVELAND CLINIC FOUNDATION. The Company is sponsoring preclinical studies at Tufts University to determine the efficacy of MSCs for the regeneration of segmental bone defects and acute cartilage injuries. The Company is sponsoring preclinical studies at the Cleveland Clinic Foundation to determine the efficacy of MSCs for the regeneration of bone in a spinal fusion indication.

PATENTS AND INTELLECTUAL PROPERTY

    The Company seeks to protect its technology through normal trade secret protection and, where appropriate, U.S. and foreign patent filings. The Company owns or has an exclusive license to five patents granted in the United States relating to: (i) isolated human mesenchymal stem cells and therapeutic compositions containing such cells; (ii) producing bone or cartilage through the use of human mesenchymal stem cells; (iii) repairing connective tissue damage through the use of human mesenchymal stem cells; (iv) isolated human mesenchymal stem cells transfected with genetic material for potential use in gene therapy;
(v) certain antibodies against human osteogenic cells and the use thereof. The Company also owns or has licenses to over forty United States and foreign patent applications directed to MSC technology.

    The Company intends to continue to use its scientific expertise to pursue and patent new developments with respect to uses, compositions and factors related to MSCs to enhance the Company's leadership in the MSC field. However, the protection afforded by the granted United States patents with respect to the composition of human MSCs and transduced human MSCs, respectively, will not be obtained outside the United States. In addition, the Company is aware of a granted United States patent owned by a subsidiary of Novartis which covers the use of EX VIVO gene therapy in humans. If a license is not obtained under such patent, the Company or any of its future collaborators may not be able to exploit in the United States EX VIVO gene therapy with the Company's MSC technology. There can be no assurance that such a license will be available on commercially acceptable terms, if at all. Also, certain of the Company's technology has resulted and will result from research funded by agencies of the United States government. As a result of such funding, the United States government has certain rights in the technology developed with the funding. These rights include a non-exclusive, paid-up, world-wide license under such inventions for any governmental purpose. In addition, under certain conditions, the government has the right to require the Company to grant to third parties licenses of such technology. Any of the foregoing limitations on the Company's proprietary rights with respect to its MSC technology could have a material adverse effect on the Company.

    The Company also relies on trade secrets and unpatentable know-how which it seeks to protect, in part, by confidentiality agreements. It is the Company's policy to require its officers, employees, consultants, contractors, manufacturers, outside scientific collaborators and sponsored researchers and other advisors to execute confidentiality agreements. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with the Company is to be kept confidential and not disclosed to third parties except in specific limited circumstances. The Company also requires signed confidentiality or material transfer agreements from any company that is to receive its confidential data. In the case of employees, consultants and contractors, the agreements generally provide that all inventions conceived by the individual while rendering services to the Company shall be assigned to the Company as the exclusive property of the Company. There can be no assurance, however, that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets or unpatentable know-how will not otherwise become known or be independently developed by competitors. See "Risk Factors--Patents and Proprietary Rights."

COMPETITION

    The Company is developing products that compete with existing products and may compete with products being developed by other companies. Competition in the development of human therapeutics is particularly intense and includes many large pharmaceutical and medical device companies, biopharmaceutical companies, specialized biotechnology firms, universities and other research institutions. Some of these competitors have extensive financial, marketing and human resources which give them a significant competitive advantage. Pharmaceutical companies have extensive experience in conducting human clinical trials, in obtaining regulatory approval to market products and in large-scale manufacturing. Other biopharmaceutical companies also have more resources and experience in these areas than the Company. A number of pharmaceutical companies have entered or expanded their presence in biotechnology by collaborating with these companies.

    The technology underlying the development of human therapeutic products is expected to continue to undergo rapid and significant advancement and change. In the future, the Company's technological and commercial success will be based on its ability to develop proprietary positions in key scientific areas and efficiently evaluate potential product opportunities.

    The Company's products may compete directly with various morphogenic proteins (I.E., growth factors) being developed by certain companies for the repair of musculoskeletal tissue. Genetics Institute, Inc., Chiron Corporation, Genentech, Inc., Creative BioMolecules, Inc. and Amgen Inc. are developing recombinant morphogenic proteins for enhancing or augmenting the repair of musculoskeletal defects. In addition, the Company believes that a number of pharmaceutical companies, such as Bristol-Myers Squibb Company, Merck & Co., Inc., Rhone-Poulenc Rorer Inc., Eli Lilly & Company and SmithKline Beecham Plc, are developing other recombinant human proteins (primarily growth factors) for use in the repair of musculoskeletal defects.

    Other products and therapies that may compete with the Company's MSC products include various bone fill or bone replacement products such as demineralized bone matrix, hydroxyapatite and tricalcium phosphate ceramics.

    Certain companies, such as Osteotech, Inc., CryoLife, Inc. and LifeCell Corporation, are processing allograft musculoskeletal tissues and derivative products for the repair of tissue defects. While these products have proven to be effective in treating certain musculoskeletal injuries, their widespread use may be limited by availability of cadaver donor tissue. Other companies utilize electrical or ultrasonic stimulation devices to augment the repair of fractures-at-risk and bone non-unions.

    In the area of soft tissue repair, companies such as Advanced Tissue Sciences, Inc., Integra LifeSciences Corporation, Genzyme Corporation (Genzyme Tissue Repair Division) and Organogenesis Inc. are pursuing projects to develop products for cartilage repair, with or without the inclusion of cultured chondrocytes. The Company believes that these approaches will not be as effective as MSC products because, unlike MSCs, they may not form the proper extracellular matrix characteristic of normal tissue formed from stem cells.

    A number of biotechnology and pharmaceutical companies are pursuing the development of recombinant growth factors and hormones for the treatment of osteoporosis. These companies include Chiron Corporation, Amgen Inc., Creative BioMolecules, Inc., Genetics Institute, Inc. and others. Other major pharmaceutical companies have developed or are pursuing the development of traditional drugs for the prevention of osteoporosis. The Company believes that it is the only company seeking to develop an autologous cell-based osteoporosis treatment for the regeneration of bone to reverse the course of bone loss.

    In addition to competing with pharmaceutical and biotechnology companies, the Company's products and technologies will also compete with those developed by academic institutions, governmental agencies and other public organizations conducting research that may discover new therapies, seek patent protection or establish collaborative arrangements for product research.

    The Company believes that in addition to patent position, efficacy and price, the timing of a product's introduction may be a major factor in determining eventual commercial success and profitability. Early entry may have important advantages in gaining product acceptance and market share. Accordingly, the relative speed with which the Company can complete preclinical and clinical testing, obtain regulatory approvals and supply commercial quantities of the product is expected to have an important impact on the Company's competitive position, both in the United States and international markets. Other companies may succeed in developing similar products that are introduced earlier, are more effective or are produced and marketed more effectively. There can be no assurance that research and development by others will not render any of the Company's products obsolete or noncompetitive. See "Risk Factors--Rapid Technological Change; Competition."

SALES AND MARKETING

    The Company's strategy is to market products through large pharmaceutical, medical device or biotechnology companies. Implementation will depend in large part on the market potential of any products the Company develops as well as on the Company's financial resources. Novartis has the worldwide right to market future products, if any, resulting from the collaboration with the Company with respect to osteoporosis, osteoarthritis, cartilage repair and selected gene therapy applications. The Company does not expect to have a direct sales capability for at least the next several years. For the foreseeable future, the Company plans to focus its activities on the research, development and manufacturing of multiple products from its broad MSC technology platform.

MANUFACTURING

    The Company has completed construction of a 1,300 square foot pilot manufacturing plant at its facility in Baltimore, Maryland, for use in its planned human clinical trials for MSC products. The Company is pursuing the validation and certification of the facility by the FDA for use as a clinical cell processing facility in early 1998. As such, the facility will be subjected to regulation by the FDA under current and planned Good Manufacturing Practices ("GMP") procedures for the operation of a cell processing facility. There can be no assurance that the facility will be validated or approved for the manufacture of MSC products for clinical use. In addition, the Company will be required to develop a production scale processing facility for the manufacture of products, if any are developed, for its MSC technologies. The inability to finance, validate or manufacture any MSC product could adversely affect the Company's ability to develop and deliver commercially feasible products on a timely and competitive basis. See "Risk Factors--Lack of Manufacturing, Marketing or Sales Capabilities."

GOVERNMENT REGULATION

    Biological products, medical devices, combination products and human tissue products, including the Company's products under development, are subject to extensive and rigorous regulation by the federal government, principally the FDA, and by state and local governments. If these products are marketed outside the U.S., they also are subject to export requirements and to regulation by foreign governments. The applicable regulatory clearance process, which must be completed prior to the commercialization of a product, is lengthy and expensive. There can be no assurance that the Company or its collaborative partners will be able to obtain necessary regulatory approvals on a timely basis, if at all, for any of the Company's products under development. Delays in or failure to receive such approvals, the loss of previously received approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company.

    The FDA requirements for the Company's products under development will vary depending upon whether the product is regulated as a biological product, medical device, combination product or cellular or tissue-based product. Because the Company is still at the early stages of product development and because certain FDA policies with regard to tissue products are still evolving, it is not possible to determine which statutory and regulatory requirements will apply to any products eventually developed by the Company. It is not possible at the present time to predict either the timeframe for completion of various regulatory initiatives which could affect the Company's future products, or the ultimate effect that they could have, if any, on the products under development by the Company.

    Furthermore, it is uncertain if and when the Company or its corporate collaborators will submit any applications, if required, for any of its cell therapy products and biopharmaceuticals under development for any indications. There can be no assurance that any studies will be completed or, if completed, will demonstrate that the products are safe and effective for their intended uses, or that approval, if required, will be granted by the FDA or other comparable international agency on a timely basis, or at all, for any of these products for any studied indications. Failure of the Company or its corporate collaborators to obtain any required marketing approval of any of its products would have a material adverse effect on the Company.

    FDA PROPOSED REGULATION OF HUMAN CELLULAR AND TISSUE-BASED PRODUCTS

    In March 1997, the FDA proposed a comprehensive framework for the regulation of human cellular and tissue-based products ("FDA's Proposed Approach to Regulation of Cellular and Tissue-Based Products"). Although this announcement represents the FDA's current view in this area of regulation, it is only at the proposed stage and there is no assurance that this is the framework the agency ultimately will adopt. If this proposal is implemented, it may apply to some of the Company's cell therapy products and biopharmaceuticals. The products for which it does not apply will be regulated under the FDA's biological product, medical device and combination product laws and regulations.

    The FDA's Proposed Approach to Regulation of Cellular and Tissue-Based Products would subject human cell and tissue products to a tiered approach to regulation. The level of regulation will depend on the level of risk posed by the product. Under this proposed scheme, disease screening, testing and manufacturing under "Good Tissue Practices" ("GTPs") would be recommended for tissue that is processed only through minimal manipulation. Minimally processed structural tissue (E.G., ligaments, bones, cartilage, tendons) used for its normal function and having no non-tissue parts would be subject to GTPs, but would not require a premarket approval submission to the FDA. Metabolic tissue (I.E., tissue that affects the function of the entire body) that has been manipulated, or is used for other than its normal function, or has nontissue parts, would be subject to more comprehensive processing controls than GTPs, and premarket approval by the FDA would be required. Given the nature of the Company's products, premarket approval is likely to be required for the Company's cell therapy products and biopharmaceuticals under development. If premarket approval is required, the standard for effectiveness would be consistent with that required for comparable medical devices and biological product approvals.

    Certain of the Company's cell therapy products under development utilize autologous MSCs taken from a patient and isolated, purified and expanded IN VITRO using the Company's proprietary process. After expansion, the cells are transplanted back to the same patient to regenerate injured or defective tissue. The FDA currently considers the isolation, purification and expansion processes as more than minimal manipulation and is likely to require that a Biologic License Application ("BLA") under the FDA's biological product regulations be filed for MSC products. See "--Regulation of Biological Products."

    ORPHAN PRODUCT STATUS

    The Company may seek orphan product designation for certain cell therapy products intended for low incidence (fewer than 200,000 patients) indications. Before a product can receive marketing exclusivity associated with orphan product status, it must receive orphan product designation. If a product receives such designation and it is the first FDA-approved application for the specified indication, the applicant would receive seven years of marketing exclusivity. The Company or its collaborative partners ultimately may not seek orphan product designation. Further, if such designation is sought, the FDA may not grant it. Moreover, other companies also may receive orphan designation and obtain FDA marketing approval first. If this occurs and another company receives seven-year marketing exclusivity for the same product, the Company and its collaborative partners would not be permitted to market its product in the U.S. during the exclusivity period. If the FDA regulates the product as a cell, tissue or medical device rather than as a biological, the product would not be eligible for orphan drug designation, approval or exclusivity.

    REGULATION OF BIOLOGICAL PRODUCTS

    Some of the Company's cell therapy products and biopharmaceuticals may be subject to the biological product regulations. During their clinical development, biological products are regulated pursuant to IND requirements. Product development and approval takes a number of years, involves the expenditure of substantial resources and is uncertain. Many biological products that appear promising ultimately do not reach the market because they cannot meet FDA or other regulatory requirements. In addition, there can be no assurance that the current regulatory framework will not change through regulatory, legislative or judicial actions or that additional regulation will not arise during the Company's product development that may affect approval, delay the submission or review of an application, if required, or require additional expenditures by the Company.

    The activities required before a new biological product may be approved for marketing in the U.S. primarily begin with preclinical testing, which includes laboratory evaluation and animal studies to assess the potential safety and efficacy of the product as formulated. Results of preclinical studies are summarized in an IND application to the FDA. Human clinical trials may begin 30 days following submission of an IND application, unless the FDA requires additional time to review the application.

    Clinical testing involves the administration of the biological product to healthy human volunteers or to patients under the supervision of a qualified principal investigator, usually a physician, pursuant to an FDA-reviewed protocol. Each clinical study is conducted under the auspices of an institutional review board ("IRB") at each of the institutions at which the study will be conducted. A clinical plan, or "protocol," accompanied by the approval of an IRB, must be submitted to the FDA prior to commencement of each clinical trial. Human clinical trials are conducted typically in three sequential phases. Phase I trials consist of, primarily, testing the product's safety in a small number of patients or healthy volunteers. In Phase II, the safety and efficacy of the product is evaluated in a patient population. Phase III trials typically involve additional testing for safety and clinical efficacy in an expanded population at geographically dispersed sites. The FDA may order the temporary or permanent discontinuance of a preclinical or clinical trial at any time for a variety of reasons, particularly if safety concerns exist.

    A company seeking FDA approval to market a biological product must file a BLA. In addition to reports of the preclinical and human clinical trials conducted under the FDA-approved IND application, the BLA includes evidence of the product's safety, purity, potency and efficacy, as well as manufacturing, product identification and other information. Submission of a BLA does not assure FDA approval for marketing. The application review process generally takes one to three years to complete, although reviews of drugs and biological products for life-threatening diseases may be accelerated or expedited. However, the process may take substantially longer.

    The FDA requires at least one and often two properly conducted, adequate and well-controlled clinical studies demonstrating efficacy with sufficient levels of statistical assurance. However, additional information may be required. Notwithstanding the submission of such data, the FDA ultimately may decide that the BLA does not satisfy the regulatory criteria for approval and not approve the application. The FDA may impose post-approval obligations, such as additional clinical tests following BLA approval to confirm safety and efficacy (Phase IV human clinical trials). The FDA may, in some circumstances, also impose restrictions on the use of the biological product that may be difficult and expensive to administer. Further, the FDA requires reporting of certain safety and other information that becomes known to a manufacturer of an approved biological product. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market.

    Prior to approving an application, the FDA will inspect the prospective manufacturer to ensure that the manufacturer conforms to the FDA's current GMP regulations. To comply with the GMP regulations, manufacturers must expend time, money and effort in product recordkeeping and quality control to assure that the product meets applicable specifications and other requirements. The FDA periodically inspects manufacturing facilities in the U.S. and abroad in order to assure compliance with applicable GMP requirements. Failure of the Company to comply with the FDA's GMP regulations or other FDA regulatory requirements could have a significant adverse effect on the Company.

    After a product is approved for a given indication in a BLA, subsequent new indications or dosage levels for the same product are reviewed by the FDA via the filing and approval of a BLA supplement. The BLA supplement is more focused than the BLA and deals primarily with safety and effectiveness data related to the new indication or dosage. The Company will be required to comply with certain post-approval obligations, such as compliance with GMPs.

    REGULATION OF COMBINATION PRODUCTS

    Some of the cell therapy products which the Company intends to develop may be regulated as combination biological product/medical devices. The cellular therapy products, which the Company anticipates will include both MSCs and biomatrices, may be considered combination biological/medical devices. If a product is a combination product, in most instances a single application will be filed with the FDA and one center at the FDA (E.G., the Center for Biologics Evaluation and Research) will have primary jurisdiction over the application. The application may contain both a medical device premarket approval ("PMA") application and a BLA. Accordingly, both sets of applicable regulations to the product (E.G., the biological products laws and regulations and, as described in detail below, the medical device laws and regulations) may be applied to the combination product.

    REGULATION OF MEDICAL DEVICES

    If a product contains a device as part of a combination product, the Company and/or its collaborative partners will need to obtain premarket clearance or PMA for the device component from the FDA under the medical device authorities of the FDC Act. In general, companies are required to obtain clearance of a premarket notification ("510(k) notification") submission or approval of a PMA application from the FDA before it begins to market a medical device in the United States.

    If a medical device manufacturer or distributor can establish that a device is "substantially equivalent" to a legally marketed predicate device, the manufacturer or distributor may seek clearance from the FDA to market the device by filing a 510(k) notification. If a manufacturer of a medical device cannot establish that a proposed device is substantially equivalent to a legally marketed predicate device, the manufacturer must seek PMA of the proposed device from the FDA through the submission of a PMA application. A PMA application, like a BLA, must be supported by extensive data, including preclinical and clinical trial data, to demonstrate the safety and effectiveness of the device. If human clinical trials of a device are required and the device presents a "significant risk," the manufacturer of the device must file an investigational device exemption ("IDE") application prior to commencing human clinical trials.

    Following receipt of the PMA application, if the FDA determines that the application is sufficiently complete to permit a substantive review, the agency will "file" the application. Once the submission is filed, the FDA begins a review of the PMA application. The FDA has 180 days to review a PMA application, although the reviews of such applications more often occur over a significantly protracted time period of two years or more from the date of filing.

    During the review of a PMA application, an advisory committee likely will be convened to review and evaluate the application. Although the committee's recommendation is not binding on the agency, the vote likely will influence the agency's decision. In addition, prior to approval, the FDA will inspect the manufacturing facility to ensure compliance with the FDA quality system regulations for medical devices. If granted, the PMA may include significant limitations on the indicated uses for which the product may be marketed, and the agency may require post-marketing studies of the device. The FDA also requires reporting of certain safety and other information that becomes known to the manufacturer.

    FOREIGN REQUIREMENTS

    Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must be obtained prior to the commencement of marketing of the product in those countries. The approval process varies from country to country and the time required may be longer or shorter than that required for FDA approval. The export of unapproved products also is subject to FDA regulation.

    OTHER REGULATIONS

    The Company is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. In addition, advertising and promotional materials relating to biological products and medical devices are, in certain instances, subject to regulation by the Federal Trade Commission or the FDA. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a materially adverse effect upon the Company's ability to do business.

PERSONNEL

    The Company currently has 92 full-time employees and one part-time employee, of which 83 are engaged in research and development activities (34 with M.D., Ph.D. or D.V.M. degrees) and the remainder in general and administrative functions. The Company plans to hire additional research and administrative personnel by the end of 1997, in part to meet the contractual requirements of the Novartis, DARPA, NIST and SBIR research agreements. None of the Company's employees are covered by collective bargaining agreements and management considers relations with its employees to be good.

FACILITIES

    The Company entered into a Sublease Agreement with the Maryland Economic Development Corporation to lease its principal offices and laboratories in the Fells Point area of Baltimore's Inner Harbor. Under terms of the Sublease Agreement, the State of Maryland provided grants, guaranteed renovation loans and bond financing of approximately $4,700,000 to construct 30,000 square feet of office and wet lab facilities. The Company has the right to lease 50,000 square feet or more of expansion space and to purchase the building (approximately 185,000 square feet) under certain circumstances. The State of Maryland has committed its best efforts to arrange additional expansion financing for the Company of up to $7,000,000.

    In June 1997, the Company completed construction of a pilot processing facility to provide MSC isolation, culturing and processing services to support the Company's plans for human clinical studies for bone marrow stroma reconstitution and other clinical studies over the next several years. The Company has initiated validation procedures for its newly constructed pilot plant for the production of autologous MSCs for human clinical trials and plans to seek FDA certification for the facility in early 1998. This facility, located within the Company's principal laboratory and office facility, will have the ability to handle multiple clinical trials and has a capacity of approximately 300 patients per year, which the Company expects will increase with improvements in MSC culture-expansion techniques.

LEGAL PROCEEDINGS

    The Company is not party to any material legal proceedings, although from time to time it may become involved in disputes in connection with the operation of its business.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, KEY EMPLOYEES AND CONSULTANTS

    The following table sets forth certain information regarding the Company's directors, executive officers, key employees and consultants:

NAME                                             AGE     POSITION
--------------------------------------------  ---------  --------------------------------------------

EXECUTIVE OFFICERS AND DIRECTORS

Max E. Link, Ph.D. (1)(2)(3)................     57      Chairman of the Board

James S. Burns (1)..........................     50      President, Chief Executive Officer and
                                                           Director

Daniel R. Marshak, Ph.D.....................     40      Senior Vice President, Research and
                                                           Development and Chief Technology Officer

Michael J. Demchuk, Jr......................     42      Vice President & Chief Financial Officer and
                                                           Secretary

David J. Fink, Ph.D.........................     54      Vice President, International Technology
                                                           Development

Stephen L. Gordon, Ph.D.....................     53      Vice President, Advanced Technology
                                                           Development

Annemarie B. Moseley, Ph.D., M.D. ..........     42      Vice President, Clinical & Regulatory
                                                         Affairs

Jack L. Bowman(2)...........................     64      Director

Peter Friedli (1)(2)(3).....................     43      Director and Consultant

Mark Novitch, M.D...........................     65      Director

OTHER KEY EMPLOYEES AND CONSULTANTS

Stewart Craig, Ph.D.........................     36      Vice President, Product & Process
                                                           Development

Ernst B. Hunziker, M.D......................     49      Executive Director, Orthopaedic Research

Scott P. Bruder, M.D., Ph.D.................     35      Director, Bone Regeneration

W. Brooke Jones.............................     46      Director, Quality Compliance

Kenneth R. Moseley..........................     41      Director, Patents & Licensing

Mark A. Thiede, Ph.D........................     42      Director, Cancer & Metabolic Bone Disease

Randell G. Young, D.V.M.....................     39      Associate Director, Tendon Regeneration &
                                                           Preclinical Studies

Frank P. Barry, Ph.D........................     40      Associate Director, Cartilage Regeneration &
                                                           Analytical Biochemistry

Joseph D. Mosca, Ph.D.......................     44      Associate Director, Immunology & Gene
                                                           Therapy

Mark F. Pittenger, Ph.D.....................     41      Associate Director, Muscle Regeneration &
                                                           Cell Biology

------------------------

(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

    EXECUTIVE OFFICERS AND DIRECTORS

    MAX E. LINK, PH.D., has been Chairman of the Board since December 1994. Dr. Link has extensive experience in pharmaceutical and biotechnology management, with particular emphasis on the creation of major transplant and immune therapy businesses based on stem cells, immunosuppressants for organ and tissue transplants and monoclonal antibodies. From 1993 to 1994, he was the Chief Executive Officer of Corange, Limited/Boehringer Mannheim (U.K.), a diversified, multinational health care company with major market positions in biopharmaceuticals, therapeutics, clinical diagnostics and orthopaedic devices. From 1987 to 1993, Dr. Link was the Chief Executive Officer and subsequently the Chairman of Sandoz Pharma Ltd., based in Basel, Switzerland, a worldwide developer and marketer of pharmaceuticals, particularly transplant pharmaceuticals. Prior thereto, Dr. Link was President and Chief Executive Officer of Sandoz, Inc., the U.S. subsidiary of Sandoz AG. Dr. Link currently serves on the Boards of Directors of Procept, Inc., Protein Design Labs, Inc., Human Genome Sciences, Inc., Cell Therapeutics, Inc., Cheung Laboratories, Inc. and CytRx Corporation. Dr. Link received his Ph.D. in Economics from St. Gallen University in Switzerland.

    JAMES S. BURNS is a founder of the Company and has served as President and Chief Executive Officer since its inception in December 1992. Mr. Burns has extensive experience in founding, managing and funding new companies based on biomedical science. Prior to founding the Company, he was the Vice Chairman of HealthCare Investment Corporation and was a founding general partner of HealthCare Ventures, L.P., venture capital funds specializing in forming new health care product and service companies. Previously, Mr. Burns was Group President of Becton Dickinson and Company, responsible for biotechnology and emerging health care businesses. He also served as Vice President and Partner for Technology Management Services at Booz Allen & Hamilton, Inc., a multinational management consulting firm. He earned his B.S. and M.S. degrees in Biological Sciences from the University of Illinois and an M.B.A. from DePaul University.

    DANIEL R. MARSHAK, PH.D., has served as the Company's Senior Vice President, Research and Development and Chief Technology Officer since October 1994. From April 1986 until October 1994, Dr. Marshak was Senior Staff Investigator at the Cold Spring Harbor Laboratory, Cold Spring Harbor, New York. He also served as Assistant Professor, Department of Physiology & Biophysics, School of Medicine, State University of New York at Stony Brook and Assistant Professor, Departments of Biochemistry & Cell Biology, Graduate School, State University of New York. Dr. Marshak has extensive research experience in the isolation, purification, cloning and characterization of cells and signal transduction molecules involved in cancer and neurological disorders. Dr. Marshak received his B.S. from Harvard University and his Ph.D. from the Rockefeller University.

    MICHAEL J. DEMCHUK, JR., has served as the Company's Vice President & Chief Financial Officer and Secretary since November 1996. Mr. Demchuk has extensive experience in the financial and administrative management of emerging life science and health care service companies. From February 1995 until October 1996, Mr. Demchuk was Vice-President--Acquisitions for Integrated Health Services, Inc., a national post-acute health care services provider. From September 1992 until January 1995, he served as Vice President and Chief Financial Officer for Gliatech, Inc., a company engaged in the development of products for the prevention of surgical adhesions and central nervous system disorders. He has also served as the Vice President and Chief Financial Officer for Nova Pharmaceutical Corporation, a bio-pharmaceutical research and development company focused on drugs for treating inflammatory and neurological disorders. Mr. Demchuk is a certified public accountant and received his B.S. in Business Administration from the University of Maryland.

    DAVID J. FINK, PH.D., has served as Vice President, International Technology Development since June 1997 having previously served as the Vice President of Osiris Research, Inc. since December 1994 and as Director, Biomatrix Development, since January 1993. He is also Adjunct Assistant Professor in the Department of Biology at Case Western Reserve University. Dr. Fink has served as President of Bio-

Integration Incorporated and was previously President of CollaTek, Inc. which developed a novel processing technology for manufacturing medical implant devices from biopolymers. Dr. Fink was previously a research manager at the Battelle Columbus Division where he managed or participated in over 100 research projects. Dr. Fink received his Ph.D. in Chemical Engineering from the University of Michigan.

    STEPHEN L. GORDON, PH.D., has served as Vice President for Advanced Technology Development since July 1995, responsible for academic collaborations, seeking external support of specific research projects and managing grant research programs at the Company. From 1979 until 1995, Dr. Gordon served as the Chief, Musculoskeletal Diseases Branch, of the National Institute of Arthritis and Musculoskeletal and Skin Diseases. He managed, planned, developed and evaluated a large grant portfolio in orthopaedic and related research. Dr. Gordon received his B.S., M.S. and Ph.D. from Drexel University.

    ANNEMARIE B. MOSELEY, PH.D., M.D., has served as Vice President, Clinical & Regulatory Affairs since November 1997. From May 1996 until September 1997, Dr. Moseley served as Director of Clinical Gene Therapy and Data Management at SyStemix, Inc., where she was responsible for clinical development of HIV stem cell gene therapy. From October 1994 until August 1995, Dr. Moseley served as Sr. Vice President of Clinical Development for Titan Pharmaceuticals, Inc., and Sr. Vice President of Product Development for Ingenex, Inc., a subsidiary of Titan. Her responsibilities included the clinical and regulatory management of programs in cellular and gene therapy products for cancer and infectious diseases. From September 1992 until October 1994, Dr. Moseley served as Vice President, Clinical Research and as Director of Transplantation and Gene Therapy at Applied Immune Sciences, Inc., where she was responsible for clinical development of programs in cancer, infectious disease and gene therapy. Dr. Moseley received her Ph.D. from Utah State University and an M.D. from Baylor College of Medicine, where she completed a residency in internal medicine, a clinical investigator program in immunology, and a clinical stem cell gene therapy fellowship in medical and molecular genetics.

    JACK L. BOWMAN has been a Director since June 1997. Mr. Bowman has extensive prior experience as a senior executive in multinational health care companies, with particular emphasis on ethical and OTC pharmaceuticals, clinical diagnostics and medical devices. From 1987 to 1994, he was Group Chairman of Johnson & Johnson, responsible for much of its global pharmaceutical, diagnostic and OTC businesses. From 1980 to 1987, Mr. Bowman served as Executive Vice President of American Cyanamid and as President of its Lederle Laboratories Division. Prior thereto, he served as the Executive Vice President, Pharmaceutical Division of the Ciba-Geigy Corporation. Mr. Bowman is a Director of NeoRx Corporation, Cell Therapeutics, Inc., CytRx Corporation, Targeted Genetics Corporation and Cellegy Pharmaceuticals, Inc. Mr. Bowman received his B.A. in Education and is a graduate of the Stanford University Senior Executive and Financial Management Programs.

    PETER FRIEDLI, a director of the Company since January 1996, has been a principal of the investment banking firm Friedli Corporate Finance, Inc. since 1986. He worked in the field of international management consulting for service and industrial companies in Europe and the United States from 1978 until 1986. He has over a decade of experience as an independent investment manager in corporate finance and has successfully managed various venture investment companies in the United States. Mr. Friedli is actively involved in the management of several public and private companies and serves on the Boards of Directors of five of those private companies.

    MARK NOVITCH, M.D., a director of the Company since September 1993, retired in December 1993 as Vice Chairman of The Upjohn Company, where he was responsible for pharmaceutical control, regulatory affairs, strategy and planning, business development, legal, government affairs and public relations. Dr. Novitch also previously served as Executive Vice President and as Senior Vice President, Science Administration at The Upjohn Company. Prior thereto, Dr. Novitch served as Acting Commissioner and as Deputy Commissioner of the FDA. He has also served as Associate Commissioner for Health Affairs and as a Federal Executive Fellow at the Brookings Institution. Presently, Dr. Novitch serves as Adjunct Professor of Health Care Sciences at George Washington University. Dr. Novitch was the recipient of the

FDA Award of Merit and the Presidential Meritorious Executive Award. Dr. Novitch serves on the Boards of Directors of Alteon, Inc., Calypte Biomedical Corporation, Guidant Corporation, Kos Pharmaceuticals, Inc. and Neurogen Corporation. He received an A.B. from Yale University and an M.D. from New York Medical College.

    OTHER KEY EMPLOYEES AND CONSULTANTS

    STEWART CRAIG, PH.D., is Vice President, Product & Process Development. Prior to joining Osiris, from June 1995 to June 1996 Dr. Craig served as Vice President, Product & Process Development and Quality Compliance and from January 1994 to June 1995 as Director of Protein Chemistry at Systemix Inc., a hematopoietic stem cell therapy company. At SyStemix, Dr. Craig was responsible for managing the development of methods, devices and controls for the isolation, analysis and EX VIVO manipulation of hematopoietic stem cells for clinical application. From 1987 through 1993, Dr. Craig served in various research and development positions at British Biotech Pharmaceuticals Ltd., Oxford, England, working on design, purification and characterization of various recombinant cytokine, growth factor and thrombolytic protein molecules. Dr. Craig received his B.Sc. in Biochemistry and Ph.D. in Physical Biochemistry from the University of Newcastle Upon Tyne, UK.

    ERNST B. HUNZIKER, M.D., has been Executive Director, Orthopaedic Research, responsible for the Company's research programs in cartilage regeneration, bone regeneration and osteoarthritis since July 1997. He is also a member of the osteoporosis and tendon program teams. Since 1989, Dr. Hunziker has served as Professor of Biomechanics and Director of the M. E. Muller Institute for Biomechanics at the University of Bern, Switzerland. Dr. Hunziker is the author of many studies covering the structure, function and repair of cartilage and bone. He is the Co-Chairman of the Swiss Connective Tissue Society and serves on the Editorial Boards of the Journal of Bone and Joint Surgery (U.S.) and the Journal of Histochemistry and Cell Biology. Dr. Hunziker received his M.D. degree from the University of Bern.

    SCOTT P. BRUDER, M.D., PH.D., has been Senior Research Scientist with the Company since February 1994 and has served as Director, Bone Regeneration, responsible for establishing cell biology and biochemical assay methods for the isolation and purification of mesenchymal stem cells, as well as the Company's research efforts in bone regeneration products since February 1997. Dr. Bruder is also Adjunct Assistant Professor in the Department of Orthopaedics at CWRU. He completed a medical internship and was pursuing an ophthalmology residency prior to joining Osiris. Dr. Bruder received his M.D. and Ph.D. degrees from CWRU.

    W. BROOKE JONES has served as Director, Quality Assurance since July 1997, responsible for quality assurance and quality control for MSC product and process development. From April 1994 until June 1997, Mr. Jones served as Director, Quality Assurance and Validation at Systemix, Inc. where he was responsible for the development and execution of the GMP validation plan for cell and gene therapy manufacturing facilities in the United States and France. From March 1993 until April 1994, Mr. Jones served as Director, Regulatory Affairs and Quality for Creative Biomolecules, Inc. and from October 1991 until March 1993 as Corporate Director, Quality Assurance/Quality Control and Regulatory Affairs for Verax Corporation. Mr. Jones received his B.A. from George Mason University and has over twenty years of experience in the field of regulatory and quality control.

    KENNETH R. MOSELEY has served as Director, Patents & Licensing since November 1997. From June 1996 until October 1997, Mr. Moseley served as Director of Intellectual Property at SyStemix, Inc. From September 1992 until June 1996, Mr. Moseley was Director of Intellectual Property at Applied Immune Sciences, Inc., a cell therapy division of Rhone-Poulenc Rorer Gencell. Mr. Moseley received his B.S. and J.D. degrees from the University of Houston and his B.A. from Rice University. He is a registered patent attorney and is a member of the California and Texas Bars.

    MARK A. THIEDE, PH.D., has been a Senior Research Scientist with the Company since October 1994 and is presently Director, Cancer & Metabolic Bone Disease, responsible for the development of MSC products used in bone marrow stroma regeneration and osteoporosis. Dr. Thiede also leads the Company's program to identify mesengenotrophic agents produced by hematopoietic cells. From 1991 until joining the Company, Dr. Thiede was a Senior Research Scientist with the Osteoporosis Group at Pfizer Central Research where he designed and implemented preclinical IN VIVO studies which provided molecular profiles of promising drug discovery candidates. Prior thereto, Dr. Thiede completed a postdoctoral fellowship with the Osteoporosis and Bone Biology Group at Merck Sharp and Dohme Research Laboratories and remained on thereafter as a Senior Research Biochemist. Dr. Thiede received his Ph.D. in Molecular Biology from the University of Connecticut Health Center.

    RANDELL G. YOUNG, D.V.M., has been a Senior Research Scientist since November 1993 and has served as Associate Director, Tendon Regeneration & Preclinical Studies since July 1997. Dr. Young previously served as a Senior Research Associate in the Skeletal Research Center at CWRU from 1991 to November 1993, where he was responsible for designing and implementing the various animal protocols used to test the role of mesenchymal stem cell transplants for cartilage, tendon, ligament, bone and muscle disorders. Dr. Young is also a principal veterinary surgeon involved in collaborative research programs with the Department of Orthopaedics at the University Hospitals of Cleveland. He received his D.V.M. degree from Ohio State University.

    FRANK P. BARRY, PH.D., has served as a Senior Research Scientist since October 1994 and has served since July 1997 as Associate Director, Cartilage Regeneration & Analytical Biochemistry, responsible for the development of biomatrix materials for use in mesenchymal stem cell implants, with particular emphasis on cartilage regeneration. From 1992 until joining the Company, Dr. Barry was a Research Fellow at Shriners Hospital for Crippled Children, Tampa, Florida, and Assistant Professor in Biochemistry and Molecular Biology at the University of South Florida College of Medicine. Prior thereto, he was a College Lecturer in Biochemistry at the National University of Ireland, preceded by research studies at the Kennedy Institute of Rheumatology in London, England. Dr. Barry received his Ph.D. from the National University of Ireland.

    JOSEPH D. MOSCA, PH.D., has served as Senior Research Scientist since January 1996 and has served since July 1997 as Associate Director, Immunology & Gene Therapy, responsible for human mesenchymal stem cell surface expression, MSC interactions with hematopoietic progenitor cells as related to the use of the MSC as an antigen presenting cell. Before joining Osiris, Dr. Mosca spent seven years as Principal Investigator at the Henry M. Jackson Foundation. Previous to that, Dr. Mosca was an Assistant Professor at The Johns Hopkins Oncology Center. Dr. Mosca has extensive research experience in interferon research, herpes virology, gene therapy at both the stromal and hematopoietic level, human immunodeficiency virus type-1 expression and inhibition, in addition to stimulation of T cells through the CD28 receptor. Dr. Mosca received his Ph.D. in Biochemistry from Temple University Medical Center in Philadelphia, and did his post-doctoral work at The Johns Hopkins University.

    MARK F. PITTENGER, PH.D., has served as Senior Research Scientist since October 1994 and has served since September 1997 as Associate Director, Muscle Regeneration and Cell Biology, responsible for cell characterization and the development of in vitro assays using mesenchymal stem cells as therapeutic agents for tissue regeneration. From March 1989 until joining the Company, Dr. Pittenger was a Staff Associate at Cold Spring Harbor Laboratory in New York. Dr. Pittenger received his Ph.D. in Biological Chemistry from The Johns Hopkins University School of Medicine.

SCIENTIFIC ADVISORY BOARD AND CONSULTANTS

    Osiris has established a Scientific Advisory Board ("SAB") consisting of scientists and clinicians in the fields of cartilage regeneration, implantable biomaterials, orthopaedic surgery, osteoarthritis, cell biology, tissue biochemistry, cell cycle and differentiation, soft tissue medicine and molecular biology. The SAB and the Company's consultants evaluate projects and collaborations proposed by the Company's management, evaluate the Company's research programs, advise the Company with respect to MSC technology and related matters, and recommend personnel and academic and industry collaborations. The SAB members and consultants are as follows:

NAME                               POSITION/AFFILIATION                   AREA OF EXPERTISE
---------------------------------  -------------------------------------  ----------------------------

Victor M. Goldberg, M.D..........  Professor & Chairman,                  Orthopaedic Surgery and
                                   Department of Orthopaedics             Bio-Orthopaedics
                                   Case Western Reserve University

David L. Butler, Ph.D. ..........  Professor of Engineering               Orthopaedic Soft Tissue
                                   Mechanics and Biomedical Engineering   Biomechanics
                                   University of Cincinnati

Arnold I. Caplan, Ph.D. .........  Director of Skeletal Research Center   Developmental Biology and
                                   Professor of Biology, Biophysics and   MSC Research
                                   Physiology
                                   Case Western Reserve University

Curt I. Civin, M.D. .............  Director and King Fahd                 Stem Cell Regulation,
                                   Professor of Pediatric Oncology        Cancer & Transplantation
                                   The Johns Hopkins University

Stanton L. Gerson, M.D. .........  Professor and Director                 Bone Marrow Stroma
                                   Division of Hematology-Oncology        and Gene Therapy
                                   Case Western Reserve University

Dick K. Heinegard, M.D., Ph.D. ..  Professor of Physiological Chemistry   Cartilage Proteins and
                                   University of Lund, Sweden             Biochemistry

Daniel R. Marshak, Ph.D. ........  Senior Vice President,                 Cell and Molecular Biology,
                                   Research & Development                 Protein Chemistry and
                                   Osiris Therapeutics, Inc.              Cell Cycle Regulation

Randolph C. Steer, M.D., Ph.D....  Pharmaceutical Consultant              Preclinical/Clinical
                                                                          Studies;
                                                                          Scientific/Regulatory
                                                                          Affairs

    VICTOR M. GOLDBERG, M.D., a founder of the Company, is Professor & Chairman, Department of Orthopaedics, Case Western Reserve University. He is also Director of the University Musculoskeletal Institute at the University Hospitals of Cleveland, one of the largest multidisciplinary academic clinical centers in the U.S. specializing in the entire range of bone, muscle, joint and spine disorders. Dr. Goldberg's research activity over the past two decades has involved the basic mechanisms of cartilage degeneration and repair, osteoarthritis progression, allograft bone and cartilage transplants. He has served as a member of the National Musculoskeletal NIH Study Section, the National Arthritis Advisory Board and as President of the Orthopaedic Research Society. Dr. Goldberg has twice received the Kappa Delta Award for Research Excellence in Orthopaedic Surgery from the American of Orthopaedic Surgeons.

    DAVID L. BUTLER, PH.D., is Professor of Engineering Mechanics and Biomedical Engineering, University of Cincinnati. Dr. Butler's research over the past twenty years has focused on the biomechanics of soft tissue, particularly, tendon, ligament and cartilage tissues. Dr. Butler has authored or co-authored over 150 publications dealing with the repair or replacement of tendon and ligaments after injury. He is a Founding Fellow of the American Institute of Medical and Biological Engineering. Dr. Butler is the recipient of numerous honors for his work in orthopaedic biomechanics, including the Kappa Delta Award from the American Academy of Orthopaedic Surgeons, the Cabaud Award from the American Orthopaedic Society of Sports Medicine and the Gustus L. Larson Memorial Award from the American Society of Mechanical Engineers.

    ARNOLD I. CAPLAN, PH.D., a founder of the Company, is Professor, Department of Biology; Professor of General Medical Sciences; Professor of Biophysics and Physiology; and Director of the Skeletal Research Center at Case Western Reserve University. For more than 20 years, Dr. Caplan has led the field of tissue embryogenesis, resulting in the identification and isolation of human mesenchymal stem cells in 1988. Dr. Caplan has been responsible for over $15 million in research grants focusing on the cellular mechanisms underlying the regeneration of bone, ligament, tendon and cartilage. Dr. Caplan is a recipient of the Elizabeth Winston Lanier/Kappa Delta Award given by the American Academy of Orthopaedic Surgeons for his pioneering work in MSCs.

    CURT I. CIVIN, M.D., is the Director and King Fahd Professor of Pediatric Oncology, The Johns Hopkins University and Medical Institutions. Dr. Civin has extensive research experience in hematopoietic stem cell biology, as well as in leukemia biology and monoclonal antibodies. His discovery of the CD34 monoclonal antibody pioneered hematopoietic stem cell purification for research and clinical stem cell transplants used in the treatment of cancer and selected inherited disorders and in gene therapy. Dr. Civin's current research focuses on the discovery and functional investigation of stem cell molecules involved in the developmental regulation of the hematopoietic and immune systems. His clinical practice is concentrated on the care of childhood cancers, with special focus on leukemia and bone marrow transplantation. Dr. Civin has served on numerous extramural research committees and corporate boards, and is the recipient of key honors such as Scholar of the Leukemia Society of America.

    STANTON L. GERSON, M.D., is Professor of Medicine, Director of the Division of Hematology-Oncology, Department of Medicine, Case Western Reserve University School of Medicine. Dr. Gerson has had extensive research and clinical experience in the treatment of leukemias/lymphomas and the protection of normal cells during treatment. He is also a principal investigator on the use of MSCs during bone marrow transplantation and their use as gene therapy for the treatment of single gene tissue disorders. Dr. Gerson is a member of the National Cancer Institute Gene Therapy Programs Review Committee and the National Cancer Institute Special Review Committee.

    DICK K. HEINEGARD, M.D., PH.D., is Chairman and Professor, Department of Medical and Physiological Chemistry at Lund University. Dr. Heinegard's extensive research has focused on the identification, purification and characterization of proteoglycans and matrix proteins from bone and cartilage, working toward determining the role of various matrix constituents in bone and cartilage matrix assembly/ disassembly. Of particular interest are several bone proteins which mediate bone resorption and turnover. Dr. Heinegard was the 1989 recipient of the Hilda and Alfred Erikssons prize for "contributions to the understanding of disease" by the Swedish Royal Academy of Sciences.

    DANIEL R. MARSHAK, PH.D., is described under "Executive Officers, Directors, Key Employees and Consultants" above.

    RANDOLPH C. STEER, M.D., PH.D., is a leading independent regulatory consultant with a broad background in the commercial development of drugs, biologics and medical devices. He serves as senior advisor to numerous pharmaceutical and biotechnology companies and has played a key role in the strategic planning and launch of products in multiple therapeutic areas, including oncology, gastroenterology, hepatology, cardiology, hematology and infectious diseases. From 1985 to 1989, he served as Chairman, and from 1988-1989, as President and Chief Executive Officer of ATC International, a multinational pharmaceutical regulatory, marketing and publishing company. Prior thereto, he served as a Medical Director at CIBA-GEIGY Pharmaceuticals following a position in the Research and Development Division of Marion Laboratories. Dr. Steer received his M.D. from the Mayo Medical School and his Ph.D. from the University of Minnesota, where he also completed residency and subspecialty training in laboratory medicine and chemical pathology.

BOARD DESIGNATION RIGHT OF NOVARTIS

    In connection with the Company's sale of 692,059 shares of Common Stock to Novartis, the Company agreed to use reasonable best efforts to cause, at the request of Novartis, the election to the Board of Directors a nominee of Novartis deemed reasonably acceptable by the Board of Directors. Novartis' right to nominate a representative to the Board of Directors expires upon the earlier of the termination of the Novartis Agreement or the first date following June 16, 2000 on which Novartis owns less than 4% of the Company's outstanding shares of Common Stock. In lieu of designating a nominee to the Board of Directors, Novartis may designate a representative, reasonably acceptable to the Company, who shall be permitted to attend meetings of the Board of Directors as an observer. To date, Novartis has not elected to designate a representative to serve on the Company's Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has established an Executive Committee which has the powers and authority of the full Board of Directors on all matters, except as those limited by law. Dr. Link, Mr. Friedli and Mr. Burns are the members of the Executive Committee. The Company has also established a Compensation Committee which is responsible for determining compensation for the Company's executive officers and administering the Stock Plan. Dr. Link and Mr. Friedli are the members of the Compensation Committee. The Company has also established an Audit Committee of non-employee directors which is responsible for making recommendations concerning the engagement of independent public accountants, reviewing the plans and results of the audit engagement with the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls. Dr. Link and Mr. Friedli are the members of the Audit Committee.

TERM AND COMPENSATION OF DIRECTORS

    Each of the Company's directors is elected at the Company's annual meeting of stockholders (except for those designated by the Board to fill newly created directorships) and holds office until his or her successor is duly elected and qualified.

    Directors of the Company do not receive cash for their services. However, directors who are not employees of the Company receive an initial grant of options under the Stock Plan to purchase 11,029 shares of Common Stock vesting over a three-year period and receive grants of 294 shares of Common Stock for each Board meeting that they attend. An aggregate of 11,765 shares of Common Stock have been granted to date to the directors pursuant to such arrangements. No other non-cash compensation was paid to directors of the Company in their capacities as directors during 1996. For a discussion of certain consulting arrangements between the Company and Dr. Link and Mr. Friedli, respectively, see "-- Compensation Committee Interlocks and Insider Participation."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Dr. Link and Mr. Friedli served as members of the Company's Compensation Committee during 1996. In November 1994, the Company and Dr. Link entered into a consulting agreement (the "Link Agreement") pursuant to which the Company agreed to retain Dr. Link to provide business and financial advisory services for a three-year term and to serve as the Company's Chairman of the Board. Under the terms of the Link Agreement, Dr. Link purchased 47,059 shares of Common Stock for a purchase price of $0.58 per share and purchased 52,550 shares of the Company's Series D Convertible Preferred Stock (the "Series D Preferred Stock") at $2.55 per share. Of such shares of Common Stock, 5,882 were issued without vesting restrictions and the remaining vest over three years and upon the satisfaction of certain performance milestones. The Company expects that all outstanding shares of Series D Preferred Stock will convert into Common Stock upon completion of the Offering.

    In November 1995, the Company and Friedli Corporate Finance AG ("Friedli AG") entered into a Consulting Agreement (the "Friedli AG Agreement") pursuant to which the Company agreed to retain Friedli AG to provide business and financial advisory services for a seven-year term. In consideration of the services provided by Friedli AG, the Company pays a fee of $4,000 per month and will also pay for certain expenses of Friedli AG, up to $15,000 per year. In addition, pursuant to the Friedli AG Agreement, the Company granted to Friedli AG (i) a pre-emptive right to purchase up to 10% of the shares offered by the Company in its initial public offering at the price to the public of such offering and (ii) a right of first refusal of any new equity or debt financing. Accordingly, 250,000 shares (and 10% of any shares purchased upon exercise of the Underwriters' over-allotment option) of Common Stock will be offered to Friedli AG in this Offering. See "Underwriting." Mr. Friedli and certain related entities also have purchased securities in various private placements by the Company since 1993.

    The Company retained Friedli AG, with which Mr. Friedli was previously affiliated, to act as its European Placement Agent in connection with its private placements of Series D Preferred Stock and Series E Convertible Preferred Stock (the "Series E Preferred Stock"). In connection with the 1995 private placement of its Series D Preferred Stock, the Company sold to Friedli AG, for nominal consideration, warrants to purchase from the Company 133,310 shares of Common Stock at an exercise price of $5.10 per share pursuant to the Series D European Placement Agency Agreement. A total of 89,381 warrants will be exercisable until December 1, 2002, and 43,929 will be exercisable until January 1, 2003. In addition, the following entities affiliated with Mr. Friedli purchased shares in the offering: Pine, Inc., 120,000 shares; Joyce Ltd., 20,000 shares; Nikatech, Inc, 333,340 shares; and U.S. Ventech, Inc., 170,000 shares. For the nature of the affiliation between Mr. Friedli and each of these entities, see "Principal Stockholders."

    In connection with the 1996 private placement of Series E Preferred Stock, the Company sold to Friedli AG, for nominal consideration, warrants to purchase from the Company 50,985 shares of Common Stock at an exercise price of $7.65 per share pursuant to the Series E European Placement Agency Agreement. Such warrants will be exercisable until January 1, 2003. In addition, the following entities affiliated with Mr. Friedli purchased shares in the offering: Spring Technology, Inc., 166,000 shares; and US Ventech, Inc. 80,000 shares. For the nature of the affiliation between Mr. Friedli and these entities see "Principal Stockholders."

EXECUTIVE COMPENSATION

    The following table summarizes the 1996 compensation paid to or earned by the Company's Chief Executive Officer and the only other executive officer whose salary and bonus for services rendered in all capacities to the Company during 1996 exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG-TERM
                                                                                                  COMPENSATION
                                                                                                -----------------
                                                           ANNUAL COMPENSATION                       AWARDS
                                           ---------------------------------------------------  -----------------
                                                         OTHER ANNUAL          ALL OTHER        SECURITIES UNDER-
NAME AND PRINCIPAL POSITION(S)             SALARY ($)  COMPENSATION ($)  COMPENSATION ($) (1)   LYING OPTIONS (#)
-----------------------------------------  ----------  ----------------  ---------------------  -----------------

James S. Burns...........................  $  250,000         --               $   3,264               --
President and Chief
  Executive Officer

Daniel R. Marshak, Ph.D..................     161,343     $   18,500(2)            1,535               14,706
Senior Vice President,
  Research and Development

------------------------

(1) These amounts represent the premium for life insurance policies which the Company maintains on Mr. Burns and Dr. Marshak for the benefit of their designees.

(2) This amount represents the forgiveness of $12,500 of a $50,000 loan to Dr. Marshak for the relocation of his residence pursuant to his employment agreement and an automobile allowance of $500 per month.

    1996 OPTION GRANTS

    The following table contains information about stock option grants to the Named Executive Officers in 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                            POTENTIAL REALIZABLE
                                                                                                                  VALUE AT
                                                                                                            ASSUMED ANNUAL RATES
                                                                                                               OF STOCK PRICE
                                                                                                                APPRECIATION
                                                           PERCENTAGE OF TOTAL                                   FOR OPTION
                                       NUMBER OF             OPTIONS GRANTED                                      TERM (3)
                                 SECURITIES UNDERLYING       TO EMPLOYEES IN       EXERCISE    EXPIRATION   --------------------
NAME                                OPTIONS GRANTED            FISCAL YEAR           PRICE        DATE         5%         10%
------------------------------  -----------------------  -----------------------  -----------  -----------  ---------  ---------

James S. Burns................            --                       --                 --           --          --         --

Daniel R. Marshak, Ph.D.......            14,706(1)                     8%         $    1.36(2)   3/8/2006  $  12,578  $  31,875

------------------------

(1) The option vested 20% immediately and the remaining 80% vest in four equal annual installments beginning on March 8, 1997.

(2) The exercise price of the option is equal to the fair market value of the underlying shares of Common Stock on the date of grant, as determined by the Board of Directors.

(3) The 5% and 10% assumed rates of appreciation are established by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

    OPTION EXERCISES AND YEAR-END VALUES

    The following table provides information about the exercise of options by the Named Executive Officers during 1996 and the number and value of options held by the Named Executive Officers at December 31, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                                                            VALUE OF
                                                                                                           UNEXERCISED
                                                                                                           IN-THE-MONEY
                                                                                  NUMBER OF SECURITIES     OPTIONS AT
                                                                                 UNDERLYING UNEXERCISED      FISCAL
                                                                                   OPTIONS AT FISCAL        YEAR END
                                                  SHARES                                YEAR END               (1)
                                                ACQUIRED ON         VALUE      --------------------------  -----------
NAME                                             EXERCISE         REALIZED     EXERCISABLE  UNEXERCISABLE  EXERCISABLE
-------------------------------------------  -----------------  -------------  -----------  -------------  -----------

James S. Burns.............................         --               --            --            --            --

Daniel R. Marshak, Ph.D....................         --               --             5,882         8,824     $  10,000


NAME                                         UNEXERCISABLE
-------------------------------------------  -------------
James S. Burns.............................       --
Daniel R. Marshak, Ph.D....................   $    15,000

------------------------

(1) The option value represents the fair market value of the underlying securities on December 31, 1996 minus the aggregate exercise price of the option. For purposes of this calculation, a fair market value of $3.06 per share was used, the fair market value of the securities on December 31, 1996 as determined by the Board of Directors.

EMPLOYMENT AGREEMENTS

    On March 11, 1993, the Company and James S. Burns entered into an Employment Agreement (the "Burns Agreement") pursuant to which the Company agreed to employ Mr. Burns as the President and Chief Executive Officer of the Company for a period of three years, beginning on January 1, 1993, subject to renewal for two-year periods unless otherwise terminated. Under the terms of the Burns Agreement, as amended in 1995, Mr. Burns is entitled to receive $250,000 in annual base compensation through December 31, 1997. Mr. Burns is also entitled to receive a bonus payment each year of up to 50% of base compensation based on the satisfaction of milestones established for such year by the Board of Directors. Mr. Burns is also entitled to receive certain employee benefits and other perquisites, including: (i) coverage for him and his dependents under the Company's medical and disability plans; (ii) $1,000,000 of life insurance naming Mr. Burns' designees as the beneficiaries; and (iii) an option to purchase 22,059 shares of the Company's Common Stock.

    In the event of a termination without cause, Mr. Burns is entitled to receive severance pay equal to the greater of: (i) the cash compensation Mr. Burns would have received through the end of the remaining employment term; and
(ii) the cash compensation he would have received during a twelve month period, in each case based on the cash compensation for the immediately preceding year of service. Mr. Burns is also entitled to continue his participation in the Company's medical and disability plans for the same period of time on which his severance pay is based. In the event of a termination resulting from Mr. Burns' death or disability, Mr. Burns is entitled to receive a severance payment calculated in the same manner as described in the preceding sentence but based on a period of twelve months; however, in the case of a termination upon Mr. Burns' death, such payment is subject to a dollar-for-dollar offset by the proceeds of any life insurance maintained by the Company for the benefit of Mr. Burns or his designees. The Burns Agreement contains confidentiality and intellectual property covenants and a two-year non-compete covenant.

    On October 1, 1994, the Company and Daniel R. Marshak, Ph.D., entered into an Employment Agreement (the "Marshak Agreement") pursuant to which the Company agreed to employ Dr. Marshak as Senior Vice President, Research and Development and Chief Technology Officer of the Company for a period of three years, subject to renewal for two-year periods unless otherwise terminated. Under the terms of the Marshak Agreement, Dr. Marshak is entitled to receive $150,000 in annual base compensation, which increases each October 1 by the greater of the Company's local consumer price index ("CPI") or 5%. Dr. Marshak is also entitled to receive a bonus payment each year of up to 30% of base compensation based on the satisfaction of certain milestones established by the Chief Executive Officer and approved by the Board of Directors. Dr. Marshak is also entitled to receive certain employee benefits and other perquisites. In addition, Dr. Marshak purchased 117,647 shares of Common Stock for a purchase price of $0.58 per share, which purchase amount of $68,000 was loaned to Dr. Marshak by the Company. Of such shares, 11,029 were issued to Dr. Marshak and the remaining shares vest over two years and upon the satisfaction of certain performance milestones. The Marshak Agreement also contains provisions regarding termination, severance payments, confidentiality, intellectual property and non-competition which are substantially similar to those contained in the Burns Agreement.

STOCK OPTION AND EMPLOYEE BENEFIT PLANS

    AMENDED AND RESTATED 1994 STOCK INCENTIVE PLAN AND 1993 STOCK OPTION PLAN

    The Company has adopted the Amended and Restated 1994 Stock Incentive Plan and the 1993 Stock Option Plan (the "Stock Plans"), under which up to 1,176,471 shares of the Company's Common Stock may be granted pursuant to stock options or granted or sold as restricted stock to directors, officers and employees of and consultants and advisors to the Company. As of September 30, 1997, 901,739 shares of Common Stock were reserved for issuance under the Stock Plans, pursuant to which options to purchase a total of 462,904 shares were outstanding, and 222,496 shares of restricted stock were granted or sold to officers, employees and consultants. All of these options and shares are subject to vesting requirements based on duration of employment (typically 25% per year of employment) or satisfaction of certain performance milestones, and as of September 30, 1997, 118,885 of such shares had vested.

    The Stock Plans are administered by the Compensation Committee of the Board of Directors. Subject to limitations set forth in the Stock Plans, the Committee determines to whom options are granted, the option term, the exercise price, vesting schedules and the rate at which options may be exercised, provided that the number of options that may be granted to any individual in any calendar year may not exceed 200,000. The maximum term of options granted under the Stock Plans is ten years and the exercise price may be equal to, less than or greater than the fair value of such shares. Under the Stock Plans, the exercise price may be payable in cash or, at the discretion of the Board of Directors, in Common Stock or a combination of cash and Common Stock.

    SAVINGS PLAN

    The Company has adopted the Osiris Therapeutics, Inc. Retirement Savings Plan (the "Savings Plan"). The Savings Plan is intended to be a qualified retirement plan under the Internal Revenue Code. Employees of the Company are eligible to participate in the Savings Plan upon the completion of three consecutive months of employment. Participants may make salary deferral contributions to the Savings Plan, subject to limitations imposed by the Internal Revenue Code. The Company may, but is not required to, make matching contributions to the Savings Plan based on the participants' contributions. Employer contributions are subject to a graduated vesting schedule based upon length of service with the Company. The Company has not made any matching contributions under the Savings Plan to date.

                              CERTAIN TRANSACTIONS

    From its inception in December 1992 to the date of this Prospectus, the Company has sold and issued Common Stock and Preferred Stock which will convert into an aggregate of 5,510,002 shares of Common Stock. For the period from July 1, 1994 through September 30, 1997, the Company sold the following shares of its Common Stock and Preferred Stock in private placements: 164,706 shares of Common Stock at a price of $0.58 per share; 52,550 shares of Series D Preferred Stock at $2.55 per share (each convertible into .59 shares of Common Stock); 3,599,070 shares of Series D Preferred Stock at $3.00 per share (each convertible into .59 shares of Common Stock); warrants to purchase 135,586 shares of Common Stock at $5.10 per share pursuant to the Series D European Placement Agency Agreement; 2,246,224 shares of Series E Preferred Stock at $4.50 per share (each convertible into .59 shares of Common Stock); warrants to purchase 50,985 shares of Common Stock at $7.65 pursuant to the Series E European Placement Agency Agreement; 692,059 shares of Common Stock at $14.45 per share; and 11,029 shares of Common Stock at $8.50 per share.

    The purchasers of the Preferred Stock and Common Stock included, among others, the following executive officers, directors and beneficial holders of more than 5% of the Company's Common Stock. The Company believes that all such parties purchased their shares in arm's-length transactions on terms substantially equivalent to those offered to non-affiliates.

                                                COMMON                  SERIES D                 SERIES E
                                       ------------------------  -----------------------  -----------------------
                                                    PURCHASE                  PURCHASE                 PURCHASE
                NAME                    SHARES        PRICE       SHARES       PRICE       SHARES       PRICE
-------------------------------------  ---------  -------------  ---------  ------------  ---------  ------------
Peter Friedli (1)....................    344,195        -          643,340  $  1,930,020    301,333  $  1,356,000
Novartis Pharma AG (2)...............    692,059  $  10,000,250
James S. Burns (3)...................                               66,668  $    200,000
Arnold I. Caplan, Ph.D.(3)...........                               20,000  $     60,000
Max E. Link, Ph.D. (4)...............     47,059  $      27,200     52,550  $    134,000     53,333  $    240,000
Daniel R. Marshak, Ph.D.(5)..........    117,647  $      68,000
Jack L. Bowman (6)...................     11,029  $      93,750

(1) Includes 55,333 shares of Series E Preferred Stock and 124,706 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Friedli. Includes the following shares as to which Mr. Friedli has (except as provided below) sole investment power: 20,000 shares of Series D Preferred Stock and 124,784 shares of Common Stock issuable upon exercise of warrants held by Joyce Ltd. (of which Mr. Friedli is Investment Manager); 333,340 shares of Series D Preferred Stock held by Nikatech, Inc. (of which Mr. Friedli owns 3% of the outstanding capital stock and is President); 120,000 shares of Series D Preferred Stock and 74,117 shares of Common Stock issuable upon exercise of warrants held by Pine, Inc. (of which Mr. Friedli is Investment Manager); 166,000 shares of Series E Preferred Stock and 20,588 shares of Common Stock issuable upon the exercise of warrants held by Spring Technology Corp. (of which Mr. Friedli is Investment Manager); and 170,000 shares of Series D Preferred Stock and 80,000 shares of Series E Preferred Stock held by USVentech, Inc. (of which Mr. Friedli is Investment Manager).

(2) On June 16, 1997, the Company issued and sold 692,059 shares of Common Stock to Novartis Pharma AG pursuant to the Novartis Agreement.

(3) Mr. Burns and Dr. Caplan were issued shares of Series D Preferred in lieu of cash compensation owed to them pursuant to their employment and consulting agreements with the Company.

(4) In November 1994, the Company and Dr. Link entered into a consulting agreement pursuant to which the Company agreed to retain Dr. Link to provide business and financial advisory services for a three-year term and to serve as the Company's Chairman of the Board. Under the terms of the Link

Agreement, Dr. Link purchased 47,059 shares of Common Stock for a purchase price of $0.58 per share and purchased 52,550 shares of Series D Preferred Stock at $2.55 per share. Of such shares of Common Stock, 5,882 were issued without vesting restrictions and the remaining vest over three years and upon the satisfaction of certain performance milestones.

(5) In October 1994, in connection with the commencement of his employment with the Company, Dr. Marshak purchased 117,647 shares of Common Stock for a purchase price of $0.58 per share, which purchase amount of $68,000 was loaned to Dr. Marshak by the Company. Of such shares, 11,029 were issued to Dr. Marshak and the remaining shares vest over two years and upon the satisfaction of certain performance milestones.

(6) In July 1997, in connection with the commencement of his service on the Board of Directors, Mr. Bowman purchased 11,029 shares of Common Stock at $8.50 per share, which purchase amount of $93,750 was loaned to Mr. Bowman by the Company.

    Since June 30, 1994, the Company has granted an aggregate of 11,765 shares of Common Stock to its directors as compensation for attending Board of Director meetings.

    On February 22, 1995, the Company entered into a sponsored Research Agreement with Drs. Caplan, Goldberg and Haynesworth that will provide $1.44 million in funding for mesenchymal stem cell research in their laboratories over a three-year period ($120,000 per quarter) commencing January 1, 1995. The Company will receive exclusive, worldwide rights to any intellectual property resulting from such research that is not already the subject of the Technology Transfer and License Agreement between CWRU and the Company, effective January 1, 1993. In addition, the researchers received an extension of their current Consulting Agreements (Dr. Caplan for five years, Drs. Goldberg and Haynesworth each for three years) providing for consulting fees of $60,000 per year. The Research Agreement with Dr. Caplan and Dr. Goldberg has been extended for an additional two years with no changes in the per annum level of funding.

    For a discussion of certain relationships between the Company and Dr. Link and Mr. Friedli, see "Management--Compensation Committee Interlocks and Insider Participation."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of October 18, 1997 (adjusted to reflect the conversion of all outstanding shares of Preferred Stock into Common Stock) and as adjusted to reflect the sale of 2,500,000 shares of Common Stock in this
Offering: (i) by each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) by each of the Named Executive Officers; (iii) by each director of the Company; and (iv) by all of the Company's directors and executive officers as a group.

                                                                         SHARES BENEFICIALLY      SHARED BENEFICIALLY
                                                                        OWNED BEFORE OFFERING    OWNED AFTER OFFERING
                                                                                 (1)                      (1)
                                                                       -----------------------  -----------------------
NAME AND ADDRESS                                                         NUMBER      PERCENT      NUMBER      PERCENT
---------------------------------------------------------------------  ----------  -----------  ----------  -----------
Peter Friedli (2)....................................................   1,630,959        17.9%   1,630,959        14.1%
Novartis Pharma AG (3)...............................................     692,059         7.9      692,059         6.1
Arnold I. Caplan, Ph.D. (4)..........................................     609,412         7.0      609,412         5.4
James S. Burns (4)...................................................     496,128         5.7      496,128         4.4
Invesco Trust Company (5)............................................     490,196         5.6      490,196         4.4
Daniel R. Marshak, Ph.D. (6).........................................     135,000         1.5      135,000         1.1
Max Link, Ph.D.......................................................     126,402         1.4      126,402         1.1
Mark Novitch, M.D....................................................      12,794           *       12,794           *
Jack L. Bowman.......................................................      11,029           *       11,029           *
All directors and executive officers as a group (9 persons)..........   2,447,607        26.8%   2,447,607        20.6%

------------------------

*   Less than one percent.

(1) Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person or group as of a particular date is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the number of shares outstanding as of such date and the number of shares as to which such person or group has the right to acquire voting and/or investment power within 60 days.

(2) Includes 179,365 shares and 124,706 shares issuable upon exercise of warrants. Also includes the following shares and shares issuable upon the exercise of warrants, as to which Mr. Friedli has (except as provided below) sole investment power: 165,941 shares held by Ascent Holding AG (of which Mr. Friedli owns 4% of the outstanding capital stock and is President); 64,706 shares held by Cruiseinvest Ltd. (of which Mr. Friedli is Investment Manager); 70,588 shares held by Eagle Growth Ltd. (of which Mr. Friedli is Investment Manager); 62,104 shares and 124,784 shares issuable upon exercise of warrants held by Joyce Ltd. (of which Mr. Friedli is Investment Manager); 196,082 shares held by Nikatech, Inc. (of which Mr. Friedli owns 3% of the outstanding capital stock and is President); 58,824 shares and 74,117 shares issuable upon exercise of warrants held by Pine, Inc. (of which Mr. Friedli is Investment Manager); 137,389 shares and 20,588 shares issuable upon exercise of warrants held by Spring Technology Corp., (of which Mr. Friedli is Investment Manager); 147,059 shares held by USVentech, Inc. (of which Mr. Friedli is Investment Manager); and 204,706 shares held by Venturetec, Inc. (of which Mr. Friedli owns 2% of the outstanding capital stock and is President). Does not include any shares pursuant to Friedli AG's pre-emptive right to purchase up to 10% of the shares offered by the Company in its initial public offering, pursuant to which 250,000 shares (and 10% of any shares purchased upon exercise of the Underwriters' over-allotment option) will be offered to Friedli AG in this Offering. See "Underwriting." Mr. Friedli's business address is c/o Freigutstrasse 5, 8002 Zurich, Switzerland.

(3) The address of Novartis Pharma AG is CH-4002 Basel, Switzerland.

(4) The address of Arnold I. Caplan, Ph.D., and James S. Burns is c/o Osiris Therapeutics, Inc., 2001 Aliceanna Street, Baltimore, MD 21231.

(5) The address of Invesco Trust Company is 7800 East Union Drive, Suite 800, Denver, Colorado 80237.

(6) Includes 12,941 shares issuable upon exercise of stock options.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

    The Company is authorized to issue 30,000,000 shares of Common Stock, $0.001 par value per share. Upon the consummation of this Offering, the Company will have 11,263,166 shares of Common Stock outstanding (including 5,510,002 shares of Common Stock to be issued upon conversion of all outstanding shares of Preferred Stock). Each stockholder of record is entitled to one vote for each outstanding share of Common Stock owned by him on every matter properly submitted to the stockholders for their vote. Stockholder actions generally require the approval of the holders of a majority of the Company's outstanding shares of Common Stock.

    Subject to the preferences which may be granted to holders of the Preferred Stock, holders of Common Stock are entitled to any dividend declared by the Board of Directors out of funds legally available for such purpose and to receive on a pro rata basis all assets of the Company available for distribution to the stockholders after the payment of liabilities in the event of the liquidation, dissolution, or winding up of the Company. Holders of Common Stock do not have any conversion, preemptive or other rights to become subscribers or purchasers of additional shares of any class of the Company's capital stock, and there are no redemption rights or sinking fund provisions with respect to the Common Stock.

PREFERRED STOCK

    As of the closing of this Offering, no shares of Preferred Stock will be outstanding. Thereafter, the Board of Directors will be authorized, without further stockholder approval, to issue up to 20,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences and to fix the number of shares constituting any series and the designations of such series.

    The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company and may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. The Company currently has no plans to issue any shares of Preferred Stock.

WARRANTS

    In connection with certain of its private placements of Preferred Stock and business transactions, the Company has granted, or sold for nominal consideration, warrants to purchase Common Stock and Preferred Stock to certain investors, placement agents and business partners. The Company has outstanding warrants to purchase an aggregate of 181,766 shares of Common Stock at $4.42 per share, which are exercisable through September 24, 1998; warrants to purchase up to an aggregate of 136,762 shares of Preferred Stock (convertible into an aggregate of 80,448 shares of Common Stock) at $3.00 per share, which are exercisable through the fifth anniversary of the completion of this Offering; warrants to purchase an aggregate of 190,776 shares of Common Stock at $5.10 per share, which are exercisable through December 1, 2002; warrants to purchase an aggregate of 135,663 shares of Common Stock at $5.10 per share, which are exercisable through January 1, 2003; warrants to purchase an aggregate of 50,985 shares of Common Stock at $7.65 per share, which are exercisable through January 1, 2002; and warrants to purchase an aggregate of 33,000 shares of Preferred Stock (convertible into an aggregate of 19,412 shares of Common Stock) at $3.00 per share, which are exercisable through seven years from date of grant. Upon consummation of the Offering, all warrants to purchase Preferred Stock will become exercisable to purchase an equal number of shares of Common Stock at an equal exercise price.

REGISTRATION RIGHTS AGREEMENTS

    Following the sale of the shares of Common Stock offered hereby, the holders of 1,909,546 shares issued upon the conversion of the Preferred Stock will have certain rights to register those shares under the Securities Act. These rights are provided under the terms of certain agreements among the Company and the holders of such shares.

    SERIES C AND SERIES C1 CONVERTIBLE PREFERRED STOCK. In connection with the Company's issuance of its Series C and Series C1 Convertible Preferred Stock, (the "Series C and Series C1 Preferred Stock"). purchasers received certain demand and piggyback registration rights with respect to the Common Stock issuable upon conversion of those shares (the "Converted Series C and C1 Shares"). At any time following the earlier of six months after the effective date of the registration statement for this Offering and May 25, 1998, the holders of at least 50% of the Converted Series C and C1 Shares may require, on two occasions, that the Company register such shares for public resale. In addition, if the Company registers any of its securities for its own account (other than for the sale of securities under a stock option or employee benefit plan), the holders of registrable shares are entitled to include their shares in such registration. The participation of such holders in any registration of the Company's securities is subject to the right of the underwriters to limit the number of shares included in these offerings. The holders of the Converted Series C and C1 Shares may also require the Company, on two occasions every 12 months, to register all or a portion of their registrable securities on Form S-3, when use of such form becomes available to the Company. These registration rights, however, are subject to certain limitations, including a requirement that the aggregate selling price must be at least $1,000,000. All of the foregoing registration rights expire upon the fifth anniversary of the Company's initial public offering of securities which yields at least $7,500,000 in gross proceeds and a price per share to the public of at least $23.12. With certain exceptions, all fees, costs and expenses of registrations will be borne by the Company. All holders of the Series C and C1 Preferred Stock have waived the right to include their shares in this Offering.

    SERIES D CONVERTIBLE PREFERRED STOCK. One of the holders of the Series D Preferred Stock has certain demand and piggyback registration rights with respect to the Common Stock issuable upon conversion of those shares (the "Converted Series D Shares"). Within 30 days after the completion of this Offering, the holder of the Converted Series D Shares may request that the Company register no later than 180 days after completion of this Offering such shares for public resale. In addition, if the Company registers any of its securities for its own account (other than for the sale of securities under a stock option or employee benefit plan), the holder is entitled to include its shares in such registration. The participation of such holder in any registration of the Company's securities is subject to the right of the underwriters to limit the number of shares included in these offerings. With certain exceptions, all fees, costs and expenses of registrations will be borne by the Company.

    SERIES E CONVERTIBLE PREFERRED STOCK. The holders of the Series E Preferred Stock have certain demand registration rights with respect to the Common Stock issuable upon conversion of those shares (the "Converted Series E Shares"). Within 30 days after the completion of this Offering, the holder of the Converted Series E Shares may request that the Company register no later than 180 days after completion of this Offering such shares for public resale. These registration rights expire on December 22, 1997. With certain exceptions, all fees, costs and expenses of registrations will be borne by the Company.

    COMMON STOCK. Novartis has certain demand and piggyback registration rights with respect to the 692,059 shares of Common Stock it purchased under the Novartis Agreement. If and when the Company becomes eligible to use Form S-3 (or similar short-form registration) under the Securities Act, Novartis, on up to three occasions, may request that the Company register on Form S-3 Novartis' shares of the Company's Common Stock having a market value of at least $3,000,000. In addition, beginning on the first anniversary of the Novartis Agreement, Novartis may request that the Company include its shares of Common Stock whenever the Company proposes to register other securities, subject to certain exceptions and the ability of the underwriters to limit the number of shares offered.

    WARRANTS. Certain holders of the Company's warrants to purchase Common Stock and Preferred Stock (which will be exercisable for 659,051 shares of Common Stock upon consummation of this Offering) have certain demand and piggyback registration rights with respect to the Common Stock issuable upon exercise of those warrants (the "Warrant Shares"). If the Company registers any of its securities for its own account (other than for the sale of securities under a stock option or employee benefit plan), all such warrant holders are entitled to include their Warrant Shares in such registration. The participation of such holders in any registration of the Company's securities is subject to the right of the underwriters to limit the number of shares included in these offerings. In addition, certain warrant holders may require, on two occasions, that the Company register their Warrant Shares for public resale. Other holders of the Company's warrants may, subject to certain limitations, require the Company, on two occasions, to register all or a portion of their Warrant Shares on Form S-3, when use of such form becomes available to the Company.

    The existence and exercise of the foregoing registration rights may hinder efforts by the Company to arrange future financing for the Company and may have an adverse effect on the market price of the Common Stock. See "Risk Factors--Need For Substantial Additional Funds."

DELAWARE LAW AND CERTAIN CHARTER, BYLAW AND OTHER PROVISIONS

    The Company's Restated Certificate of Incorporation (the "Charter") allows the Company to issue, without stockholder approval, Preferred Stock having rights senior to those of the Common Stock. In addition, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. These provisions could have the effect of delaying, deferring or preventing a change in control of the Company or reducing the price that certain investors might be willing to pay in the future for shares of the Common Stock.

    The Charter limits the personal liability of the Company's directors to the fullest extent permitted by the Delaware General Corporation Law. Therefore, the directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock; or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

    Additionally, the Charter provides for indemnification of the Company's directors and officers to the fullest extent permitted by law. The Company has entered into indemnification agreements with its directors and officers which may, in certain cases, be broader than the specific indemnification provisions contained under applicable law. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers of the Company, to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified and to cover such officers or directors under the Company's directors' and officers' liability insurance policies to the maximum extent that insurance coverage is maintained.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this Offering, there has been no public market for the Common Stock of the Company. Sales of substantial amounts of Common Stock in the public market following this Offering could adversely affect the prevailing market price of the Common Stock and the Company's ability to raise capital in the future.

    Upon completion of this Offering, the Company will have a total of 11,263,166 shares of Common Stock outstanding, of which the 2,500,000 shares offered hereby will be freely transferable without restriction under the Securities Act by persons other than "affiliates" of the Company as defined in Rule 144 under the Securities Act.

    The remaining 8,763,166 shares of Common Stock outstanding are "restricted securities" as the term is defined in Rule 144 (the "Restricted Shares"). Of the Restricted Shares, 3,509,998 shares are eligible for sale in the public market immediately upon completion of the Offering, and 4,546,080 shares will become eligible for sale 90 days after completion of the Offering, subject in some cases to certain volume restrictions and other conditions imposed under Rules 144 and 701. The remaining 707,088 shares will be eligible for sale upon the expiration of their respective holding periods as set forth in Rule 144. In addition, the holders of approximately 2,601,605 of the Restricted Shares, including shares acquired upon exercise of certain outstanding warrants, are entitled to certain registration rights with respect to such shares. See "Description of Capital Stock--Registration Rights Agreements." Notwithstanding these rights, however, 8,552,171 of the Restricted Shares are subject to lock-up agreements and may not be sold for 180 days following the date of this Prospectus, although such agreements provide that SBC Warburg Dillon Read Inc. may, in its sole discretion and at any time without notice, release all or a portion of the shares from these lock-up agreements.

    Following the date of this Prospectus, the Company may register on one or more registration statements on Form S-8 shares of Common Stock issuable under the Stock Plans. Of the 1,176,471 shares issuable under the Stock Plans, 462,904 are subject to outstanding options as of September 30, 1997, 346,696 of which are subject to lock-up agreements. Subject to the lock-up agreements, shares covered by such registration statements will upon issuance pursuant to the Stock Plan immediately be eligible for sale in the public market. In addition, the Company has issued warrants to purchase 659,051 shares of Common Stock which are currently exercisable, of which 532,026 shares are subject to the lock-up agreements described above. See "Management--Stock Option and Employee Benefit Plans."

    In general, under Rule 144, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year (including holding periods of prior owners other than affiliates) is entitled to sell, within any three-month period commencing 90 days after the closing of this Offering, a number of shares that does not exceed the greater of: (i) 1% of the then outstanding Common Stock (approximately 113,000 shares immediately after this Offering, assuming no exercise of the Underwriters' over-allotment option); or (ii) the average weekly trading volume in the public market during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale and other limitations. In general, shares issued in compliance with Rule 701 may be sold by non-affiliates subject to the manner of sale requirements of Rule 144, but without compliance with the other requirements of Rule 144. Affiliates may sell shares they acquired under Rule 701 in compliance with the provisions of Rule 144, except that there is no required holding period. A person who is not an affiliate, has not been an affiliate within three months prior to sale and has beneficially owned restricted securities for at least two years, is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

    The Company has also agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or grant any rights to acquire Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of SBC Warburg Dillon Read Inc., subject to certain limited exceptions (including exercises of stock options).

                                  UNDERWRITING

    Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, each Underwriter named below (the "Underwriters") has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, the number of shares of Common Stock set forth opposite the name of such Underwriter.

UNDERWRITERS                                                                 NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
SBC Warburg Dillon Read Inc................................................
Hambrecht & Quist LLC......................................................
                                                                             -----------------
    Total..................................................................       2,500,000
                                                                             -----------------
                                                                             -----------------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions, including the effectiveness of the Registration Statement of which this Prospectus is a part and the absence of any material adverse change in the Company's condition from that reflected in this Prospectus. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

    The Underwriters, for whom SBC Warburg Dillon Read Inc. and Hambrecht & Quist LLC are acting as the representatives (the "Representatives"), propose to offer part of the shares directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain
dealers at a price which represents a concession not in excess of $    per share
under the public offering price. The Underwriters may allow, and such dealers
may reallow, a concession not in excess of $    per share to certain other
dealers. After the initial offering of the shares to the public, the public offering price and such concessions may be changed by the Representatives. The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock at the price to public set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table.

    The Company, its officers and directors, and certain stockholders of the Company, holding in the aggregate approximately 9,430,893 shares of Common Stock, have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of SBC Warburg Dillon Read Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock of the Company or any securities convertible into, or exercisable or exchangeable for, Common Stock.

    Prior to this Offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Shares of Common Stock included in this Offering has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining such price were the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of development of the Company and its proposed products, the past and present revenues of the Company, the prospects for earnings of the Company, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.

    The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    At the request of the Company, approximately 125,000 shares of Common Stock offered hereby are being reserved for sale to certain persons, including Company employees and others who have a business relationship with the Company. In addition, the Underwriters will offer 250,000 shares (and 10% of any shares purchased upon exercise of the Underwriters' over-allotment option) to Friedli AG in satisfaction of a pre-emptive right under a consulting agreement between the Company and Friedli AG. See "Management--Compensation Committee Interlocks and Insider Participation."

    In connection with this Offering and in compliance with applicable law, the Underwriters may over-allot (I.E., sell more Common Stock than the total amount shown on the list of Underwriters and participations which appears above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Common Stock or effecting purchases of the Common Stock for the purpose of pegging, fixing or maintaining the price of the Common Stock or for the purpose of reducing a syndicate short position created in connection with the Offering. A syndicate short position may be covered by exercise of the option described above rather than by open market purchases. In addition, the contractual arrangements among the Underwriters include a provision whereby, if, prior to termination of price and trading restrictions, the Representatives purchase Common Stock in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Common Stock in question at the cost to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question, the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain legal matters will be passed upon for the Underwriters by Manatt, Phelps & Phillips, LLP, Los Angeles, California.

                                    EXPERTS

    The consolidated balance sheets as of December 31, 1995 and 1996 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, and for the period December 23, 1992 (date of inception) to December 31, 1996 included in this Prospectus have been included herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The statements in this Prospectus concerning the patents and patent applications either owned or licensed by the Company under the captions "Risk Factors--Uncertainty Regarding Patents and Proprietary Rights" and "Business--Patents and Proprietary Rights" and the other references herein concerning the patents and patent applications either owned or licensed by the Company have been reviewed and approved by Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein, P.A., Roseland, New Jersey, patent counsel to the Company, as experts on such matters and are included herein in reliance upon that review and approval.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act, of which this Prospectus is a part, with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement and reference is made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents and when any such document is an exhibit to the Registration Statement, each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices at Seven World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement, including all exhibits and schedules and such reports and other information may also be accessed electronically by means of the Commission's site on the World Wide Web, at http://www.sec.gov.

    The Company intends to furnish to its stockholders annual reports containing financial statements audited by its independent certified public accountants and make available to its stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                         PAGES
                                                                                                     -------------

Report of Independent Accountants..................................................................       F-2

Consolidated Balance Sheets........................................................................       F-3

Consolidated Statements of Operations..............................................................       F-4

Consolidated Statements of Stockholders' Equity....................................................       F-5

Consolidated Statements of Cash Flows..............................................................       F-6

Notes to Consolidated Financial Statements.........................................................   F-7 to F-21

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
Osiris Therapeutics, Inc.

    We have audited the accompanying consolidated balance sheets of Osiris Therapeutics, Inc. and Subsidiaries (the "Company"), a Development Stage Enterprise, as of December 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 and for the period December 23, 1992 (date of inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Osiris Therapeutics, Inc. and Subsidiaries as of December 31, 1995 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 and for the period December 23, 1992 (date of inception) to December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Coopers & Lybrand L.L.P.

Rockville, Maryland
January 31, 1997, except as to the
reverse stock split discussed in
Note 1, as to which the date
is October 22, 1997.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

                          CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31,                           PRO FORMA
                                                     ------------------------  SEPTEMBER 30,  ------------------
                                                        1995         1996          1997       SEPTEMBER 30, 1997
                                                     -----------  -----------  -------------  ------------------
                                                                                                  (NOTE 14)
                                                                                (UNAUDITED)      (UNAUDITED)
    ASSETS

Current assets:
  Cash and cash equivalents (Note 2)...............  $ 6,663,113  $ 3,005,149   $ 2,019,228      $  2,019,228
  Securities available-for-sale (Note 2)...........           --    6,344,804    16,172,894        16,172,894
  Contract revenue receivable......................           --      347,862       --                --
  Other current assets.............................      154,469      243,752       799,105           799,105
                                                     -----------  -----------  -------------  ------------------
    Total current assets...........................    6,817,582    9,941,567    18,991,227        18,991,227

Property and equipment, net (Note 4)...............    2,184,812    8,327,179     9,262,986         9,262,986
Compensating bank balance..........................      262,500      262,500       262,500           262,500
Other assets.......................................      160,053      246,931       248,147           248,147
                                                     -----------  -----------  -------------  ------------------

    Total assets...................................  $ 9,424,947  $18,778,177   $28,764,860      $ 28,764,860
                                                     -----------  -----------  -------------  ------------------
                                                     -----------  -----------  -------------  ------------------

    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable.................................  $   206,012  $   568,888   $   849,345      $    849,345
  Accrued expenses (Note 11).......................      651,195      597,421     1,069,136         1,069,136

  Note payable (Note 5)............................       48,913       65,217        65,217            65,217
  Deferred revenue from collaborative research
    agreements, net (Note 14)......................      --           --          3,318,769         3,318,769
  Obligations under capital leases (Note 9)........      247,000      999,456     1,058,139         1,058,139
                                                     -----------  -----------  -------------  ------------------
    Total current liabilities......................    1,153,120    2,230,982     6,360,606         6,360,606

Note payable (Note 5)..............................      701,087      635,870       586,957           586,957
Obligations under capital lease (Note 9)...........      575,456    6,024,321     5,267,322         5,267,322
                                                     -----------  -----------  -------------  ------------------
    Total liabilities..............................    2,429,663    8,891,173    12,214,885        12,214,885
                                                     -----------  -----------  -------------  ------------------

Commitments and contingencies (Note 9)

Stockholders' equity:
  Convertible Preferred Stock, issuable in series
    $.001 par value, authorized 20,000,000 shares;
    issued and outstanding 6,326,187 shares,
    9,268,963 shares, 9,268,963 shares (unaudited),
    respectively; no shares (unaudited) issued and
    outstanding pro forma (liquidation preference
    of $31,470,253 at December 31, 1996 and
    September 30, 1997 (unaudited))................   17,266,547   28,459,961    28,459,961           --
  Common Stock, $.001 par value, authorized
    30,000,000 shares; issued and outstanding
    2,520,008 shares, 2,548,304 shares and
    3,253,164 shares (unaudited), respectively;
    8,763,166 shares (unaudited) issued and
    outstanding pro forma..........................        2,520        2,548         3,253             8,763
  Additional paid-in-capital.......................      300,478      310,911    10,040,774        38,495,225
  Deferred compensation and loans to officers for
    the purchase of stock..........................     (144,750)    (244,551)     (388,528)         (388,528)
  Deficit accumulated during the development
    stage..........................................  (10,429,511) (18,641,865)  (21,565,485)      (21,565,485)
                                                     -----------  -----------  -------------  ------------------

    Total stockholders' equity.....................    6,995,284    9,887,004    16,549,975        16,549,975
                                                     -----------  -----------  -------------  ------------------

    Total liabilities and stockholders' equity.....  $ 9,424,947  $18,778,177   $28,764,860      $ 28,764,860
                                                     -----------  -----------  -------------  ------------------
                                                     -----------  -----------  -------------  ------------------

                     The accompanying notes are an integral
                part of these consolidated financial statements.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                         FOR THE                                  FOR THE
                                                                       PERIOD FROM     FOR THE NINE MONTHS      PERIOD FROM
                                   FOR THE YEAR ENDED DECEMBER 31,     INCEPTION TO     ENDED SEPTEMBER 30     INCEPTION TO
                                -------------------------------------  DECEMBER 31,  ------------------------  SEPTEMBER 30,
                                   1994         1995         1996          1996         1996         1997          1997
                                -----------  -----------  -----------  ------------  -----------  -----------  -------------
                                                                                     (UNAUDITED)  (UNAUDITED)   (UNAUDITED)
Revenues:
  Collaborative research and
    grant income..............  $    33,305  $   --       $ 1,066,984  $  1,100,289  $   564,976  $ 5,755,964  $  6,856,253
  Interest income.............      229,435      169,505      521,886       951,119      280,490      488,637     1,439,756
                                -----------  -----------  -----------  ------------  -----------  -----------  -------------
    Total revenues............      262,740      169,505    1,588,870     2,051,408      845,466    6,244,601     8,296,009
                                -----------  -----------  -----------  ------------  -----------  -----------  -------------
Expenses:
  Research and development....    2,340,873    4,533,374    7,364,086    14,575,575    4,586,616    7,341,080    21,916,655
  General and
    administrative............    1,266,136    1,476,807    1,860,981     5,426,395    1,315,803    1,257,128     6,683,523
  Interest expense............        9,608       96,934      576,157       691,303      408,171      570,013     1,261,316
                                -----------  -----------  -----------  ------------  -----------  -----------  -------------
    Total expenses............    3,616,617    6,107,115    9,801,224    20,693,273    6,310,590    9,168,221    29,861,494
                                -----------  -----------  -----------  ------------  -----------  -----------  -------------
Net loss......................  $(3,353,877) $(5,937,610) $(8,212,354) $(18,641,865) $(5,465,124) $(2,923,620) $(21,565,485)
                                -----------  -----------  -----------  ------------  -----------  -----------  -------------
                                -----------  -----------  -----------  ------------  -----------  -----------  -------------
Net loss per common share and
  common share equivalents....  $     (1.32) $     (2.14) $     (2.93)               $     (1.95) $      (.95)
                                -----------  -----------  -----------                -----------  -----------
                                -----------  -----------  -----------                -----------  -----------
Weighted average common shares
  and common share equivalents
  outstanding.................    2,536,799    2,775,950    2,806,186                  2,803,959    3,081,386
                                -----------  -----------  -----------                -----------  -----------
                                -----------  -----------  -----------                -----------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE PERIOD FROM INCEPTION TO SEPTEMBER 30, 1997

                                                                                                                        DEFERRED
                                                                                                                      COMPENSATION
                                                                                                                       AND LOANS
                                                            CONVERTIBLE                                               TO OFFICERS
                                                          PREFERRED STOCK           COMMON STOCK       ADDITIONAL       FOR THE
                                                      ------------------------  ---------------------    PAID-IN        PURCHASE
                                                        SHARES       AMOUNT       SHARES     AMOUNT      CAPITAL        OF STOCK
                                                      -----------  -----------  ----------  ---------  -----------  ----------------
Balance at December 23, 1992........................      --       $   --           --      $  --      $   --          $   --
Initial capital contribution ($.002261 per share)...      --           --          123,529        124          156         --
Stock issued pursuant to Exchange Agreement
  ($.000476 per share)..............................      --           --        1,058,824      1,059         (559)        --
Stock sold pursuant to Employee and Consulting
  Agreements ($.0034 per share).....................      --           --          562,497        562        2,258         --
Stock sold pursuant to License Agreement ($.002261
  per share)........................................      --           --           52,941         53           67         --
Stock sold pursuant to subscription and Board of
  Directors Agreements ($.0068 per share)...........      --           --          352,941        353        2,047         --
Conversion of convertible note payable ($3.40 per
  share)............................................      --           --           36,765         37      124,963         --
Conversion of convertible note payable, related
  parties ($3.00 per share).........................       58,625      175,000      --         --          --              --
Issuance of Preferred Stock Series A, net of
  offering expenses ($3.00 per share)...............    2,010,000    5,264,357      --         --          --              --
Net loss for the period December 23, 1992 (date of
  inception) to December 31, 1993...................      --           --           --         --          --              --
                                                      -----------  -----------  ----------  ---------  -----------  ----------------
Balance at December 31, 1993........................    2,068,625    5,439,357   2,187,497      2,188      128,932         --
Issuance of Preferred Stock Series B, net of
  offering expenses ($3.00 per share)...............      619,750    1,723,503      --         --          --              --
Stock sold pursuant to 1994 Stock Incentive Plan
  ($.0068 to $.578 per share).......................      --           --          196,324        196      103,859         --
Stock sold pursuant to Consulting, Board of
  Directors and Stock Purchase Agreements ($.51 to
  $.578 per share)..................................      --           --           30,735         31       15,644         --
Issuance of Preferred Stock Series C, net of
  offering expenses ($3.40 per share)...............      735,294    2,197,878      --         --          --              --
Loans made to officers for the purchase of stock....      --           --           --         --          --            (100,550)
Net loss for the year ended December 31, 1994.......      --           --           --         --          --              --
                                                      -----------  -----------  ----------  ---------  -----------  ----------------
Balance at December 31, 1994........................    3,423,669    9,360,738   2,414,556      2,415      248,435       (100,550)
Issuance of Preferred Stock Series D, net of
  offering expenses ($3.00 per share)...............    2,902,518    7,905,809      --         --          --              --
Stock sold pursuant to 1994 Stock Incentive Plan
  ($.51 to $.578 per share).........................      --           --           49,570         49       19,798         --
Stock sold pursuant to Consulting and Research
  Agreements ($.51 to $.578 per share)..............      --           --           55,882         56       32,244         --
Loans made to officers for the purchase of stock....      --           --           --         --          --             (44,200)
Net loss for the year ended December 31, 1995.......      --           --           --         --          --              --
                                                      -----------  -----------  ----------  ---------  -----------  ----------------
Balance at December 31, 1995........................    6,326,187   17,266,547   2,520,008      2,520      300,477       (144,750)
Issuance of Preferred Stock Series D, net of
  offering expenses ($3.00 per share)...............      579,884    1,555,324      --         --          --              --
Issuance of Preferred Stock Series D, pursuant to
  Consulting and Employment Agreements ($3.00 per
  share)............................................      116,668      350,004      --         --          --            (110,001)
Issuance of Preferred Stock Series E, net of
  offering expenses ($4.50 per share)...............    2,246,224    9,288,086      --         --          --              --
Stock transactions pursuant to Consulting,
  Employment and Research Agreements................      --           --           16,531         16       (1,215)        10,200
Issuance of Common Stock for services rendered by
  Directors ($.578 to 2.55 per share)...............      --           --           11,765         12       11,649         --
Net loss for the year ended December 31, 1996.......      --           --           --         --          --              --
                                                      -----------  -----------  ----------  ---------  -----------  ----------------
Balance at December 31, 1996........................    9,268,963  $28,459,961   2,548,304      2,548  $   310,911     $ (244,551)
Issuance of Common Stock ($14.45 per share).........      --           --          692,059        692    9,430,773         --
Deferred compensation from stock option grants......      --           --           --         --          200,325        (50,227)
Exercise of warrant to purchase common stock........      --           --              493          1        2,178         --
Stock sold pursuant to 1994 Stock Incentive Plan....      --           --            1,279          1        2,848         --
Purchase of Common Stock at (8.50 per share)........           --           --      11,029         11       93,739        (93,750)
Net loss for the nine months ended September 30,
  1997..............................................      --           --           --         --                          --
                                                      -----------  -----------  ----------  ---------  -----------  ----------------
Balance at September 30, 1997 (unaudited)...........    9,268,963   28,459,961   3,253,164      3,253   10,040,774       (388,528)
Pro forma conversion of Convertible Preferred Stock
  (unaudited).......................................   (9,268,963) (28,459,961)  5,510,002      5,510   28,454,451         --
                                                      -----------  -----------  ----------  ---------  -----------  ----------------
Pro forma Balance, September 30, 1997 (unaudited)...      --       $   --        8,763,166  $   8,763  $38,495,225     $ (388,528)
                                                      -----------  -----------  ----------  ---------  -----------  ----------------
                                                      -----------  -----------  ----------  ---------  -----------  ----------------


                                                        DEFICIT
                                                      ACCUMULATED
                                                       DURING THE      TOTAL
                                                      DEVELOPMENT   STOCKHOLDERS'
                                                         STAGE         EQUITY
                                                      ------------  ------------
Balance at December 23, 1992........................  $    --        $   --
Initial capital contribution ($.002261 per share)...       --               280
Stock issued pursuant to Exchange Agreement
  ($.000476 per share)..............................       --               500
Stock sold pursuant to Employee and Consulting
  Agreements ($.0034 per share).....................       --             2,820
Stock sold pursuant to License Agreement ($.002261
  per share)........................................       --               120
Stock sold pursuant to subscription and Board of
  Directors Agreements ($.0068 per share)...........       --             2,400
Conversion of convertible note payable ($3.40 per
  share)............................................       --           125,000
Conversion of convertible note payable, related
  parties ($3.00 per share).........................       --           175,000
Issuance of Preferred Stock Series A, net of
  offering expenses ($3.00 per share)...............       --         5,264,357
Net loss for the period December 23, 1992 (date of
  inception) to December 31, 1993...................    (1,138,024)  (1,138,024)
                                                      ------------  ------------
Balance at December 31, 1993........................    (1,138,024)   4,432,453
Issuance of Preferred Stock Series B, net of
  offering expenses ($3.00 per share)...............       --         1,723,503
Stock sold pursuant to 1994 Stock Incentive Plan
  ($.0068 to $.578 per share).......................       --           104,055
Stock sold pursuant to Consulting, Board of
  Directors and Stock Purchase Agreements ($.51 to
  $.578 per share)..................................       --            15,675
Issuance of Preferred Stock Series C, net of
  offering expenses ($3.40 per share)...............       --         2,197,878
Loans made to officers for the purchase of stock....       --          (100,550)
Net loss for the year ended December 31, 1994.......    (3,353,877)  (3,353,877)
                                                      ------------  ------------
Balance at December 31, 1994........................    (4,491,901)   5,019,137
Issuance of Preferred Stock Series D, net of
  offering expenses ($3.00 per share)...............       --         7,905,809
Stock sold pursuant to 1994 Stock Incentive Plan
  ($.51 to $.578 per share).........................       --            19,848
Stock sold pursuant to Consulting and Research
  Agreements ($.51 to $.578 per share)..............       --            32,300
Loans made to officers for the purchase of stock....       --           (44,200)
Net loss for the year ended December 31, 1995.......    (5,937,610)  (5,937,610)
                                                      ------------  ------------
Balance at December 31, 1995........................   (10,429,511)   6,995,284
Issuance of Preferred Stock Series D, net of
  offering expenses ($3.00 per share)...............       --         1,555,324
Issuance of Preferred Stock Series D, pursuant to
  Consulting and Employment Agreements ($3.00 per
  share)............................................       --           240,003
Issuance of Preferred Stock Series E, net of
  offering expenses ($4.50 per share)...............       --         9,288,086
Stock transactions pursuant to Consulting,
  Employment and Research Agreements................       --             9,001
Issuance of Common Stock for services rendered by
  Directors ($.578 to 2.55 per share)...............       --            11,660
Net loss for the year ended December 31, 1996.......    (8,212,354)  (8,212,354)
                                                      ------------  ------------
Balance at December 31, 1996........................  $(18,641,865)  $9,887,004
Issuance of Common Stock ($14.45 per share).........       --         9,431,465
Deferred compensation from stock option grants......       --           150,098
Exercise of warrant to purchase common stock........       --             2,179
Stock sold pursuant to 1994 Stock Incentive Plan....       --             2,849
Purchase of Common Stock at (8.50 per share)........            --           --
Net loss for the nine months ended September 30,
  1997..............................................    (2,923,620)  (2,923,620)
                                                      ------------  ------------
Balance at September 30, 1997 (unaudited)...........   (21,565,485)  16,549,975
Pro forma conversion of Convertible Preferred Stock
  (unaudited).......................................       --            --
                                                      ------------  ------------
Pro forma Balance, September 30, 1997 (unaudited)...  $(21,565,485)  $16,549,975
                                                      ------------  ------------
                                                      ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                            FOR THE PERIOD
                                                                   FOR THE YEAR ENDED DECEMBER 31,               FROM
                                                             -------------------------------------------     INCEPTION TO
                                                                 1994           1995           1996        DECEMBER 31, 1996
                                                             -------------  -------------  -------------  -------------------
Development stage activities:
Net loss...................................................  $  (3,353,877) $  (5,937,610) $  (8,212,354)   $   (18,641,865)
  Adjustments to reconcile net loss to net cash used in
      development stage activities:
    Depreciation and amortization..........................        124,806        390,071      1,167,116          1,681,993
    Non cash compensation expense..........................       --             --              251,663            251,663
    Increase (decrease) in cash resulting from changes in
      assets and liabilities:
    Increase in contract revenue receivable................       --             --             (347,862)          (347,862)
    Other current assets...................................         14,115          3,916        (89,283)          (108,557)
    Other assets...........................................        (41,412)       (26,753)       (86,878)          (163,870)
    Accounts payable.......................................        293,554       (118,858)       362,876            568,889
    Deferrred revenue from collaborative research
      agreements, net......................................       --             --             --                --
    Accrued expenses and other.............................        (27,792)       463,381        (53,774)           597,421
                                                             -------------  -------------  -------------  -------------------
Net cash used in development stage activities..............     (2,990,606)    (5,225,853)    (7,008,496)       (16,162,188)
                                                             -------------  -------------  -------------  -------------------

Investing activities:
  Purchases and sales of short-term investments, net.......       --             --           (6,344,804)        (6,344,804)
  Purchases of property and equipment......................       (637,471)    (1,006,807)      (312,550)        (2,005,182)
  Technology rights........................................       --             --             --                  (83,061)
                                                             -------------  -------------  -------------  -------------------
Net cash used in investing activities......................       (637,471)    (1,006,807)    (6,657,354)        (8,433,047)
                                                             -------------  -------------  -------------  -------------------

Financing activities:
  Proceeds from bank borrowing.............................       --              750,000       --                  750,000
  Principal payments on capital lease obligations and bank
    borrowing..............................................        (17,642)      (166,959)      (844,525)        (1,029,126)
  Proceeds from note payable, officer......................       --             --             --                   50,500
  Proceeds from convertible notes payable..................       --             --             --                  250,000
  Restricted cash and compensating bank balance............       (216,000)       (46,500)      --                 (262,500)
  Proceeds from the issuance of preferred and common stock,
    net....................................................      4,156,561      7,562,562     10,852,411         27,841,511
                                                             -------------  -------------  -------------  -------------------
  Net cash provided by financing activities................      3,922,919      8,099,103     10,007,886         27,600,385
                                                             -------------  -------------  -------------  -------------------

Net increase (decrease) in cash and cash equivalents.......        294,842      1,866,443     (3,657,964)         3,005,149
Cash and cash equivalents at beginning of period...........      4,501,828      4,796,670      6,663,113          --
                                                             -------------  -------------  -------------  -------------------
Cash and cash equivalents at end of period.................  $   4,796,670  $   6,663,113  $   3,005,149    $     3,005,149
                                                             -------------  -------------  -------------  -------------------
                                                             -------------  -------------  -------------  -------------------

Supplemental disclosure of cash flow information:
  Cash paid for interest...................................  $       8,857  $      96,934  $     576,157    $       690,552
Supplemental schedule of noncash investing and financing
  activities:
  Conversion of note payable, officer to preferred stock...       --             --             --          $        50,000
  Conversion of convertible notes payable, related party to
    preferred stock........................................       --             --             --          $       125,000
  Conversion of convertible notes payable to common
    stock..................................................       --             --             --          $       125,000
  Capital lease obligation incurred to acquire equipment
    and facilities.........................................  $     258,081  $     748,976  $   6,996,933    $     8,003,990
  Loans to officers for the purchase of stock..............  $     100,550  $      44,200  $     (10,200)   $       134,550
  Preferred stock sold pursuant to subscription............       --        $     135,195       --          $       135,195
  Preferred stock issued pursuant to advance
    subscriptions..........................................       --        $     216,000       --          $       216,000
  Preferred stock issued to placement agent for services
    rendered...............................................       --        $     300,000       --          $       300,000
  Preferred stock issued pursuant to employment and
    consulting agreements..................................       --             --        $     350,004    $       350,004
  Common stock issued to directors for services rendered...       --             --        $      11,660    $        11,660
  Deferred compensation from stock option grants...........       --             --             --                --

                                                                                            FOR THE PERIOD
                                                                 FOR THE NINE MONTHS             FROM
                                                                 ENDED SEPTEMBER 30,         INCEPTION TO
                                                             ----------------------------    SEPTEMBER 30,
                                                                 1996           1997             1997
                                                             -------------  -------------  -----------------
                                                              (UNAUDITED)    (UNAUDITED)      (UNAUDITED)
Development stage activities:
Net loss...................................................  $  (5,465,124) $  (2,923,620)  $   (21,565,485)
  Adjustments to reconcile net loss to net cash used in
      development stage activities:
    Depreciation and amortization..........................        799,838      1,116,450         2,798,443
    Non cash compensation expense..........................       --              150,098           401,761
    Increase (decrease) in cash resulting from changes in
      assets and liabilities:
    Increase in contract revenue receivable................       --              347,862         --
    Other current assets...................................         10,262       (555,353)         (663,910
    Other assets...........................................         33,578         (1,216)         (165,086)
    Accounts payable.......................................        132,596        280,457           849,345
    Deferrred revenue from collaborative research
      agreements, net......................................       --            3,318,769         3,318,769
    Accrued expenses and other.............................       (286,546)       471,715         1,069,136
                                                             -------------  -------------  -----------------
Net cash used in development stage activities..............     (4,775,396)     2,205,162       (13,957,027)
                                                             -------------  -------------  -----------------
Investing activities:
  Purchases and sales of short-term investments, net.......     (9,254,375)    (9,828,090)      (16,172,891)
  Purchases of property and equipment......................       (782,414)    (2,052,257)       (4,057,439)
  Technology rights........................................       --             --                 (83,061)
                                                             -------------  -------------  -----------------
Net cash used in investing activities......................    (10,036,789)   (11,880,347)      (20,313,394)
                                                             -------------  -------------  -----------------
Financing activities:
  Proceeds from bank borrowing.............................       --             --                 750,000
  Principal payments on capital lease obligations and bank
    borrowing..............................................       (590,526)      (747,229)       (1,776,355)
  Proceeds from note payable, officer......................       --             --                  50,500
  Proceeds from convertible notes payable..................       --             --                 250,000
  Restricted cash and compensating bank balance............       --             --                (262,500)
  Proceeds from the issuance of preferred and common stock,
    net....................................................     10,855,651      9,436,493        37,278,004
                                                             -------------  -------------  -----------------
  Net cash provided by financing activities................     10,265,125      8,689,264        36,289,649
                                                             -------------  -------------  -----------------
Net increase (decrease) in cash and cash equivalents.......     (4,547,060)      (985,921)        2,019,228
Cash and cash equivalents at beginning of period...........      6,663,113      3,005,149         --
                                                             -------------  -------------  -----------------
Cash and cash equivalents at end of period.................  $   2,116,053  $   2,019,228   $     2,019,228
                                                             -------------  -------------  -----------------
                                                             -------------  -------------  -----------------
Supplemental disclosure of cash flow information:
  Cash paid for interest...................................  $     408,171  $     570,014   $     1,260,566
Supplemental schedule of noncash investing and financing
  activities:
  Conversion of note payable, officer to preferred stock...       --             --         $        50,000
  Conversion of convertible notes payable, related party to
    preferred stock........................................       --             --         $       125,000
  Conversion of convertible notes payable to common
    stock..................................................       --             --         $       125,000
  Capital lease obligation incurred to acquire equipment
    and facilities.........................................  $   6,490,039       --         $     8,003,990
  Loans to officers for the purchase of stock..............       --        $      93,750   $       228,300
  Preferred stock sold pursuant to subscription............       --             --         $       135,195
  Preferred stock issued pursuant to advance
    subscriptions..........................................       --             --         $       216,000
  Preferred stock issued to placement agent for services
    rendered...............................................       --             --         $       300,000
  Preferred stock issued pursuant to employment and
    consulting agreements..................................       --             --         $       350,004
  Common stock issued to directors for services rendered...       --             --         $        11,660
  Deferred compensation from stock option grants...........       --        $     200,325   $       200,325

  The accompanying notes are an integral part of these consolidated financial statements.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

    BUSINESS

    Osiris Therapeutics, Inc. and Subsidiaries (the "Company") is primarily engaged in the research and development of novel therapeutic products for regenerative tissue therapy of diseased or injured tissue based on human mesenchymal stem cells, the progenitor cells responsible for the formation of structural and connective tissues, including bone marrow stroma, bone, cartilage, muscle, tendon, ligament, fat and other connective tissues. The Company is developing cell therapy products to regenerate tissue damaged by acute injury or degenerative diseases and biopharmaceuticals that regulate the growth and differentiation of human mesenchymal stem cells during tissue regeneration.

    The Company began operations on December 23, 1992 and is currently in the development stage, as operations consist primarily of research and development activities and securing adequate capital for anticipated growth and operations.

    REGISTRATION STATEMENT

    In July 1997, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission for the initial public offering of shares of the Company's Common Stock.

    REVERSE STOCK SPLIT

    On October 22, 1997, the Board of Directors approved a proposed 1-for-1.7 reverse stock split, which was subsequently approved by the Company's shareholders. All references to common stock, options, warrants, per share data, and the conversion rates of the convertible preferred stock have been restated to give effect to the reverse split.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF ACCOUNTING

    The consolidated financial statements include the accounts of Osiris Therapeutics, Inc., its wholly owned subsidiary Osiris Research, Inc. and its 65% owned subsidiary Gryphon Pharmaceuticals, Inc. ("Gryphon"), a development stage enterprise formed as a joint venture with The Johns Hopkins University School of Medicine (see Note 10). The Company records 100% of Gryphon's net loss in consolidation. Intercompany transactions are eliminated in consolidation.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

    SECURITIES AVAILABLE-FOR-SALE

    Marketable securities at December 31, 1996 are considered available-for-sale and are carried at amortized cost which approximates fair market value, with unrealized gains and losses, if any, reported as a separate component of stockholders' equity.

    The Company's marketable securities are held for an unspecified period of time and are sold to meet liquidity needs. Accordingly, marketable securities at December 31, 1996 are classified as current assets.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CONCENTRATION OF CREDIT RISK

    The Company has invested its excess cash, generally, in securities of the U.S. Treasury, U.S. Government Agencies, commercial paper with strong credit ratings, overnight repurchase agreements and deposits with a major bank. The Company has not experienced any significant losses on its investments. The Company's contract revenue receivable consists of amounts due from its collaborative partners. The Company periodically assesses the financial strength of its collaborative partners and provides allowances for anticipated losses when necessary.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Laboratory and office equipment and leasehold improvements are depreciated using the straight-line method over the shorter of the estimated useful life or the term of the lease (four to seven years).

LONG-LIVED ASSETS

    The Company evaluates the recoverability of the carrying value of property and equipment and intangible assets in accordance with the provisions of Statement of Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of". The Company considers historical performance and anticipated future results in its evaluation of potential impairment. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of these assets in relation to the operating performance of the business and future and undiscounted cash flows expected to result from the use of these assets. Impairment losses are recognized when the sum of expected future cash flows are less than the assets' carrying value. No such impairment losses have been recognized to date.

STOCK-BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation. SFAS 123 allows the Company to account for its stock-based compensation plans based upon either a fair value method or the intrinsic value method, as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has elected the intrinsic value method to account for options issued to employees. However, SFAS 123 requires certain other disclosures regarding the impact which the fair value method would have had on the results of the Company's operations (see Note 8). Options issued to non-employees are accounted for in accordance with the provisions of SFAS 123.

    REVENUE

    Revenue from research grants is recognized as the related research expenditures are incurred. Revenue from contract research agreements is recorded when earned as defined under the terms of the agreement.

    RESEARCH AND DEVELOPMENT EXPENSES

    Research and development costs are expensed as incurred.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    Deferred tax liabilities and assets are recognized for the estimated future tax consequences of temporary differences and income tax credits. Temporary differences are primarily the result of the differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax liabilities and assets are measured by applying enacted statutory tax rates applicable to the future years in which deferred tax liabilities or assets are expected to be settled or realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense consists of the taxes payable for the current period and the change during the period in deferred tax assets and liabilities.

    NET LOSS PER SHARE

    Net loss per common share is based upon the weighted average number of common shares outstanding for all periods presented. Common shares and common share equivalents issued by the Company at prices below the public offering price during the twelve-month period prior to the proposed offering date have been included in the calculation of common share and common share equivalents as if they were outstanding for all periods presented. Common share equivalents granted by the Company prior to the aforementioned twelve-month period have not been included in the calculation of net loss per common share because such items were antidilutive.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECENT ACCOUNTING PRONOUNCEMENT

    In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" ("SFAS 128"), which specifies the computation, presentation and disclosure requirements for earnings per share. SFAS 128 is effective for financial statements ending after December 15, 1997. The Company does not anticipate that the adoption of SFAS 128 will have a material effect on its financial statements.

    RECLASSIFICATION

    Certain prior year balances have been reclassified to conform to the 1996 financial statement presentation.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. RELATED PARTY TRANSACTIONS

    During 1995, the Company loaned $50,000 to an officer of the Company to aid in the relocation of his residence. The loan earns interest at 7.5% and is forgiven at a rate of 25% per annum, beginning in 1996, pending the officer's continued employment by the Company. Forgiven loan amounts are charged to the officer as additional compensation and are taxed accordingly. At December 31, 1996, $37,500 was included in other assets related to this loan.

    The Company has entered into agreements for the provision of research and financial consulting services with three non-management members of the Board of Directors. The aggregate compensation paid under these agreements was $168,000 per annum in 1995 and 1996. Consulting compensation for any individual non-management director did not exceed $60,000 per annum. In addition, a member of the Board of Directors was previously affiliated with the European Placement Agent used by the Company for its Series D and Series E Preferred Stock Offerings (See Note 8).

4. PROPERTY AND EQUIPMENT

    Property and equipment, stated at cost, is comprised of the following:

                                                                       1995          1996
                                                                   ------------  -------------
Research and development facility................................  $    309,217  $   6,560,733
Computer and laboratory equipment................................     1,175,240      3,355,585
Construction in progress.........................................     1,215,232         92,854
                                                                   ------------  -------------
                                                                      2,699,689     10,009,172
Less accumulated depreciation and amortization...................      (514,877)    (1,681,993)
                                                                   ------------  -------------
                                                                   $  2,184,812  $   8,327,179
                                                                   ------------  -------------
                                                                   ------------  -------------

5. NOTE PAYABLE

    During June 1995, the Company issued a $750,000 promissory note to Signet Bank in connection with certain site and facility renovations to the Company's facility in Baltimore, Maryland (see Note 9). The note, which contains a partial guarantee of $500,000 by the State of Maryland, matures in December 2007 and bears interest at LIBOR plus 2.0% to 2.5% (7.4% to 7.9% at December 31, 1996).

    Compensating balance arrangements with Signet Bank require the Company to maintain a cash balance of 105.0% of the non-guaranteed portion of the note, which balance is wholly restricted and may not be used for any other purpose. At December 31, 1996 and 1995, the Company's compensating bank balance was $262,500.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. NOTE PAYABLE (CONTINUED)
    Annual maturities of the note payable are as follows:

YEAR ENDED
DECEMBER 31
----------------------------------------------------------------------------------
1997..............................................................................  $   65,217
1998..............................................................................      65,217
1999..............................................................................      65,217
2000..............................................................................      65,217
2001..............................................................................      65,217
Thereafter........................................................................     375,002
                                                                                    ----------
                                                                                    $  701,087
                                                                                    ----------
                                                                                    ----------

6. INCOME TAXES

    The components of the Company's net deferred tax asset as of December 31 are as follows:

                                                                      1995           1996
                                                                  -------------  -------------
Deferred tax assets:
  Net operating loss carryforwards..............................  $   3,934,000  $   6,957,000
  Research and experimentation credit carryforwards.............        133,000        327,000
  Fixed assets..................................................         18,000        109,000
  Other.........................................................          6,000         42,000
                                                                  -------------  -------------
                                                                      4,091,000      7,435,000
Valuation allowance.............................................     (4,091,000)    (7,435,000)
                                                                  -------------  -------------
Net deferred tax asset..........................................  $    --        $    --
                                                                  -------------  -------------
                                                                  -------------  -------------

    The realization of deferred tax assets is dependent, primarily, on the Company's ability to generate future taxable income, which is uncertain. Accordingly, a full valuation allowance was recorded against these assets as of December 31, 1995 and 1996.

    As of December 31, 1996, the Company had available, for federal income tax purposes, $18,000,000 of net operating loss carryforwards and $327,000 of research and experimentation credit carryforwards, which expire beginning in 2008. The net operating loss carryforwards may be subject to limitation on utilization as a result of certain ownership changes since the Company's inception.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. PREFERRED STOCK RIGHTS AND PREFERENCES

    The Company's Convertible Preferred Stock consists of the following designated shares at December 31:

                                                                                         1995           1996
                                                                                     -------------  -------------
Series A Convertible Preferred Stock, $.001 par value; designated 2,122,000 shares;
  issued and outstanding 2,068,625 shares at December 31, 1995 and 1996............  $   5,439,357  $   5,439,357
Series B Convertible Preferred Stock, $.001 par value; designated 750,000 shares;
  issued and outstanding 619,750 shares at December 31, 1995 and 1996..............      1,723,503      1,723,503
Series C Convertible Preferred Stock, $.001 par value; designated 739,999 shares;
  issued and outstanding 735,294 shares at December 31, 1995 and 1996..............      2,197,878      2,197,878
Series C-1 Convertible Preferred Stock, $.001 par value; 1 share designated; none
  issued or outstanding............................................................       --             --
Series D Convertible Preferred Stock, $.001 par value; designated 3,600,000 shares;
  issued and outstanding 2,902,518 shares at December 31, 1995 and 3,599,070 shares
  at December 31, 1996.............................................................      7,905,809      9,811,137
Series E Convertible Preferred Stock, $.001 par value; designated 2,788,000 shares;
  none issued and outstanding at December 31, 1995; issued and outstanding
  2,246,224 shares at December 31, 1996............................................       --            9,288,086
                                                                                     -------------  -------------
                                                                                     $  17,266,547  $  28,459,961
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    The rights and preferences of the Convertible Preferred Stock are as follows:

    CONVERSION PROVISION

    The holders of Preferred Stock are entitled at any time to convert 1.7 shares of Preferred Stock into one share of Common Stock (the "Conversion Rate"). The Conversion Rate is subject to adjustment upon the occurrence of certain events. On September 24, 1998, shares of Series A, Series B, Series D and Series E Preferred Stock then outstanding will automatically be converted into shares of Common Stock at the Conversion Rate. Outstanding shares of Series A, Series B, Series D and Series E Preferred Stock will also be automatically converted into shares of Common Stock at the Conversion Rate upon the occurrence of certain specific events, subject to certain terms and conditions, including an underwritten public offering or immediately prior to the consummation of a consolidation or merger of the Company with or into another corporation.

    Each share of Series C and Series C-1 Preferred Stock will automatically be converted into shares of Common Stock at the Conversion Rate immediately upon the consummation of an underwritten public offering of Common Stock of the Company, subject to certain terms and conditions, or on the date specified by written consent or agreement of the holders of 66 2/3% of the then outstanding shares of Series C and Series C-1 Preferred Stock, consenting or agreeing together as a single class.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. PREFERRED STOCK RIGHTS AND PREFERENCES (CONTINUED)
    The holder of any shares of Preferred Stock converted into common stock in connection with such a public offering or other transaction will be entitled to payment of all declared but unpaid dividends, if any, payable with respect to such shares up to and including the date of the closing of such public offering or other transaction.

    LIQUIDATION RIGHTS

    In the event of any liquidation, dissolution or winding up of the Company as defined ("Liquidation Event"), the stockholders of the Company are entitled to preferential liquidating distributions as follows:

ORDER OF DISTRIBUTION    STOCK CLASSIFICATION                        DISTRIBUTION PREFERENCE
----------------------  ----------------------  -----------------------------------------------------------------
First.................  Series E                $1.10 per share liquidation distribution
Second................  Series E, Series C and  $0.40 per share liquidation distribution
                          Series C-1
Third.................  All Preferred Stock     $3.00 per share liquidation distribution plus accumulated and unpaid dividends, if any
Fourth................  Common Stock            $.51 per share liquidation distribution
Fifth.................  Series C and C-1,       Remainder (Series C and C-1 subject to the limits noted below)
                          Common Stock

    Notwithstanding the foregoing, the aggregate amount per share to be received by the holders of Series C and Series C-1 Preferred Stock shall not exceed $8.00 if the Liquidation Event takes place on or before May 26, 1997 and $12.00 if the Liquidation Event occurs after May 26, 1997.

    DIVIDENDS AND VOTING RIGHTS

    Holders of Convertible Preferred Stock are entitled to receive dividends on an as-if-converted basis at the same rate as common stockholders, if and when declared. In addition, holders of Convertible Preferred Stock are entitled to a number of votes per share of Convertible Preferred Stock equal to the number of shares of Common Stock into which such shares of Convertible Preferred Stock are convertible. Holders of Convertible Preferred Stock vote together with the holders of Common Stock as a single class, except as otherwise required by law.

    REGISTRATION RIGHTS

    In the event that the Company completes an initial public offering of any of its securities, certain holders of Preferred Stock have demand registration rights, subject to certain terms and conditions. In addition, holders of the Series C and Series C-1 Preferred Stock have certain other demand registration rights. The registration rights granted to the holders of Series C and Series C-1 Preferred Stock will terminate after five years following the consummation of the sale of securities pursuant to a registration statement filed by the Company in connection with a firm commitment underwritten offering of its securities to the general public.

    The Company will bear the expenses of the registration of the investors' shares, except any underwriting discounts and commissions.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. COMMON STOCK, OPTIONS AND WARRANTS

    Since inception, the Company has sold Common Stock to certain officers, directors, employees, founding consultants and Scientific Advisory Board members. A portion of the shares purchased is subject to forfeiture, through calendar 1997, if certain vesting requirements are not satisfied.

    The Company has reserved sufficient shares of Common Stock for issuance upon the conversion of outstanding Preferred Stock and the exercise of stock options and stock warrants.

    In connection with the 1993 Private Placement Offering of Series A Preferred Stock, the Company sold, for nominal consideration, warrants to purchase from the Company 182,259 shares of Common Stock pursuant to the Placement Agency Agreement. The exercise price for shares purchased upon exercise of such warrants is $4.42 per share at December 31, 1996, as adjusted pursuant to "weighted average" anti-dilution provisions that are triggered if the Company sells shares of Common Stock or Common Stock Equivalents at a price per share less than $4.42 (except in the case of sales to employees, directors, consultants and other limited exceptions). Such warrants will be exercisable until September 24, 1998.

    In connection with the 1995 Private Placement Offering of Series D Preferred Stock, the Company sold, for nominal consideration, warrants to purchase from the Company 135,663 shares of Common Stock at an exercise price of $5.10 per share pursuant to an agreement with the European Placement Agent. A total of 89,381 warrants will be exercisable until December 1, 2002, and 46,282 will be exercisable until January 1, 2003. In addition, the Company also sold, for nominal consideration, warrants to purchase from the Company 190,776 shares of Common Stock at an exercise price of $5.10 per share to certain holders of Series A Preferred Stock. Such warrants will be exercisable until December 1, 2002.

    In connection with the 1996 Series E Preferred Stock sale, the Company sold, for nominal consideration, warrants to purchase from the Company 50,985 shares of Common Stock at an exercise price of 7.65 per share pursuant to an agreement with the European Placement Agent. Such warrants will be exercisable until January 1, 2003.

    The Company's 1993 Stock Option Plan was succeeded by the Company's 1994 Amended and Restated Stock Incentive Plan (together, the "Stock Plans"). The Stock Plans provide for the granting of restricted stock and option rights, consisting of incentive stock options or nonqualified stock options, to officers, employees, consultants and advisors to purchase shares of Common Stock at prices which may be equal to, less than or greater than such fair market value of the stock on the dates options are granted and vest over a period of up to four years. Options expire no more than ten years after grant. The Company has reserved 1,176,471 shares of Common Stock for issuance under the Stock Plans. As of December 31, 1996, a net total of 547,341 shares of restricted stock and options to purchase Common Stock have been granted under the Stock Plans and 70,306 shares are available for grant. As of December 31, 1996, a net total of 211,467 shares of restricted stock have been issued of which 114,706 shares are subject to certain vesting terms.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. COMMON STOCK, OPTIONS AND WARRANTS (CONTINUED)
    Stock option activity in the Stock Plans is as follows:

                                                                               WEIGHTED AVERAGE
                                                                   NUMBER OF    EXERCISE PRICE
                                                                    SHARES         PER SHARE
                                                                  -----------  -----------------
Balance, December 31, 1993......................................      60,294             .26
  Granted.......................................................      56,735             .56
  Exercised.....................................................        (735)            .02
  Forfeited.....................................................      --              --
                                                                  -----------
Balance, December 31, 1994......................................     116,294       $     .41
  Granted.......................................................      61,985             .75
  Exercised.....................................................     (16,103)            .02
  Forfeited.....................................................     (28,529)            .54
                                                                  -----------
Balance, December 31, 1995......................................     133,647             .58
  Granted.......................................................     188,947            2.02
  Exercised.....................................................     (34,117)            .29
  Forfeited.....................................................      (3,559)           1.31
                                                                  -----------
Balance, December 31, 1996......................................     284,918            1.56
                                                                  -----------
                                                                  -----------

    All options and restricted stock purchase awards for Common Stock were made at an exercise or purchase price equal to the fair market value at the date of grant in 1996 and 1995. At December 31, 1996 the range of exercise prices for all the outstanding stock options was $0.58 to $2.55. Of the outstanding options at December 31, 1996, 86,450 were exercisable at a weighted average exercise price of $.80 per share. At December 31, 1996, the weighted-average contractual life of all the outstanding stock options was 8.45 years.

    The Company adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, STOCK BASED COMPENSATION ("SFAS 123"), for its stock option plans. Had compensation cost for the Company's stock option plans been determined on the fair value on the date of grant for awards in 1995 and 1996, consistent with the provisions of SFAS 123, the Company's net loss for 1995 and 1996 would have increased by $23,844 and $58,437 (with no change in the net loss per share) respectively. The weighted average fair value at the date of grant for Common Stock options granted during 1995 and 1996 was $.54 and $1.56, respectively.

    The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

                                                                                       ALL YEARS
                                                                                      -----------
Expected life (years)...............................................................          5
Risk free interest rate.............................................................          7.5%
Volatility..........................................................................         100%
Dividend Yield......................................................................         N/A

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. COMMITMENTS

    FACILITY LEASE

    Rent expense was $114,707 and $120,636 for the years ended December 31, 1994 and 1995, respectively, and $236,903 for the period from inception to December 31, 1996. There was no recorded rent expense for the year ended December 31, 1996 because in January 1996 the Company relocated to a new facility, the lease for which was recorded as a capital asset with a related short and long-term liability.

    During January 1995, the Company entered into a sublease agreement with the Maryland Economic Development Corporation, whereby the Company agreed to relocate its principal offices and laboratories to Baltimore, Maryland. Certain site and tenant improvements, consisting of the construction of approximately 30,000 sq. ft. of office and wet lab facilities, were made to a portion of the building occupied by the Company.

    The initial lease term is 6 1/2 years, expiring in December 2001 and contains an initial extension term of 6 1/2 years plus two 5 year terms thereafter. The sublease also contains a purchase and an expansion option. The purchase option provides the Company with the right to purchase the entire facility, consisting of 185,000 sq. ft., for a purchase price ranging from $6.1 million to $6.7 million through June 30, 1998, plus additional payments associated with the site and tenant improvements. The expansion option provides the Company with the right to lease up to 50,000 additional sq. ft. through June 30, 1998 and a right of first offer as to other expansion space within the building. The Company occupied the facility in January 1996, upon completion of the tenant improvements.

    In consideration for arranging the financing and providing the guarantees discussed above, the Company granted to the State of Maryland (the "State") and City of Baltimore (the "City") warrants for the purchase of 33,000 shares of Series D Convertible Preferred Stock (convertible into an aggregate of 19,412 shares of Common Stock) at $3.00 per share for a term of seven years. As an additional incentive, the State and City purchased 233,338 shares of Series D Convertible Preferred Stock at $3.00 per share from the Company.

    EQUIPMENT LEASES

    The Company leases certain of its equipment under various financing arrangements. In February 1994, the Company entered into a Master Lease Line Agreement (the "Lease Line") with Dominion Ventures, Inc. ("Dominion") in the amount of $1,500,000, whereby the Company would use the Lease Line to acquire computers and laboratory equipment. During June 1995, pursuant to an amendment, the Company increased the Lease Line to $4,300,000. Lease terms range from 36 to 48 months.

    The Lease Line includes a grant by the Company to Dominion for a warrant to purchase 52,762 shares of Series A Convertible Preferred Stock (convertible into an aggregate of 31,036 shares of Common Stock) at a price of $3.00 per share. As additional consideration for the increase in the Lease Line to $4,300,000, the Company granted to Dominion a warrant to purchase up to 84,000 shares of Series D Preferred Stock (convertible into an aggregate of 49,412 shares of Common Stock) at a price of $3.00 per share. Both warrants are exercisable until the later of the tenth anniversary of the date of grant or the fifth anniversary of the Company's initial public offering.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. COMMITMENTS (CONTINUED)
    The terms of these facility and equipment arrangements meet the criteria requiring capitalization specified in Statement of Financial Accounting Standards No. 13, ACCOUNTING FOR LEASES. Included in the balance sheets are the following amounts at December 31, 1995 and 1996, for capitalized leases:

                                                                       1995         1996
                                                                    ----------  -------------
Research and development facility.................................  $   --      $   5,003,163
Computer and laboratory equipment.................................   1,007,057      3,000,827
Less accumulated amortization.....................................    (184,151)    (1,217,089)
                                                                    ----------  -------------
                                                                    $  822,906  $   6,786,901
                                                                    ----------  -------------
                                                                    ----------  -------------

    Future minimum annual rental commitments under these facility and equipment arrangements are as follows:

YEAR ENDED
DECEMBER 31                                                               FACILITY      EQUIPMENT        TOTAL
----------------------------------------------------------------------  -------------  ------------  -------------
1997..................................................................  $     580,415  $    985,585  $   1,566,000
1998..................................................................        580,415       935,313      1,515,728
1999..................................................................        601,359       532,284      1,133,643
2000..................................................................        608,817       144,824        753,641
2001..................................................................        616,537       --             616,537
Thereafter............................................................      4,329,798       --           4,329,798
                                                                        -------------  ------------  -------------
Total minimum lease payments..........................................      7,317,341     2,598,006      9,915,347
                                                                        -------------  ------------  -------------
Less amounts representing interest....................................     (2,502,862)     (388,708)    (2,891,570)
                                                                        -------------  ------------  -------------
Present value of minimum lease payments...............................  $   4,814,479  $  2,209,298  $   7,023,777
                                                                        -------------  ------------  -------------
                                                                        -------------  ------------  -------------

    AGREEMENTS

    The Company has entered into a Technology Transfer and License Agreement (the "License Agreement") with Case Western Reserve University ("CWRU") under which the Company has purchased any and all rights to certain human MSC and related technology and patents thereto and has an exclusive, worldwide license to newly developed MSC technology and patents developed by the scientific founders or persons working under their direction at CWRU since the Company's inception (the "CWRU Developed Technology"). The License Agreement is royalty-free as to purchased patents and requires the Company to pay royalties on revenues related to CWRU Developed Technology covered by issued patents with royalty payments commencing on the third anniversary of the date on which products are sold. As a result of the License Agreement, the Company currently owns three issued U.S. patents, numerous U.S. patent applications which are pending or in preparation and is licensed by CWRU on one issued U.S. patent and a number of other U.S. patent applications covering CWRU Developed Technology. The Company has also commenced filing its own patent applications relating to composition-of-matter for MSC products, clinical uses for MSC technology and its delivery thereof.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. COMMITMENTS (CONTINUED)
    In October 1994, the Company agreed to enter into a sponsored Research Agreement and extensions to consulting agreements with the founding scientists that will provide $1,440,000 in funding for mesenchymal stem cell research in their laboratories over a three-year period ($120,000 per quarter) commencing in January 1995. The Company will receive exclusive, worldwide rights to any intellectual property resulting from such research that is not already the subject of the Technology Transfer and License Agreement between CWRU and the Company.

10. GRYPHON PHARMACEUTICALS, INC.

    In December 1994, the Company entered into a Share Purchase Agreement, Stockholders Agreement and Registration Rights Agreement (the "Gryphon Agreement") with The Johns Hopkins University School of Medicine ("JHU") for research funding and the purchase of equity in Gryphon Pharmaceuticals, Inc. ("Gryphon"), a newly incorporated entity. Gryphon, a Delaware corporation, is engaged in the research and development of human hematopoietic stem cell and progenitor cell growth factors, regulatory molecules and the biopharmaceuticals based on these molecules. Pursuant to the Gryphon Agreement:

    - The Company purchased 3,000,000 shares of Gryphon Series A Convertible Preferred Stock entitling the Company to 65% voting control.

    - The Company was issued a warrant to purchase 1,000,000 shares of Gryphon common stock at $.01 per share, subject to certain terms and conditions.

    - The Company will provide Gryphon with $1,200,000 in research funding over a three-year period through 1997. In addition, at the option of Gryphon, the Company will provide $1,000,000 in contingent funding over a two-year period in the form of a loan if certain financing milestones are not achieved. Gryphon will use all such research support money to fund work at the JHU laboratories of Drs. Curt I. Civin and Donald Small to further develop core licensed technologies. During 1996 and 1995, the Company paid $425,000 and $490,000, respectively, to Gryphon for research funding at JHU.

    - Gryphon entered into a License Agreement with JHU regarding rights to commercially develop, manufacture and distribute products resulting from the funded research.

    The Company and Gryphon entered into a separate cross-license agreement, specifying that Gryphon discoveries relating to mesenchymal stem cells will be licensed to the Company and jointly-owned discoveries relating to hematopoiesis will be licensed to Gryphon.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. ACCRUED EXPENSES

    Accrued expenses of the Company consist of the following:

                                                                           1995        1996
                                                                        ----------  ----------
Accrued external research.............................................  $  197,400  $  353,205
Accrued private placement agent fees..................................     200,000      --
Accrued professional fees.............................................     121,250      --
Other.................................................................     132,545     244,216
                                                                        ----------  ----------
                                                                        $  651,195  $  597,421
                                                                        ----------  ----------
                                                                        ----------  ----------

12. DEFINED CONTRIBUTION PLAN

    In 1994, the Company adopted a 401(k) plan available to all employees. Employee contributions are voluntary and are determined on an individual basis up to the amount allowable under federal tax regulations. Employer contributions to the plan are at the discretion of management. Employer contributions vest over a seven-year period, beginning after the third year of eligibility. No employer contributions have been made to date.

13. RESEARCH COLLABORATION AGREEMENTS

    In June 1996, the Company was awarded a sole source, $6,000,000, three year research agreement from the U.S. Defense Advanced Research Projects Agency ("DARPA"). Annual funding of $2,000,000 from DARPA will be supplemented by approximately $1,000,000 of cost-sharing contributions from the Company in the form of equipment and indirect costs. The research is aimed at developing human mesenchymal stem cell systems genetically engineered for the sequential release of multiple vaccines and the recognition and neutralization of toxic or infectious agents. Under the agreement, the Company retains worldwide intellectual property and commercialization rights subject to a non-exclusive, paid-up license to the U.S. government. During 1996, the Company recognized $1,025,289 of revenue pursuant to the agreement with DARPA.

14. UNAUDITED INFORMATION

    BASIS OF PRESENTATION

    The unaudited interim consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. The unaudited interim consolidated financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the consolidated financial position, results of operations and changes in cash flows as of and at the end of the periods presented. The unaudited interim consolidated financial information should be read in conjunction with the audited consolidated financial statements and related notes thereto, appearing elsewhere herein.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. UNAUDITED INFORMATION (CONTINUED)
The results for the interim periods presented are not necessarily indicative of results to be expected for the full year.

    Unaudited pro forma financial information gives effect to the conversion of all outstanding shares of Preferred Stock into 5,510,002 shares of Common Stock.

    Pro forma net loss per share was $1.10 and $0.35, respectively, for the year ended December 31, 1996 and the nine months ended September 30, 1997. The pro forma weighted average shares outstanding were 7,465,776 and 8,353,200, respectively, for the year ended December 31, 1996 and the nine months ended September 30, 1997.

    Pro forma net loss per share is based upon the net loss and the weighted average number of common shares and common share equivalents outstanding during that period. Common shares and common share equivalents issued by the Company at prices below the public offering price during the twelve-month period preceding the proposed offering date have been included in the calculation as if they were outstanding for all periods presented using the treasury stock method. Common share equivalents issued by the Company prior to the aforementioned twelve-month period have not been included in the per share calculation because their inclusion would be anti-dilutive. Upon completion of the Company's proposed initial public offering, all 9,268,963 shares of Preferred Stock will automatically convert into 5,510,002 shares of Common Stock. As a result, all outstanding shares of Preferred Stock are assumed to have been converted to Common Stock at the time of issuance, except for those shares issued during the aforementioned twelve-month period which are treated as outstanding for all periods presented.

    NOVARTIS AGREEMENT

    In June 1997, the Company entered into a research and licensing agreement with Novartis Pharmaceuticals Corporation ("the Novartis Agreement") for the development of MSC products for osteoporosis, osteoarthritis, cartilage injury and selected gene therapy applications. Pursuant to the Novartis Agreement, the Company is entitled, subject to certain conditions, to receive up to $50,000,000 during the five-year period of the agreement for research and development funding of certain portions of the Company's bone, cartilage and gene therapy research programs. The Company could also receive milestone payments of $93,000,000 if it achieves all of its development and regulatory objectives. In addition, Novartis paid the Company an initial up-front payment of $3,000,000 and purchased 692,059 shares of Common Stock for $10,000,250.

    In return, Novartis received exclusive worldwide rights to use and sell certain MSC products developed in the osteoporosis, osteoarthritis, cartilage injury and gene therapy fields. Novartis is required to pay the Company royalties based upon net sales, if any, for such products. The Company has retained the option to manufacture MSC products in the osteoporosis, osteoarthritis and cartilage therapy field at cost plus a percentage profit, subject to certain conditions.

    Under the Novartis Agreement, in addition to making the equity investment and the research and milestone payments noted above, Novartis is responsible for funding the cost of all clinical development, regulatory submissions, marketing, sales and manufacturing (excluding North America) of MSC products, if any, developed pursuant to the collaborations. As a result of these collaborations, the Company is dependent upon Novartis to seek regulatory approvals for, to conduct trials and to determine the ultimate commercialization of the MSC products subject to the collaboration.

                   OSIRIS THERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. UNAUDITED INFORMATION (CONTINUED)
    Pursuant to the Novartis Agreement, the $3,000,000 initial up-front payment was recorded as income in the quarter ended June 30, 1997. Under the Agreement, the up-front payment is neither allocable, refundable nor creditable against any future obligations and thus is recordable as immediate income. Through September 30, 1997, the Company has received $5,000,000 of research and development funding from Novartis, of which $3,418,769 has been deferred in accordance with the Company's revenue recognition policy. The milestone payments will be earned and recognized as income upon the occurrence of the specific regulatory or development events to which they relate. Under the Agreement, milestone payments are creditable in part against future royalty obligations, and thus the Company will record appropriate deferrals of portions of future milestone payments.

    OTHER AGREEMENTS

    In March 1997, the Company was awarded a $750,000 Phase II Small Business Innovation Research Grant for a two-year continuation of research into tendon regeneration.

    In May 1997, the Company's cost sharing contribution to DARPA was increased to $1.6 million per annum.

    In July 1997, the Company entered into a three-year $1,000,000 agreement with the Centro di Biotechnologie Avanzate whereby the Company will help fund research and development activities related to: (i) regeneration of stroma and other elements of bone marrow following chemotherapy; (ii) regeneration of bone which has been depleted by cancer chemotherapy or osteoporosis; and (iii) regeneration of damaged skeletal and connective tissue in orthopedic applications.

    COMMON STOCK OPTIONS

    Stock option activity for the nine months ended September 30, 1997 was as follows:

                                                                              WEIGHTED AVERAGE
                                                                               EXERCISE PRICE
                                                           NUMBER OF SHARES       PER SHARE
                                                           -----------------  -----------------
Balance, December 31, 1996...............................         284,918         $    1.56
  Granted................................................         196,647              5.41
  Exercised..............................................         (12,308)             7.85
  Forfeited..............................................          (6,353)             2.87
                                                                 --------
Balance, September 30, 1997..............................         462,904         $    1.80
                                                                 --------
                                                                 --------

    The Company calculated deferred compensation expense of $200,325 related to certain options granted during the nine months ended September 30, 1997 and has recognized compensation expense over the vesting period of those stock options.

[ARTWORK DEPICTING MESENCHYMAL STEM CELL DIFFERENTIATION INTO VARIOUS CONNECTIVE
                                    TISSUE]

    MESENCHYMAL STEM CELL (MSCS) ARE ISOLATED, PURIFIED AND EXPANDED IN THE COMPANY'S CELL PROCESSING FACILITIES. MSCS CAN DIFFERENTIATE INTO CHONDROCYTES (CARTILAGE); OSTEOCYTES (BONE); TENOCYTES (TENDON); OR ADIPOCYTES (FAT). PHOTOGRAPHS SHOW SPECIFIC MARKERS FOR EACH TISSUE: CARTILAGE (TYPE II COLLAGEN IN GREEN); BONE (MINERALIZED BONE MATRIX IN BLUE); TENDON (CRIMP PATTERN OF NEW TENDON UNDER POLARIZED LIGHT); AND FAT (LIPID VACUOLES IN RED).

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any of the Underwriters. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, those to which it relates in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to its date.

                               TABLE OF CONTENTS
                  -------------------------------------------

Prospectus Summary..............................          3
Risk Factors....................................          7
Use of Proceeds.................................         16
Dividend Policy.................................         16
Dilution........................................         17
Capitalization..................................         18
Selected Financial Data.........................         19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         20
Business........................................         24
Management......................................         46
Certain Transactions............................         58
Principal Stockholders..........................         60
Description of Capital Stock....................         61
Shares Eligible for Future Sale.................         65
Underwriting....................................         66
Legal Matters...................................         67
Experts.........................................         67
Additional Information..........................         68
Glossary of Scientific Terms....................         69
Index to Consolidated Financial Statements......        F-1

Until            , 1997 (25 days after the commencement of the Offering), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS                                                                , 1997

                                2,500,000 Shares

                                     [LOGO]

                                  Common Stock

                          SBC WARBURG DILLON READ INC.
                               HAMBRECHT & QUIST

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all fees and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.

                                                                                      AMOUNT
                                                                                    ----------
Securities and Exchange Commission registration fee...............................  $   11,326
NASD filing fee...................................................................       4,611
Nasdaq National Market fee........................................................      50,000
Blue sky qualification fees and expenses..........................................      20,000
Accounting fees and expenses......................................................     110,000
Legal fees and expenses...........................................................     275,000
Printing and engraving expenses...................................................     115,000
Transfer agent and registrar fees.................................................       7,500
Miscellaneous expenses............................................................      56,937
                                                                                    ----------
    Total.........................................................................  $  650,000
                                                                                    ----------
                                                                                    ----------

------------------------

*   To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Restated Certificate of Incorporation, as amended, (the "Charter") provides for the indemnification of the Company's directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Charter and Bylaws, as amended, of the Company and the Delaware General Corporation Law, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

    The Charter limits the personal liability of the Company's directors to the fullest extent permitted by the Delaware General Corporation Law. Therefore, the directors of the Company are not personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock; or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

    Additionally, the Company has entered into indemnification agreements, in the form attached hereto as Exhibit 10.31 with certain of its directors, officers and other key personnel, which may, in certain cases, be broader than the specific indemnification provisions contained under applicable law. The indemnification agreement may require the Company, among other things, to indemnify such officers, directors and key personnel against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the Company, to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified and to cover such officers, directors and key employees under the Company's directors' and officers' liability insurance policies to the maximum extent that insurance coverage is maintained. The Company maintains an insurance policy, providing an aggregate of $2,000,000 in coverage, insuring all of its directors and officers against certain liabilities arising from actions taken in their official capacities as directors and officers.

    The Underwriting Agreement, in the form attached hereto as Exhibit 1.1, provides for the indemnification of directors, officers, employees, agents and controlling persons of the Company by the Underwriters under certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    On December 1, 1994, the Company entered into a three-year consulting agreement with Max Link, Ph.D., Chairman of the Company's Board of Directors. The agreement entitled Dr. Link to purchase a total of 47,059 shares of Common Stock at a price of $0.58 per share and to purchase 100,000 shares of Series D Preferred Stock for $2.55 per share.

    On January 18, 1995, the Company entered into a Sublease Agreement with the Maryland Economic Development Corporation ("MEDCO") for 30,000 square feet of renovated laboratory and office space in Baltimore, Maryland. Under the Sublease Agreement and related agreements, MEDCO (together with the City of Baltimore) guaranteed renovation bond financing for up to $3,600,000 to renovate the Company's facilities. As part of the transaction, the State of Maryland and the City of Baltimore purchased $700,000 of the Series D Preferred Stock and received warrants to purchase 33,000 shares of Series D Preferred Stock at an exercise price of $3.00 per share.

    On various dates in 1995 and 1996, the Company sold 3,599,070 shares of Series D Preferred Stock for an aggregate of $10,623,004 to various existing and new investors. In connection with these sales, the Company sold, for nominal consideration, warrants to purchase 135,586 shares of Common Stock at an exercise price of $5.10 per share pursuant to an agreement with the European Placement Agent.

    On various dates in 1996, the Company sold 2,246,224 shares of Series E Preferred Stock for an aggregate of $10,108,004 to various existing and new investors. In connection with these sales, the Company sold, for nominal consideration, warrants to purchase 50,985 shares of Common Stock at an exercise price of $7.65 per share pursuant to an agreement with the European Placement Agent.

    On June 16, 1997, the Company issued and sold 692,059 shares of Common Stock to Novartis Pharma AG ("Novartis") for $10,000,250. In addition, the Company entered into a Research and Licensing Agreement with Novartis Pharmaceuticals Corporation, the U.S. affiliate of Novartis, pursuant to which Novartis Pharmaceuticals Corporation paid the Company an initial up-front payment of $3,000,000 for rights to the MSC technology in the fields of treating degenerative diseases, regenerating cartilage and certain gene therapy applications. In exchange, the Company will receive, subject to certain conditions, up to $50,000,000 over five years for research and development funding of certain portions of the Company's bone, cartilage and gene therapy research programs.

    Since June 30, 1994, the Company has granted an aggregate of 11,765 shares of Common Stock to its directors as compensation for attending Board of Director meetings.

    On July 28, 1997, in a connection with the commencement of his service on the Board of Directors, the Company sold to Jack L. Bowan 11,029 shares of Common Stock at $8.50 per share. The purchase amount of $93,750 was loaned to Mr. Bowman by the Company.

    The issuances described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

  EXHIBIT
    NO.                                               DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------

       1.1   Form of Underwriting Agreement.

       3.1   Form of Restated Certificate of Incorporation, as amended.**

     3.1.1   Form of Amendment to Restated Certificate of Incorporation, as amended.

     3.1.2   Form of Amendment to Restated Certificate of Incorporation, as amended.

       3.2   Form of Bylaws, as amended.**

       4.1   Specimen Common Stock Certificate.

       5.1   Opinion of Hogan & Hartson L.L.P. with respect to the legality of the securities being registered.

      10.1   Share Purchase Agreement for Gryphon Pharmaceuticals, Inc. stock, dated December 23, 1994, by and between the Company and The Johns Hopkins University.**

      10.2   Stockholders Agreement for Gryphon Pharmaceuticals, Inc., dated December 23, 1994, by and between the Company and The Johns Hopkins University.**

      10.3   Registration Rights Agreement for Gryphon Pharmaceuticals, Inc. stock, dated December 23,
             1994, by and between the Company and The Johns Hopkins University.**

      10.4   Form of Registration Rights Agreement by and among the Company and the Investors in the
             Series C Convertible Preferred offering.**

      10.5   Form of Registration Rights Agreement by and among the Company and the Investors in the
             Series D Convertible Preferred offering.**

      10.6   Form of Registration Rights Agreement by and among the Company and the Investors in the
             Series E Convertible Preferred offering.**

      10.7   Stock Purchase Agreement, dated June 16, 1997, by and between the Company and Novartis Pharma
             AG.**

      10.8   Technology Transfer and License Agreement, dated March 31, 1993, by and between the Company and Case Western Reserve University.+

      10.9   Research and License Agreement, dated December 23, 1994, by and between Gryphon
             Pharmaceuticals, Inc. and The Johns Hopkins University.+

     10.10   License Agreement, dated December 23, 1994, by and between the Company and Gryphon
             Pharmaceuticals, Inc.+

     10.11   Research Agreement, dated February 22, 1995, by and between the Company and Case Western
             Reserve University.+

     10.12   Material Transfer and Research Agreement, dated April 1, 1995, by and between the Company and the Fred Hutchinson Cancer Research Center, with amendments.**

     10.13   Research Contract, dated June 11, 1996, as amended on May 31, 1997, by and between the
             Company and the Defense Advanced Research Projects Agency.+

     10.14   Clinical Study Support Agreement, dated October 28, 1996, by and between the Company,
             University Hospitals of Cleveland, Ireland Cancer Center and Case Western Reserve
             University.**

     10.15   Research and Licensing Agreement, dated June 16, 1997, by and between the Company and
             Novartis Pharmaceuticals Corporation.+

     10.16   Master Equipment Lease Agreement, dated as February 28, 1994 and as amended on June 20, 1995, by and between Dominion Ventures, Inc. and Osiris Therapeutics, Inc.**

  EXHIBIT
    NO.                                               DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------
     10.17   Master Lease Agreement, dated January 18, 1995, by and between Saga Limited Partnership and
             Maryland Economic Development Corporation.**

     10.18   Sublease Agreement effective January 18, 1995, as amended on June 2, 1995, by and between
             Maryland Economic Development Corporation and Osiris Therapeutics, Inc.**

     10.19   Financing and Construction Loan Agreement, dated as of June 2, 1995, by and among Maryland
             Economic Development Corporation, The Whiting-Turner Contracting Company, Mayor and City
             Council of Baltimore, Signet Trust Company and the Company.**

     10.20   Loan Agreement, dated June 1, 1995, by and between the Company and Signet Bank/ Maryland.**

     10.21   Consulting Agreement, dated March 11, 1993, by and between the Company and Arnold I. Caplan,
             Ph.D.**

     10.22   Consulting Agreement, dated March 11, 1993, by and between the Company and Victor M.
             Goldberg, M.D.**

     10.23   Consulting Agreement, dated March 11, 1993, by and between the Company and Stephen
             Haynesworth, Ph.D.**

     10.24   Employment Agreement, dated March 11, 1993, as amended, by and between the Company and James
             S. Burns.**

     10.25   Employment Agreement, dated October 1, 1994, by and between the Company and Daniel R.
             Marshak, Ph.D.**

     10.26   Consulting Agreement, dated November 23, 1994, by and between the Company and Max Link,
             Ph.D.**

     10.27   1994 Amended and Restated Stock Incentive Plan, as amended, and form of Stock Option
             Agreements.**

     10.28   Consulting Agreement, dated November 1, 1995, by and between the Company and Friedli
             Corporate Finance AG.**

     10.29   Employment Agreement, dated November 1, 1996, by and between the Company and Michael J.
             Demchuk, Jr.**

     10.30   Employment Agreement, dated June 1, 1997, by and between the Company and David J. Fink,
             Ph.D.**

     10.31   Form of Indemnification Agreement.**

     10.32   Research Agreement between the Company and the Centro di Biotecnologie Avanzate.+

     10.33   1993 Stock Option Plan.

      11.1   Statement re computation of pro forma net loss per share.**

      21.1   Subsidiaries.**

      23.1   Consent of Coopers & Lybrand L.L.P.

      23.2   Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).

      23.3   Consent of Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein, P.A.

      24.1   Power of Attorney (see page II-6).**

      27.1   Financial Data Schedule.**

------------------------

*   To be filed by amendment.

**  Previously filed.

+ Portions have been omitted pursuant to a request for confidential treatment. Unredacted agreement has been submitted to the Commission.

    (b) Financial Statement Schedules

    Schedules have been omitted because the information required to be set forth therein is not applicable or is included elsewhere in the Consolidated Financial Statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on the 25th day of November, 1997.

                                OSIRIS THERAPEUTICS, INC.

                                By:              /s/ JAMES S. BURNS
                                     -----------------------------------------
                                                   James S. Burns
                                        President, Chief Executive Officer,
                                               Treasurer and Director
                                           (Principal Executive Officer)

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on the 25th day of November, 1997.

             NAME                          TITLE
------------------------------  ---------------------------

                                President, Chief Executive
      /s/ JAMES S. BURNS          Officer,
------------------------------    Treasurer and Director
        James S. Burns            (Principal Executive
                                  Officer)

                                Vice President & Chief
                                  Financial
 /s/ MICHAEL J. DEMCHUK, JR.      Officer, Secretary and
------------------------------    Assistant Treasurer
   Michael J. Demchuk, Jr.        (Principal Financial and
                                  Accounting Officer)

              *                 Chairman of the Board
------------------------------
       Max Link, Ph.D.

              *                 Director
------------------------------
        Jack L. Bowman

              *                 Director
------------------------------
        Peter Friedli

              *                 Director
------------------------------
      Mark Novitch, M.D.

 *By:         /s/ MICHAEL J.
         DEMCHUK, JR.
------------------------------
   Michael J. Demchuk, Jr.
       Attorney-in-Fact

                                 EXHIBIT INDEX

  EXHIBIT
    NO.                                               DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------

       1.1   Form of Underwriting Agreement.

       3.1   Form of Restated Certificate of Incorporation, as amended.**

     3.1.1   Proposed Form of Amendment to Restated Certificate of Incorporation, as amended.

     3.1.2   Form of Amendment to Restated Certificate of Incorporation, as amended.

       3.2   Form of Bylaws, as amended.**

       4.1   Specimen Common Stock Certificate.

       5.1   Opinion of Hogan & Hartson L.L.P. with respect to the legality of the securities being registered.

      10.1   Share Purchase Agreement for Gryphon Pharmaceuticals, Inc. stock, dated December 23, 1994, by and between the Company and The Johns Hopkins University.**

      10.2   Stockholders Agreement for Gryphon Pharmaceuticals, Inc., dated December 23, 1994, by and between the Company and The Johns Hopkins University.**

      10.3   Registration Rights Agreement for Gryphon Pharmaceuticals, Inc. stock, dated December 23,
             1994, by and between the Company and The Johns Hopkins University.**

      10.4   Form of Registration Rights Agreement by and among the Company and the Investors in the
             Series C Convertible Preferred offering.**

      10.5   Form of Registration Rights Agreement by and among the Company and the Investors in the
             Series D Convertible Preferred offering.**

      10.6   Form of Registration Rights Agreement by and among the Company and the Investors in the
             Series E Convertible Preferred offering.**

      10.7   Stock Purchase Agreement, dated June 16, 1997, by and between the Company and Novartis Pharma
             AG.**

      10.8   Technology Transfer and License Agreement, dated March 31, 1993, by and between the Company and Case Western Reserve University.+

      10.9   Research and License Agreement, dated December 23, 1994, by and between Gryphon
             Pharmaceuticals, Inc. and The Johns Hopkins University.+

     10.10   License Agreement, dated December 23, 1994, by and between the Company and Gryphon
             Pharmaceuticals, Inc.+

     10.11   Research Agreement, dated February 22, 1995, by and between the Company and Case Western
             Reserve University.+

     10.12   Material Transfer and Research Agreement, dated April 1, 1995, by and between the Company and the Fred Hutchinson Cancer Research Center, with amendments.**

     10.13   Research Contract, dated June 11, 1996, as amended on May 31, 1997, by and between the
             Company and the Defense Advanced Research Projects Agency.+

     10.14   Clinical Study Support Agreement, dated October 28, 1996, by and between the Company,
             University Hospitals of Cleveland, Ireland Cancer Center and Case Western Reserve
             University.**

     10.15   Research and Licensing Agreement, dated June 16, 1997, by and between the Company and
             Novartis Pharmaceuticals Corporation.+

     10.16   Master Equipment Lease Agreement, dated as February 28, 1994 and as amended on June 20, 1995, by and between Dominion Ventures, Inc. and Osiris Therapeutics, Inc.**

  EXHIBIT
    NO.                                               DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------
     10.17   Master Lease Agreement, dated January 18, 1995, by and between Saga Limited Partnership and
             Maryland Economic Development Corporation.**

     10.18   Sublease Agreement effective January 18, 1995, as amended on June 2, 1995, by and between
             Maryland Economic Development Corporation and Osiris Therapeutics, Inc.**

     10.19   Financing and Construction Loan Agreement, dated as of June 2, 1995, by and among Maryland
             Economic Development Corporation, The Whiting-Turner Contracting Company, Mayor and City
             Council of Baltimore, Signet Trust Company and the Company.**

     10.20   Loan Agreement, dated June 1, 1995, by and between the Company and Signet Bank/ Maryland.**

     10.21   Consulting Agreement, dated March 11, 1993, by and between the Company and Arnold I. Caplan,
             Ph.D.**

     10.22   Consulting Agreement, dated March 11, 1993, by and between the Company and Victor M.
             Goldberg, M.D.**

     10.23   Consulting Agreement, dated March 11, 1993, by and between the Company and Stephen
             Haynesworth, Ph.D.**

     10.24   Employment Agreement, dated March 11, 1993, as amended, by and between the Company and James
             S. Burns.**

     10.25   Employment Agreement, dated October 1, 1994, by and between the Company and Daniel R.
             Marshak, Ph.D.**

     10.26   Consulting Agreement, dated November 23, 1994, by and between the Company and Max Link,
             Ph.D.**

     10.27   1994 Amended and Restated Stock Incentive Plan, as amended, and form of Stock Option
             Agreements.**

     10.28   Consulting Agreement, dated November 1, 1995, by and between the Company and Friedli
             Corporate Finance AG.**

     10.29   Employment Agreement, dated November 1, 1996, by and between the Company and Michael J.
             Demchuk, Jr.**

     10.30   Employment Agreement, dated June 1, 1997, by and between the Company and David J. Fink,
             Ph.D.**

     10.31   Form of Indemnification Agreement.**

     10.32   Research Agreement between the Company and the Centro di Biotecnologie Avanzate.+

     10.33   1993 Stock Option Plan.

      11.1   Statement re computation of pro forma net loss per share.**

      21.1   Subsidiaries.**

      23.1   Consent of Coopers & Lybrand L.L.P.

      23.2   Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).

      23.3   Consent of Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein, P.A.

      24.1   Power of Attorney (see page II-6).**

      27.1   Financial Data Schedule.**

------------------------

*   To be filed by amendment.

**  Previously filed.

+ Portions have been omitted pursuant to a request for confidential treatment. Unredacted agreement has been submitted to the Commission.